Exhibit 10.18

CONFIDENTIAL
EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

By and Between

SANOFI-AVENTIS

and

MERRIMACK PHARMACEUTICALS, INC.

i

Section 8.9 Late Payments	51
Section 8.10 Tax Withholding	51
Section 8.11 Blocked Payments	52

Article IX
Intellectual Property Ownership, Protection and Related Matters	52
Section 9.1 Ownership of Inventions	52
Section 9.2 Prosecution and Maintenance of Patent Rights	53
Section 9.3 Third Party Infringement	55
Section 9.4 Claimed Infringement	56
Section 9.5 Patent Invalidity Claim	56
Section 9.6 Certification Under Drug Price Competition and Patent Restoration Act	57
Section 9.7 Patent Marking	57

Article X
Confidentiality	57
Section 10.1 Confidential Information	57
Section 10.2 Employee, Director, Consultant and Advisor Obligations	58
Section 10.3 Publicity	58
Section 10.4 Other Disclosures	59
Section 10.5 Publications	60
Section 10.6 Clinical Trial Registry	61
Section 10.7 Term	61

Article XI
Representations and Warranties	61
Section 11.1 Representations and Warranties of Both Parties	61
Section 11.2 Representations and Warranties of MERRIMACK	62
Section 11.3 Mutual Covenants	64
Section 11.4 Additional Covenants of MERRIMACK	64
Section 11.5 DISCLAIMER	65

Article XII
Term and Termination	65
Section 12.1 Term	65
Section 12.2 Survival of Licenses	65
Section 12.3 No Effectiveness Upon HSR Denial	65
Section 12.4 Termination For Material Breach	65
Section 12.5 Termination by SANOFI-AVENTIS for Convenience	66
Section 12.6 Termination by MERRIMACK for SANOFI-AVENTIS Patent Challenge	66
Section 12.7 Effects of Termination by MERRIMACK for SANOFI-AVENTIS Uncured Breach or SANOFI-AVENTIS Patent Challenge, or Termination by SANOFI-AVENTIS of Entire Agreement for Convenience	66
Section 12.8 Effects of Termination with Respect to One or More, but Not All, Licensed Products, Major Territories or Countries by SANOFI-AVENTIS for Convenience	68
Section 12.9 Licensing/Sublicensing Revenues	70

v

Exhibits

Exhibit A-1 - Diagnostic Patent Rights

Exhibit A-2 - Therapeutic Patent Rights

Exhibit A-3 – Licensed Technology

Exhibit B - Listed Third Party Patents

Exhibit C - Description of MM-121

Exhibit D – Co-Promotion Guidelines

Exhibit E – Certain Requirements Under PHS Agreement

Exhibit F-1 – MERRIMACK Press Release

Exhibit F-2 – SANOFI-AVENTIS Press Release

Exhibit G – Required MERRIMACK Patent Filing Countries

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”), dated the 30th day of September, 2009 (the “Execution Date”), is by and between SANOFI-AVENTIS, a French corporation with its principal offices at 174 avenue de France, 75013 Paris, France (“SANOFI-AVENTIS”), and MERRIMACK PHARMACEUTICALS, INC., a Massachusetts corporation with its principal offices at One Kendall Square, Suite B7201, Cambridge, MA 02139-1670, U.S.A. (“MERRIMACK”).

INTRODUCTION

1.             MERRIMACK has rights to a monoclonal antibody, known as MM-121, with binding affinity to the ErbB3 protein, as more specifically described below.

2.             SANOFI-AVENTIS is engaged in the research, development, manufacture and commercialization of products for human and animal diseases and disorders.

3.             SANOFI-AVENTIS and MERRIMACK are interested in collaborating in the development and commercialization of products comprised of MM-121 and potentially other monoclonal antibodies targeting ErbB3 on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, SANOFI-AVENTIS and MERRIMACK agree as follows:

Article I
Definitions

For purposes of clarity, when used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1             “Affiliate”.  Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person, or (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2             “Bankruptcy Code”.  Bankruptcy Code means 11 U.S.C. §§ 101-1330 of the U.S. Bankruptcy Code, as amended, and similar laws governing bankruptcy and insolvency in countries outside the United States.

Section 1.3             “Business Day”.  Business Day means a day on which banking institutions in Boston, Massachusetts, United States, and in France are open for business, excluding any Saturday or Sunday.

Section 1.4             “[**] Sublicense Agreement”.  [**] Sublicense Agreement means the Sublicense Agreement, dated as of [**], by and between [**] and MERRIMACK.

Section 1.5             “Collaboration Compound”.  Collaboration Compound means (a) MM-121, (b) [**], and (c) any Back-Up Compound designated in accordance with Section 3.3.

Section 1.6             “Commercialization Plan”.  Commercialization Plan means the sales and marketing plan for Co-Promoted Products in the USA, as prepared, updated and amended from time to time in accordance with Section 2.1(b), Section 2.3(e) and Section 5.4(a).  As long as MERRIMACK does not opt out of or terminate the Co-Promotion of a given Co-Promoted Product hereunder, the Commercialization Plan shall include an allocation of Co-Promotion activities of each Party with respect to such Co-Promoted Product(s), budgets and timelines for marketing and promotion activities in the USA, product positioning, marketing strategy, product labeling strategy, general pricing and readjustment strategy.

Section 1.7             “Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means, with respect to the performing Party, the carrying out of obligations of such Party in a diligent, expeditious and sustained manner, including the allocation of commercially reasonable personnel and financial resources, but in no event less than such level of resources that (in the case of SANOFI-AVENTIS) pharmaceutical and major biotechnology companies or (in the case of MERRIMACK) comparable biotechnology companies typically devote to their own internally discovered products, to which they solely own all rights without financial obligations to any licensor, of similar market potential at a similar stage in its development or product life, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing the Collaboration Compound or Licensed Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of the Collaboration Compound or Licensed Product, the regulatory requirements involved and the potential profitability for the performing Party of the Collaboration Compound or Licensed Product marketed or to be marketed.

Section 1.8             “Completion of PoC”.  Completion of PoC means, as to a particular Collaboration Compound or Licensed Product for a given indication, completion of the first PoC Phase II Study that generates favorable data as to efficacy of such Collaboration Compound or Licensed Product for such indication.

Section 1.9             “Confidential Information”.  Confidential Information means all Know-How or other confidential or proprietary information of a Party that is disclosed (whether in written, graphic, oral, electronic or other form) by or on behalf of such Party to the other Party pursuant to this Agreement, including information regarding a Party’s or its licensor’s technology, products, business, business plans, financial status, biological substances, chemical substances, formulations, techniques, methodology, equipment, sources of supply and patent positioning.  The status, prospects or objectives regarding the Development Program, Collaboration Compounds or Licensed Products shall be deemed “Confidential Information” of both Parties.  All information disclosed prior to the Effective Date by or on behalf of either Party under, and subject to, the confidentiality agreement between MERRIMACK and SANOFI-AVENTIS dated June 12, 2009 (the “Confidentiality Agreement”) shall be deemed “Confidential Information” of the disclosing Party hereunder.

Section 1.10           “Control” or “Controlled”.  Control or Controlled means with respect to any Know-How, Patent Right or other intellectual property right, the possession (whether by license (other than pursuant to this Agreement) or ownership, or control over an Affiliate with such a license or ownership) by a Party of the ability to grant to the other Party access or a license as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

Section 1.11           “Co-Promote”.  Co-Promote, Co-Promoting or Co-Promotion means the joint marketing and promotion (including detailing but excluding invoicing) of Co-Promoted Products in the USA as further described in Article V.

Section 1.12           “Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, with respect to a Patent Right, that, but for a license granted to a Party under a Valid Claim included in such Patent Right, the practice by such Party of any invention claimed in such Patent Right would infringe such Valid Claim.

Section 1.13           “Development Program”.  Development Program means the pre-clinical, clinical and other research, development, regulatory and pre-commercial manufacturing activities of the Parties directed to Collaboration Compounds and Licensed Products and undertaken in accordance with the Global Development Plan.

Section 1.14           “Development Term”.  Development Term means the term commencing on the Effective Date and ending upon the earlier of (a) [**], or (b) the [**] anniversary of the Effective Date; provided that, as long as the Development Program remains active as to one or more Collaboration Compounds or Licensed Products, the Parties may elect, by mutual agreement, to extend the Development Term for consecutive one-year periods, until the completion or earlier termination of the Development Program.

Section 1.15           “Diagnostic Patent Rights”.  Diagnostic Patent Rights means (a) the patent applications that are listed in Exhibit A-1, (b) any divisionals, continuations, continuations-in-part, provisionals, or substitute applications with respect to any patent applications listed in Exhibit A-1, (c) any patent issued with respect to any of the foregoing, including utility patents, utility models, design patents and certificates of invention, (d) any reissue, reexamination, renewal, extension (including any supplemental patent certificate) or addition with respect to any of the foregoing, and (e) any Patent Rights other than those included in sub-paragraphs (a) through (d) that are Controlled by Merrimack, itself or jointly with SANOFI-AVENTIS, at any time after the Effective Date during the Term and that Cover Diagnostic Technology or the manufacture, use, offer for sale, sale or importation of a Diagnostic Product.

Section 1.16           “Diagnostic Product”.  Diagnostic Product means a diagnostic test that is designed to use Diagnostic Technology to stratify patient response as to, or predict suitability of patients for treatment with, a Therapeutic Product.

Section 1.17           “Diagnostic Technology”.  Diagnostic Technology means any Know-How that is Controlled (disregarding any grant of rights to SANOFI-AVENTIS pursuant to this Agreement) by Merrimack, itself or jointly with SANOFI-AVENTIS, as of the Effective Date and thereafter during the Term, that is used in, or necessary or useful for, the research, development, manufacture or commercialization of any Diagnostic Product.

Section 1.18           “Dyax”.  Dyax means Dyax Corp., a Delaware corporation.

Section 1.19           “Dyax Collaboration Agreement”.  Dyax Collaboration Agreement means the Amended and Restated Collaboration Agreement, dated as of January 24, 2007 and amended as of July 31, 2008, by and between Dyax and MERRIMACK.

Section 1.20           “Effective Date”.  Effective Date means the HSR Clearance Date.

Section 1.21           “EMEA”.  EMEA means the European Medicines Agency or any successor agency thereof.

Section 1.22           “EU”.  EU means the European Union, as it may be constituted from time to time.

Section 1.23           “Exclusivity Period”.  Exclusivity Period means the period commencing on the Effective Date and ending upon the [**].

Section 1.24           “Executive Officers”.  Executive Officers mean the Senior Vice President, head of Research and Development of SANOFI-AVENTIS (or a senior executive officer of SANOFI-AVENTIS designated by such Senior Vice President) and a senior vice president designated by MERRIMACK or a senior executive officer designated by MERRIMACK having seniority comparable or higher than that of a senior vice president.

Section 1.25           “Existing Third Party Licenses”.  Existing Third Party Licenses means the [**] Sublicense Agreement, the Dyax Collaboration Agreement, the PHS Agreement and the Selexis License Agreement.

Section 1.26           “FDA”.  FDA means the United States Food and Drug Administration or any successor agency thereto.

Section 1.27           “Field”.  Field means all human and veterinary fields of use, including therapeutic, prophylactic and diagnostic uses in all possible indications.

Section 1.28           “First Commercial Sale”.  First Commercial Sale means, with respect to a given Licensed Product in a given country, the date on which such Licensed Product is first sold following Marketing Authorization of such Licensed Product in such country (or, in a country in which no Marketing Authorization is required, the date on which the Licensed Product is first sold) by, on behalf of or under the authority of SANOFI-AVENTIS or any of SANOFI-AVENTIS’ Affiliates or sublicensees in arm’s-length transactions to Third Parties (but not including sales relating to transactions among SANOFI-AVENTIS and SANOFI-AVENTIS’ Affiliates and sublicensees and agents unless such Person is the end user thereof).

Section 1.29           “FTE”.  FTE means a full time equivalent person year (consisting of a total of [**] hours per year) of scientific or technical work or scientific or technical managerial work on or directly related to activities undertaken by a Party hereunder.

Section 1.30           “FTE Rate”.  FTE Rate means $[**] per FTE, increased or decreased annually on January 1 of each year, commencing with January 1, 2011, by the percentage increase or decrease in the Consumer Price Index (“CPI”) as of the then-most-recent December 31 over the CPI as of December 31, 2009.  As used in this Section 1.30, Consumer Price Index or CPI means the Consumer Price Index — Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

Section 1.31           “Generic Product”.  Generic Product means, with respect to a Therapeutic Product, on a country-by-country basis, a product (a) that contains an antibody substantially the same as, and therapeutically substitutable for, such Therapeutic Product; and (b) that has received Marketing Authorization in the Field in such country through a regulatory approval process by which the sponsor or the regulatory agency relies, in whole or in part, upon the data supporting such Therapeutic Product and such product is considered a “generic”, “biosimilar” or “follow-on biologic” version of the Therapeutic Product (including pursuant to Directive 2001/83/EC as amended, in the EU).  “Generic Product” shall not include any products sold or authorized for sale by SANOFI-AVENTIS or its Affiliates or sublicensees.

Section 1.32           “Global Development Plan”.  Global Development Plan means the global development plan for Collaboration Compounds and Licensed Products, as prepared, updated and amended from time to time in accordance with Section 2.1(b), Section 2.2(e), Section 3.1(a) and Section 3.2(f).

Section 1.33           “IND”.  IND means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any non-US equivalent of a United States IND, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.34           “Joint Technology”.  Joint Technology means Know-How that is developed by one or more employees, agents or consultants of Merrimack on the one hand, and one or more employees, agents or consultants of SANOFI-AVENTIS, on the other hand, in the performance of this Agreement.

Section 1.35           “Joint Patent Rights”.  Joint Patent Rights means all Patent Rights that Cover any Joint Technology.

Section 1.36           “Know-How”.  Know-How means any technical, scientific and business information, data and materials, including all biological, chemical, pharmacological, toxicological, preclinical, clinical, and assay information, data and materials, analyses, ideas, discoveries, inventions, methods, techniques, improvements, concepts, designs, processes, procedures, compositions, plans, formulae, specifications and trade secrets, whether or not patentable, including documents and other media (including paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, trays and containers and any other media developed following the Effective Date) containing or storing any of the foregoing.

Section 1.37           “Laws”.  Laws means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

Section 1.38           “Licensed Intellectual Property”.  Licensed Intellectual Property means Therapeutic Technology, Therapeutic Patent Rights, Diagnostic Technology and Diagnostic Patent Rights.

Section 1.39           “Licensed Patent Rights”.  Licensed Patent Rights means the Diagnostic Patent Rights and the Therapeutic Patent Rights.

Section 1.40           “Licensed Product”.  Licensed Product means any Diagnostic Product or any Therapeutic Product.

Section 1.41           “Licensed Technology”.  Licensed Technology means the Diagnostic Technology and the Therapeutic Technology.  The Licensed Technology existing as of the Execution Date is generally summarized in Exhibit A-3.

Section 1.42           “Listed Third Party Patents”.  Listed Third Party Patents shall refer to the Patent Rights set forth on Exhibit B.

Section 1.43           “Major EU Country”.  Major EU Country means any of France, Germany, Italy, Spain or the United Kingdom.

Section 1.44           “Major Territory”.  Major Territory means any of the USA, the EU, or Japan.

Section 1.45           “Manufacturing Costs”.  Manufacturing Costs means, as to a Party, such Party’s direct and identifiable internal and external costs of manufacturing and packaging Collaboration Compounds and Licensed Products, consisting of the following:

(a)           with regard to a Party’s internal costs and charges, Manufacturing Costs shall consist of all internal costs of such Party’s personnel engaged in manufacturing, packaging and shipment of Collaboration Compounds and Licensed Products, at the FTE Rate; and

(b)           with regard to a Party’s external costs and charges, Manufacturing Costs shall consist of the invoiced costs and charges of suppliers of goods, including raw materials, and services, including contract manufacturing organizations (CMO), directly related to the manufacture, packaging and shipment of Collaboration Compounds and Licensed Products.

Section 1.46           “Marketing Authorization”.  Marketing Authorization means the authorization issued by the relevant Regulatory Authority (including, where required, any governmental price and/or reimbursement approvals or inclusion on the official list of reimbursable drugs, as applicable) necessary to place on the market a Therapeutic Product or Diagnostic Product in any country or regulatory jurisdiction (such as, for example, the approval of a Biologics License Application in the USA under Section 351 of the Public Health Service Act or the approval of a Marketing Authorization Application in EU under Regulation (EC) n° 726/2004 or Directive 2001/83/EC).  For purposes of determining whether applicable price or reimbursement approvals or inclusion on the official list of reimbursable drugs, as applicable, have been obtained for sale of a product in the EU, if required price and reimbursement approvals or inclusion on the official list of reimbursable drugs, as applicable, have been obtained for sale of the product in at least one (1) Major EU Country, all such price and reimbursement approvals or inclusion on the official list of reimbursable drugs, as applicable, shall be deemed have been obtained for sale of such product in all countries of the EU.

Section 1.47           “MHLW”.  MHLW means the Japanese Ministry of Health, Labor and Welfare, and any successor agency thereto.

Section 1.48           “[**] means the MERRIMACK [**].  Specifically, [**].

Section 1.49           “MM-121”.  MM-121 means the monoclonal antibody targeting ErbB3 as more specifically described on Exhibit C.

Section 1.50           “NDA”.  NDA means an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with the FDA, or any successor applications or procedures, (b) any non-US equivalent of a United States NDA, Product License Application or Biologics License Application, and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.51           “Net Sales”.  Net Sales means, with respect to a Therapeutic Product, the gross amount invoiced by SANOFI-AVENTIS, its Affiliates or its sublicensees on sales or other dispositions of Therapeutic Products to Third Party customers, less the following deductions:

(a)           Trade, cash or quantity discounts actually allowed and taken directly with respect to such sales, as reflected in the amount invoiced;

(b)           Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the Therapeutic Product (excluding taxes based on the income or profits of the selling party), as reflected in the amount invoiced;

(c)           Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions;

(d)           Price concessions either mandated or negotiated with both commercial or governmental payers; and

(e)           Freight, insurance and other transportation charges incurred in shipping a Therapeutic Product to Third Parties, as reflected in the amount invoiced.

Such amounts shall be determined from the books and records of SANOFI-AVENTIS, its Affiliates or its sublicensees, as applicable, maintained in accordance with generally accepted accounting principles, consistently applied.

In the case of any sale of Therapeutic Products for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on average sales price for the applicable Therapeutic Product(s) in the applicable country in the entire applicable year.

Sales of Therapeutic Products between SANOFI-AVENTIS and its Affiliates or its sublicensees, or among such Affiliates and sublicensees, shall be disregarded for purposes of calculating Net Sales hereunder, except for sales to Affiliates or sublicensees that are the intended end user.

In the event a Therapeutic Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Therapeutic Product when sold separately in finished form, and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Therapeutic Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Therapeutic Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Therapeutic Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product.  In such event, SANOFI-AVENTIS shall in good faith make a determination of the respective fair market values of the Therapeutic Product and all other pharmaceutical products included in the Combination Product, and shall notify MERRIMACK of such determination and provide MERRIMACK with data to support such determination.  MERRIMACK shall have the right to review such determination and supporting data, and to notify SANOFI-AVENTIS if it disagrees with such determination.  If MERRIMACK does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to the Executive Officers for resolution pursuant to Section 13.1 and, if the Executive Officers are unable to resolve such matter in accordance with Section 13.1, such matter shall be referred to binding arbitration for resolution pursuant to Section 13.2.

As used above, the term “Combination Product” means any pharmaceutical product that consists of a Collaboration Compound and other active compounds or active ingredients.

Section 1.52           “Party”.  Party means SANOFI-AVENTIS or MERRIMACK; “Parties” means SANOFI-AVENTIS and MERRIMACK.

Section 1.53           “Patent Right”.  Patent Right means any United States or foreign patent applications, all patents that issue from such applications, including utility patents, utility models, design patents and certificates of invention, and all divisionals, continuations, continuations-in-part, substitutions, provisionals, reissues, reexaminations, renewals, extensions (including any supplemental patent certificate) or additions to any such patent applications and patents.

Section 1.54           “Person”.  Person means any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity, including a Party.

Section 1.55           “Phase III Clinical Study”.  Phase III Clinical Study means, as to a particular Collaboration Compound or Licensed Product, a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. §312.21(c), or a human clinical trial that would satisfy comparable requirements in a country other than the US, which is designed to ascertain efficacy and safety of a Collaboration Compound or Licensed Product for the purpose of preparing and submitting an NDA to the applicable Regulatory Authority(ies) in the applicable country(ies).

Section 1.56           “PHS”. PHS means The National Institutes of Health or the Food and Drug Administration.

Section 1.57           “PHS Agreement”.  PHS Agreement means the Public Health Service Non-Exclusive Patent License Agreement, dated as of February 20, 2008, by and between MERRIMACK and PHS.

Section 1.58           “PoC Phase II Study”.  PoC Phase II Study means, as to a particular Collaboration Compound or Licensed Product for a given indication, a human clinical trial that (a) would satisfy the requirements of 21 C.F.R. §312.21(b), or a human clinical trial that would satisfy comparable requirements in a country other than the US, (b) is designed to generate, among other things, data as to the efficacy of a Collaboration Compound or Licensed Product for such indication, and (c) is designated as a PoC Phase II Study by the JDC.

Section 1.59           “Regulatory Approval”.  Regulatory Approval means any and all approvals (including, where required, any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, promotion, marketing and sale of a product in a country or jurisdiction, including Marketing Authorizations.

Section 1.60           “Regulatory Authority”.  Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, approval, manufacture, use, storage, import, promotion, marketing or sale of a product in a country, including the FDA, EMEA or MHLW.

Section 1.61           “ROW Territory”.  ROW Territory means all countries of the world, excluding the USA.

Section 1.62           “SANOFI-AVENTIS Patent Rights”.  SANOFI-AVENTIS Patent Rights means all Patent Rights Controlled by SANOFI-AVENTIS, itself or jointly with MERRIMACK, as of the Effective Date and thereafter during the Term and Cover any SANOFI-AVENTIS Technology or the manufacture, use, offer for sale, sale or importation of any Collaboration Compound or Licensed Product.

Section 1.63           “SANOFI-AVENTIS Technology”.  SANOFI-AVENTIS Technology means all Know-How Controlled by SANOFI-AVENTIS, itself or jointly with MERRIMACK, as of the Effective Date and thereafter during the Term, that is used in, or necessary or useful for, the research, development, manufacture or commercialization of Collaboration Compounds and Licensed Products.

Section 1.64           “Selexis”.  Selexis means Selexis SA, a Swiss company.

Section 1.65           “Selexis License Agreement”.  Selexis License Agreement means the Commercial License Agreement, dated as of June 4, 2008, by and between Selexis and MERRIMACK.

Section 1.66           “Territory”.  Territory means all countries of the world.

Section 1.67           “Therapeutic Patent Rights”.  Therapeutic Patent Rights means, in each case to the extent Controlled by Merrimack:  (a) the patent applications that are listed in Exhibit A-2, (b) any divisionals, continuations, continuations-in-part, provisionals, or substitute applications with respect to any patent applications listed in Exhibit A-2, (c) any patent issued with respect to any of the foregoing, including utility patents, utility models, design patents and certificates of invention, (d) any reissue, reexamination, renewal, extension (including any supplemental patent certificate) or addition with respect to any of the foregoing, and (e) any Patent Rights other than those included in sub-paragraphs (a) through (d) that are Controlled by MERRIMACK, itself or jointly with SANOFI-AVENTIS, at any time after the Effective Date during the Term and Cover any Therapeutic Technology or the manufacture, use, offer for sale, sale or importation of any Therapeutic Product.

Section 1.68           “Therapeutic Product”.  Therapeutic Product means any pharmaceutical product comprising a Collaboration Compound as an active ingredient.  For purposes of clarity, (a) Therapeutic Product excludes any Diagnostic Product, and (b) unless the context otherwise dictates, all references to “Therapeutic Product” shall include the Collaboration Compound contained in such Therapeutic Product.

Section 1.69           “Therapeutic Technology”.  Therapeutic Technology means any Know-How that is Controlled (disregarding any grant of rights to SANOFI-AVENTIS pursuant to this Agreement) by MERRIMACK, itself or jointly with SANOFI-AVENTIS, as of the Effective Date and thereafter during the Term, that is used in, or necessary or useful for, the research, development, manufacture or commercialization of any Therapeutic Product.

Section 1.70           “Third Party”.  Third Party means any Person other than a Party or any of its Affiliates.

Section 1.71           “US” or “USA”.  “US” or “USA” means United States of America, its territories and possessions.

Section 1.72           “Valid Claim”.  Valid Claim means, as to a Therapeutic Product, on a country-by-country basis, an unexpired claim of an issued patent Controlled by MERRIMACK (whether solely or jointly with SANOFI-AVENTIS) that (a) in the absence of a license from MERRIMACK (in the case of such claims solely Controlled by MERRIMACK) or in the absence of Control by SANOFI-AVENTIS or a license from MERRIMACK (in the case of such claims jointly Controlled by MERRIMACK and SANOFI-AVENTIS), would be infringed by the manufacture, use, offer for sale, sale or importation of such Therapeutic Product in such country, and (b) has not lapsed or been revoked, withdrawn or found to be unpatentable, invalid or unenforceable by a court or other authority of competent jurisdiction in the subject country, from which decision no further appeal can be taken, or with respect to which an appeal is not taken within the time (including any extensions) allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; provided, however, that (x)Valid Claim shall exclude any claims of any issued patent as to which the filing date of the earliest patent application from which such issued patent claims priority is later than the later of (i) [**], or (ii) [**] and (y) if in a particular country the only claim(s) of issued patent(s) Controlled by MERRIMACK (whether solely or jointly with SANOFI-AVENTIS) that would be infringed as set forth in clause (a) above are manufacturing process claim(s), and under applicable patent Laws in such country a sale of the applicable Therapeutic Product in such country would not (in the absence of a license from MERRIMACK thereunder and/or ownership or Control by SANOFI-AVENTIS thereof, as applicable) infringe such manufacturing process claim(s), such manufacturing process claim(s) shall not constitute Valid Claim(s) for purposes of determining SANOFI-AVENTIS’ royalty obligations with respect to such sale in such country.  For clarity, it is understood that Valid Claims do not include issued patents that are not Controlled by MERRIMACK, such as issued patents Controlled solely by SANOFI-AVENTIS.

Section 1.73           Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
[**]% Market Erosion	8.4(g)(i)
[**]% Market Erosion	8.4(g)(ii)
AAA	13.2(c)
Agreement	Preamble
Alliance Manager	2.1(c)
Arbitration Request	13.2(a)
Back-Up Compound	3.3
Baseline Net Sales	8.4(g)(i)
Biological Materials	3.2(g)
Breaching Party	12.4
Claims	14.1
Combination Product	1.51
Competing Product	6.2(a)
Competitive Infringement	9.3(a)
Confidentiality Agreement	1.9
Co-Promote Royalty Term	8.4(e)(ii)(A)
Co-Promote Term	8.4(e)(ii)(B)
Co-Promoted Product	5.3(a)
Co-Promotion Guidelines	5.4(a)(ii)
Co-Promotion Opt-Out Period	5.3(a)
DOJ	15.3(a)
EPO	9.2(e)(iii)
Execution Date	Preamble
Failed Product	8.2(f)

Definitions	Section
FTC	15.3(b)
HSR Act	15.3(c)
HSR Clearance	15.3(d)
HSR Clearance Date	15.3(e)
HSR Filings	15.3(f)
Indemnified Party	14.3(a)
Indemnifying Party	14.3(a)
Invalidity Claim	9.5(a)
JCC	2.3(a)
JDC	2.2(a)
Joint Invention	9.1(b)
JSC	2.1(a)
Licensing Opportunity	6.3(a)
Licensing Revenues	12.9
Losses	14.1
Manufacturing Technology	3.4(a)(i)(A)
Marketing Costs	5.4(a)(vii)
MERRIMACK	Preamble
Negotiation Period	6.3(c)(iii)
Non-Arbitrable Dispute	13.1(b)
Non-Breaching Party	12.4
Paragraph IV Certification	9.6
Parent	6.2(a)
Patent Challenge	12.6
Patent Prosecution	9.2(e)
Publishing Party	10.5(a)
Response Period	6.3(a)
Royalty Term	8.4(e)(i)
Sales Force Costs	5.4(a)(iv)
SANOFI-AVENTIS	Preamble
SDEA	4.4
SEC	10.3(b)(ii)
Standstill Period	16.3(c)
Subject Disclosure	10.3(b)
Successful Use	8.2(c)
Term	12.1
Terminated Products	12.8
Terminated Territories	12.8
Third Party License	8.4(h)(i)
Third Party License Costs	8.4(h)(i)
Trial Diligence Breach	3.2(d)
US Filing Date	2.1(b)(vii)
USPTO	9.2(e)(iii)
WIPO	9.2(e)(iii)

Article II
Governance; Decision-Making

Section 2.1             Joint Steering Committee.

(a)           Formation and Membership.  Within [**] days after the Effective Date, SANOFI-AVENTIS and MERRIMACK shall establish a joint steering committee (the “JSC”) to review, coordinate and provide overall strategic direction to their activities pursuant to the Global Development Plan and, as long as MERRIMACK does not opt out of or terminate Co-Promotion with respect to the Co-Promoted Products, the Co-Promotion of Co-Promoted Product(s) pursuant to the Commercialization Plan.  The JSC shall be comprised of [**] senior executives of SANOFI-AVENTIS and [**] senior executives of MERRIMACK with appropriate experience and level of decision-making authority.  Each Party may change any one or more of its representatives on the JSC at any time upon written notice to the other Party.  MERRIMACK’s participation on the JSC after the end of the [**] shall be at MERRIMACK’s [**].  From time to time, the JSC may, in its discretion, establish one or more subcommittees or project teams to oversee particular projects or activities, as the JSC deems necessary or advisable.  The Executive Officers shall not be members of the JSC.

(b)           Responsibilities.  The JSC shall be responsible for:

(i)            reviewing and approving the initial Global Development Plan prepared by the JDC, including all budgets relating to development activities to be conducted by MERRIMACK hereunder;

(ii)           periodically reviewing the Global Development Plan and suggesting or approving such updates or amendments to the Global Development Plan as the JSC deems appropriate, including all budget amendments;

(iii)          as long as MERRIMACK does not opt out of Co-Promotion, reviewing and approving the initial Commercialization Plan for the Co-Promoted Product(s) prepared by the JCC, including all budgets;

(iv)          as long as MERRIMACK does not terminate Co-Promotion, periodically reviewing the Commercialization Plan for the Co-Promoted Product(s) and suggesting or approving such updates or amendments to such Commercialization Plan as the JSC deems appropriate, including all budget amendments;

(v)           providing overall strategic direction with respect to research, development, regulatory and manufacturing activities conducted under the Global Development Plan, and with respect to commercialization activities conducted under the Commercialization Plan (if any);

(vi)          overseeing the JDC and, if applicable, the JCC, and the Parties’ progress in the conduct of activities under the Global Development Plan and the Commercialization Plan (if any) hereunder;

(vii)         establishing a projected Marketing Authorization application filing date for the United States (“US Filing Date”) for each Licensed Product, which planned US Filing Date may be periodically updated by the JSC based on its reasonable assessment of the clinical progress of such Licensed Product;

(viii)        keeping MERRIMACK apprised, through MERRIMACK’s representatives on the JSC, of the planned US Filing Date for each Licensed Product, including any updates thereto;

(ix)           attempting to resolve disputes arising under this Agreement that are referred to the JSC by the JDC, JCC or either of the Parties (for clarity, the JSC shall not have the authority to resolve disputes between the Parties regarding whether a Party has fulfilled or breached any obligation under this Agreement); and

(x)            performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

(c)           Alliance Managers.  Each Party shall appoint one representative to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with this Agreement, and for being the primary point of contact between the Parties with respect to all such activities.  The Alliance Manager is responsible for driving the alliance progress and the resolution of issues between the Parties.  The Alliance Managers will not be members, but may attend the meetings of, the JDC and, if applicable, the JCC, and be responsible for communicating with and reporting to the JSC on all relevant matters.

(d)           Administrative Matters.  The JSC shall appoint a chairperson from among its members, who shall be from [**].  The Alliance Manager from [**] will work with the chairperson, and work together with [**]’s Alliance Manager to develop JSC meeting agendas.  The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings.  A JSC member of the chairing Party shall serve as secretary of such meetings.  The secretary shall promptly prepare and distribute to all members of the JSC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JSC, with the goal of distributing final approved minutes of each JSC meeting within thirty (30) days after the meeting.

(e)           Decision-Making.  Each Party shall have one (1) vote on the JSC.  Both Parties must vote in the affirmative to allow the JSC to take any action that requires the approval of the JSC.  Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.  Either Party may convene a special meeting of the JSC in accordance with Section 2.1(g)(iii) for the purpose of resolving any disagreement at the JDC level or, if applicable, JCC level, or other disputes within the JSC’s jurisdiction, in case any of the foregoing represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JSC.

(f)            Dispute Resolution by Executive Officers.  If the JSC is unable to resolve any dispute within the responsibilities of the JSC specified in Section 2.1(b), or to unanimously agree on any matter set forth in subsection (iii) below, within [**] days, or the JSC no longer remains in place at the time of a dispute within the responsibilities of the JSC specified in Section 2.1(b) and the Parties are unable to resolve such dispute within [**] days, such dispute or other matter shall be referred to the Executive Officers for resolution pursuant to Section 13.1.  If the Executive Officers are unable to resolve any such matter that is within the responsibilities of the JSC pursuant to Section 13.1, then SANOFI-AVENTIS shall have final decision-making authority with respect to the development and commercialization of Collaboration Compounds and Licensed Products (including, in the case where MERRIMACK has not opted out of or terminated Co-Promotion of Co-Promoted Product(s), matters concerning Co-Promotion of Co-Promoted Product(s)), provided that:

(i)            SANOFI-AVENTIS may not make a decision that is not consistent with the terms and conditions of this Agreement and with the Global Development Plan or Commercialization Plan, as the case may be;

(ii)           MERRIMACK shall have final decision-making authority with respect to operational decisions related to any human clinical trial conducted by MERRIMACK, provided, that such clinical trial is conducted in compliance with the terms and conditions of this Agreement and with the Global Development Plan; and

(iii)          the following decisions must be decided [**] (or, if not able to be decided [**], pursuant to Article XIII), in that [**]:

(A)          increase [**]’s obligations or reduce [**]’s rights under this Agreement in connection with Collaboration Compounds or Licensed Products, including any obligation to devote additional personnel or financial resources to a specific activity or project to be conducted by [**] under the Global Development Plan;

(B)           amend any of the Co-Promotion Guidelines or the allocation of Sales Force Costs or Marketing Costs between the Parties in connection with any Co-Promoted Product hereunder;

(C)           if [**] has agreed to perform any human clinical trial(s) under the Global Development Plan, amend the scope, protocols, criteria or endpoints of such human clinical trial(s);

(D)          determine that the events required for the payment of development, regulatory or sales milestone payments have not occurred;

(E)           resolve disputes regarding the Parties’ rights and obligations under this Agreement;

(F)           unilaterally make a decision that is expressly stated in this Agreement to require [**]’s prior approval or consent, or the mutual agreement of the Parties; or

(G)           otherwise expand [**]’s rights or reduce [**]’s obligations under this Agreement in connection with Collaboration Compounds or Licensed Products.

(g)           Meetings.

(i)            The JSC shall meet at least twice annually.  The location of JSC meetings shall be as agreed by the Parties, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(ii)           Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC.  In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees or officers, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JSC or the relevant portion thereof; provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(iii)          Either Party may also request that a special meeting of the JSC be convened for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting, by providing written notice to the other Party.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

Section 2.2             Joint Development Committee.

(a)           Formation and Membership.  Within [**] days after the Effective Date, SANOFI-AVENTIS and MERRIMACK shall establish a joint development committee (the “JDC”) comprised of an equal number of representatives of SANOFI-AVENTIS and MERRIMACK, which number is recommended to be between [**] and [**] representatives of each Party, and each of whom shall have experience and seniority sufficient to enable him or her to make day-to-day operational decisions on behalf of the Party he represents.  Each Party may change any one or more of its representatives on the JDC at any time upon written notice to the other Party.  MERRIMACK’s participation on the JDC after the end of the Development Term shall be at MERRIMACK’s election.  From time to time, the JDC may, in its discretion, establish one or more project teams, to, upon mutual agreement of the Parties, implement and coordinate various aspects of the Global Development Plan or other elements of the collaboration hereunder, such as Manufacturing Technology transfer, coordination of patent prosecution matters as contemplated in Article IX, or coordination of publication matters as contemplated in Section 10.5.

(b)           Administrative Matters.  The JDC shall appoint a chairperson from among its members, who shall rotate annually during the Development Term between the representatives from MERRIMACK and the representatives from SANOFI-AVENTIS, with the first chairperson to be a representative of [**].  The chairperson shall be responsible for calling meetings of the JDC and for leading the meetings.  A JDC member of the chairing Party shall serve as secretary of such meetings.  The secretary shall promptly prepare and distribute to all members of the JDC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JDC, with the goal of distributing final approved minutes of each JDC meeting within thirty (30) days after the meeting.

(c)           Decision-Making.  Each Party shall have one (1) vote on the JDC.  Both Parties must vote in the affirmative to allow the JDC to take any action that requires the approval of the JDC.  Action on any matter may be taken at a meeting, by teleconference or videoconference or by written agreement.  If the JDC is unable to reach unanimous agreement on any matter within the JDC’s jurisdiction, then the matter shall be referred to the JSC for resolution under Section 2.1(b)(ix) or, if the JSC no longer remains in place, the Executive Officers for resolution under Section 13.1 (subject to Section 2.1(f) and a Party’s final decision-making authority as to matters covered thereunder).

(d)           Meetings.

(i)            The JDC shall meet at least once during each calendar quarter during the Development Term.  The location of JDC meetings shall be as agreed by the Parties, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(ii)           Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC.  If a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative.  In addition, each Party may, at its discretion, invite a reasonable number of additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JDC or the relevant portion thereof, provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(iii)          Either Party may also request that a special meeting of the JDC be convened for the purpose of resolving material disputes in connection with, or for the purpose of reviewing or making a material decision pertaining to, the implementation of the Global Development Plan, the examination or resolution of which cannot reasonably be postponed until the next scheduled JDC meeting, by providing written notice to the other Party.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(e)           Responsibilities.  The JDC shall be responsible for:

(i)            reviewing, and recommending to the JSC for JSC review and approval, the initial Global Development Plan and updates and amendments thereto as appropriate;

(ii)           participating in the initial assessment of any Back-Up Compound(s) and providing strategic direction with respect to non-clinical and clinical activities for Collaboration Compounds and Licensed Products;

(iii)                               overseeing the research and development of Collaboration Compounds;

(iv)                              overseeing and advising on the pre-clinical and clinical manufacture of Collaboration Compounds and Licensed Products;

(v)                                 overseeing the transfer of manufacturing responsibility from MERRIMACK to SANOFI-AVENTIS under Section 3.4;

(vi)                              overseeing the progress of the Development Program and monitoring the Parties’ compliance with their respective obligations under the Global Development Plan, including the accomplishment of key objectives;

(vii)                           reviewing and approving the protocols of studies to be conducted by MERRIMACK as set forth in Section 3.2(c); and

(viii)                        performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

Section 2.3                                      Joint Commercialization Committee.

(a)                                  Formation and Membership.  At a time to be mutually agreed by the Parties (but in no event later than [**] days after [**], if MERRIMACK has not opted out of Co-Promoting Co-Promoted Product(s) within the Co-Promotion Opt-Out Period), SANOFI-AVENTIS and MERRIMACK shall establish a joint commercialization committee (the “JCC”) comprised of an equal number of representatives of SANOFI-AVENTIS and MERRIMACK with appropriate experience and level of decision-making authority.  Each Party may change any one or more of its representatives on the JCC at any time upon written notice to the other Party.  Following the formation of the JCC as set forth in the first sentence of this Section 2.3(a), the JCC shall remain in effect for as long as there is at least one (1) Co-Promoted Product being Co-Promoted by MERRIMACK in the USA.  The JCC shall be dissolved upon the expiration or earlier termination of the Co-Promote Term for all Co-Promoted Products.  From time to time, the JCC may, in its discretion, establish one or more project teams to, upon mutual agreement of the Parties, implement and coordinate various aspects of the Commercialization Plan.

(b)                                 Administrative Matters.  The JCC shall appoint a chairperson from among its members, who shall be a representative of [**].  The chairperson shall be responsible for calling meetings of the JCC and for leading the meetings.  A JCC member of the chairing Party shall serve as secretary of such meetings.  The secretary shall promptly prepare and distribute to all members of the JCC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JCC, with the goal of distributing final approved minutes of each JCC meeting within thirty (30) days after the meeting.

(c)                                  Decision-Making.  Each Party shall have one (1) vote on the JCC.  Both Parties must vote in the affirmative to allow the JCC to take any action that requires the approval of the JCC.  Action on any matter may be taken at a meeting, by teleconference or videoconference or by written agreement.  If the JCC is unable to reach unanimous agreement on any matter within the JCC’s jurisdiction, then the matter shall be referred to the JSC for resolution under Section 2.1(b)(ix) or, if the JSC no longer remains in place, the Executive Officers for resolution under Section 13.1 (subject to Section 2.1(f) and a Party’s final decision-making authority as to matters covered thereunder).

(d)                                 Meetings.

(i)                                     The JCC shall meet at least once during each calendar quarter during the Co-Promote Term.  The location of JCC meetings shall be as agreed by the Parties, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(ii)                                  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JCC.  If a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative.  In addition, each Party may, at its discretion, invite a reasonable number of additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JCC or the relevant portion thereof, provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(iii)                               Either Party may also request that a special meeting of the JCC be convened for the purpose of resolving material disputes in connection with, or for the purpose of reviewing or making a material decision pertaining to, the implementation of the Commercialization Plan, the examination or resolution of which cannot reasonably be postponed until the next scheduled JCC meeting, by providing written notice to the other Party.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(e)                                  Responsibilities.  With respect to the Co-Promoted Product(s), as long as MERRIMACK does not opt out of or terminate Co-Promotion of Co-Promoted Product(s) hereunder, the JCC shall be responsible for:

(i)                                     developing, and recommending to the JSC for JSC review and approval, the initial Commercialization Plan for such Co-Promoted Product(s) in the USA and annual updates and periodic amendments thereto;

(ii)                                  overseeing and coordinating the implementation of the Commercialization Plan by the Parties in the USA;

(iii)                               developing a policy for handling complaints related to such Co-Promoted Product(s), as set forth in Section 5.5; and

(iv)                              serving generally as a forum for communication between the Parties regarding other aspects of commercialization matters relating to such Co-Promoted Product(s) in the Territory.

Notwithstanding anything in the foregoing to the contrary, the Parties acknowledge and agree that, upon the earlier to occur of (A) dissolution of the JCC in its entirety, or (B) MERRIMACK’s exercise of its right to opt-out of or terminate Co-Promotion of the Co-Promoted Product(s) hereunder, SANOFI-AVENTIS shall assume all responsibility for commercialization in the USA of the Co-Promoted Product(s) if and when MERRIMACK has opted out of or terminated Co-Promotion, and the JCC has been dissolved in its entirety, in accordance with the terms and conditions of this Agreement.

Article III
Development; Manufacture and Supply

Section 3.1                                      Overview; Development Plan.

(a)                                  Subject to and in accordance with the terms and conditions of this Agreement, including Section 3.2, the Parties shall collaborate on the research and development of Collaboration Compound(s) and Licensed Product(s) in accordance with the Global Development Plan.  The initial Global Development Plan, and each successive Global Development Plan, shall be prepared by SANOFI-AVENTIS in consultation with MERRIMACK, shall be reviewed and approved by the JDC and JSC, shall be consistent with the terms and conditions of the Agreement and shall specify, with a breakdown by Major Territory and the rest of the Territory, if relevant, among other things:

(i)                                     research and development objectives,

(ii)                                  activities to be performed, including all clinical trials and Regulatory Approvals required for manufacturing, marketing and selling Licensed Products,

(iii)                               the Party responsible for performance of an activity,

(iv)                              associated budgets for the next [**] years, regarding development activities to be conducted by MERRIMACK hereunder,

(v)                                 timelines for performance, and

(vi)                              specific deliverables.

(b)                                 Each Party shall use Commercially Reasonable Efforts to perform its respective obligations under the Global Development Plan in accordance with the Global Development Plan and all applicable Laws.

(c)                                  SANOFI-AVENTIS shall be responsible for all costs of conducting the Development Program, including Manufacturing Costs, and shall pay MERRIMACK, within [**] days following MERRIMACK’s invoice, for (i) all internal costs of MERRIMACK personnel at the FTE Rate, plus (ii) all out-of-pocket costs and expenses incurred by MERRIMACK, including costs and expenses of any Third Party contract research and manufacturing organizations, with respect to each of clause (i) and (ii) to the extent incurred in performing activities assigned to MERRIMACK under the Global Development Plan and provided (x) the applicable activities relating to conducting the Development Program have been previously approved by the JSC prior to their start and (y) the amounts involved are within the approved budget, (it being understood that the approved budget shall include an allowance of [**] percent ([**]%) for cost overruns), provided such overruns, upon their occurrence, are appropriately documented and justified.  It is further understood that MERRIMACK’s obligations to perform any given Development Program activities shall be subject to prior approval by the JSC of a budget therefor.  For purposes of this Agreement, an overrun shall be justified if it is incurred by Merrimack in activities that are pursuant to the Global Development Plan approved by the JSC and the objectives thereof.  All budgets established by the JSC relating to the conduct of activities by MERRIMACK pursuant to Section 3.2(c), Section 3.4(a), Section 4.1(a) and Section 4.1(b) shall be consistent with, but in any case not superior than, a budget of SANOFI-AVENTIS covering the conduct of comparable activities by and/or on behalf of SANOFI-AVENTIS.

Section 3.2                                      Certain Development Responsibilities of Each Party.

(a)                                  Except as otherwise set forth in clauses (c) and (d) below, as to each Collaboration Compound and Licensed Product in each indication, SANOFI-AVENTIS shall be responsible for conducting all clinical trials that are required to obtain Regulatory Approval to manufacture, market and sell such Collaboration Compound and Licensed Product in the Territory, including the clinical development of each Collaboration Compound and Licensed Product for each indication from and after Completion of PoC of such Collaboration Compound or Licensed Product for such indication.

(b)                                 As further set forth in Article IV, (i) SANOFI-AVENTIS shall be responsible for preparing, filing, obtaining and maintaining all Regulatory Approvals necessary to develop, manufacture, market and sell Collaboration Compounds and Licensed Products in the Territory, and (ii) MERRIMACK shall be responsible for the regulatory activities assigned to MERRIMACK under the Global Development Plan.

(c)                                  MERRIMACK shall have the right (but not the obligation) to conduct, in accordance with the Global Development Plan and under the oversight of the JSC, all (or part if MERRIMACK lacks the necessary capabilities or SANOFI-AVENTIS performs some trials, both as provided below in this Section 3.2(c)) of the human clinical trials that are contemplated under the Global Development Plan for each Collaboration Compound or Licensed Product for each indication through Completion of PoC (for clarity, through Completion of PoC with respect to each Therapeutic Product for each indication), of such Collaboration Compound or Licensed Product for such indication, on a Collaboration Compound-by-Collaboration Compound, Licensed Product-by-Licensed Product and indication-by-indication basis; provided, that MERRIMACK [**] (or SANOFI-AVENTIS pursuant to Section 2.1(f)) [**] that MERRIMACK lacks the necessary capabilities and resources to conduct such human trials.  SANOFI-AVENTIS shall notify MERRIMACK sufficiently in advance of the expected commencement of any such human clinical trial to allow MERRIMACK (i) [**], and (ii) [**] if MERRIMACK were to [**].  SANOFI-AVENTIS shall include in such notice to MERRIMACK reasonably detailed information with respect to the expected scope, protocols, criteria and endpoints of such human clinical trial and shall promptly provide to MERRIMACK other information concerning such proposed human clinical trial as may be reasonably requested by MERRIMACK.  For purposes of clarity, once MERRIMACK determines to undertake the conduct of a human clinical trial for a particular Collaboration Compound or Licensed Product for a given indication hereunder, MERRIMACK shall have the right to [**] of PoC for such Collaboration Compound or Licensed Product for such indication.  MERRIMACK [**] SANOFI-AVENTIS, and shall give due consideration to SANOFI-AVENTIS’ comments and requirements, with respect to the [**] by MERRIMACK hereunder, and such [**] JDC and JSC, be included in the Global Development Plan. In any case, it is understood and agreed that, without limiting MERRIMACK’s right to [**] as contemplated under this Section 3.2(c), SANOFI-AVENTIS shall always be entitled to [**] by SANOFI-AVENTIS could be redundant or repetitive with trials conducted by MERRIMACK pursuant to MERRIMACK’s right to conduct trials as provided in this Section 3.2(c)).

(i)                                     If MERRIMACK elects to conduct any such human clinical trial (and the JSC or SANOFI-AVENTIS [**] that MERRIMACK lacks the necessary capabilities and resources to conduct such human clinical trial), MERRIMACK shall use Commercially Reasonable Efforts to do so in accordance with the Global Development Plan and shall provide SANOFI-AVENTIS, through the JDC, with quarterly written reports summarizing in reasonable detail MERRIMACK’s clinical development activities pursuant to the Global Development Plan.

(ii)                                  If MERRIMACK elects not to conduct any such human clinical trial, or does not have the capabilities and resources necessary to conduct such human clinical trial, the JDC will determine how to conduct such human clinical trial; provided, that, MERRIMACK shall not be obligated to conduct such human clinical trial without its prior written consent.

(d)                                 If pursuant to Section 3.2(c) MERRIMACK has elected to conduct a clinical trial (and the JSC or SANOFI-AVENTIS has not reasonably [**] that MERRIMACK lacks the necessary capabilities and resources to conduct such human clinical trial), then if Merrimack (x) materially fails to exercise Commercially Reasonable Efforts to perform and/or complete such study or (y) materially deviates from the protocols set forth in the applicable Global Development Plan in a manner that is not consistent with the exercise of Commercially Reasonable Efforts, or (z) otherwise materially fails to exercise Commercially Reasonable Efforts in conducting such study (any of (x), (y) or (z), a “Trial Diligence Breach”), the following shall apply:

(i)                                     SANOFI-AVENTIS shall notify MERRIMACK in writing promptly upon forming the belief that a Trial Diligence Breach has occurred and include in such notice the specific facts upon which SANOFI-AVENTIS bases such belief and the actions that SANOFI-AVENTIS believes are necessary to remedy such Trial Diligence Breach; and

(ii)                                  If (A) MERRIMACK does not remedy such Trial Diligence Breach in all material respects within [**] days after receiving notice of such Trial Diligence Breach from SANOFI-AVENTIS and (B) such Trial Diligence Breach materially adversely affects the value of such study, then SANOFI-AVENTIS shall be entitled to offset against any amounts otherwise payable to MERRIMACK under this Agreement the direct costs and expenses incurred by SANOFI-AVENTIS in re-performing clinical development work or any other work directly related thereto as a result of such Trial Diligence Breach.

(e)                                  If pursuant to Section 3.2(c) MERRIMACK has elected to conduct a clinical trial (and the JSC or SANOFI-AVENTIS has not [**] that MERRIMACK lacks the necessary capabilities and resources to conduct such human clinical trial) and the JDC and/or the JSC have [**] such [**],

MERRIMACK shall nevertheless be entitled to subsequently decide that it does not have the necessary capabilities and resources to conduct such study, provided MERRIMACK gives SANOFI-AVENTIS [**] months’ (or such shorter periods as the Parties may agree) notice during which MERRIMACK shall either continue to use Commercially Reasonable Efforts to perform all its obligations in the frame of such study so that MERRIMACK’s decision does not generate any delay in the conduct of the concerned study, and appropriately transition the conduct of such study to SANOFI-AVENTIS or, at SANOFI-AVENTIS’ election and request, promptly transition such study to SANOFI-AVENTIS, it being agreed that in any case all costs and expenses linked to such transition and to the transfer of the responsibility of such study to SANOFI-AVENTIS shall be borne by [**].

(f)                                    Following Completion of PoC of a Collaboration Compound or Licensed Product for a given indication, on a Collaboration Compound-by-Collaboration Compound, Licensed Product-by-Licensed Product and indication-by-indication basis, the JDC shall update the Global Development Plan to reflect a mutually-agreed allocation of further research and development activities between the Parties with respect to such Collaboration Compound or Licensed Product for the given indication in a manner intended to take advantage of each Party’s capabilities and competencies consistent with a principle of meaningful involvement by MERRIMACK.  By way of example, as to each indication with respect to each Collaboration Compound or Licensed Product, MERRIMACK may be responsible, subject to MERRIMACK’s agreement and the JSC approval, for conducting a number of Phase III Clinical Studies or for providing diagnostic research support activities (e.g., model, algorithm, threshold refinements and related in vitro and in vivo research).

(g)                                 For purposes of facilitating the conduct of the Development Program, each Party shall provide to the other Party animal or human tissues, cells, blood samples and other materials (“Biological Materials”) specified from time to time in the Global Development Plan.  Each Party agrees to provide all such Biological Materials to the other Party in accordance with the Global Development Plan.  The Parties agree that:

(i)                                     all Biological Materials provided by one Party to the other shall be used solely for research and development purposes in material compliance with all applicable federal, state or local laws, regulations and guidelines;

(ii)                                  all such Biological Materials are provided without any warranties, express or implied;

(iii)                               the Party providing such Biological Materials shall obtain (or cause its Third Party collaborators to obtain or certify that they have obtained) all appropriate and required consents from the source of such Biological Materials; and

(iv)                              Biological Materials provided by one Party to the other shall not be made available by the other Party to any Third Party except as contemplated in the Global Development Plan or upon the prior written consent of the Party providing such Biological Materials.

Section 3.3                                      Designation of Back-Up Compounds.  During the Exclusivity Period, SANOFI-AVENTIS may designate, subject to agreement of the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), up to a total of [**] monoclonal antibodies targeting ErbB3 that are determined as being suitable for development as a substitute for MM-121 under the Development Program (each, a “Back-Up Compound”) and are Covered by the Licensed Intellectual Property.  Subject to agreement by the Parties as to the designation of such Back-Up Compound(s) and with respect to any necessary amendments to the Global Development Plan to reflect the inclusion of such Back-Up Compound(s), such Back-Up Compounds shall be deemed Collaboration Compounds hereunder.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that MERRIMACK does not Control or otherwise possess, as of the Execution Date, any Back-Up Compound, and shall have no obligation to generate any Back-Up Compound during the Term unless otherwise agreed by MERRIMACK.  For purposes of clarity, after the end of the Exclusivity Period, the Parties may not designate any Back-Up Compounds for inclusion as Collaboration Compounds under this Agreement.

Section 3.4                                      Manufacture and Supply.

(a)                                  As soon as practicable after the Effective Date, MERRIMACK shall use Commercially Reasonable Efforts to transition the manufacturing of MM-121 (and, as relevant, of Diagnostic Product(s), Therapeutic Product(s) and/or other Collaboration Compound(s)) to SANOFI-AVENTIS (or its designated Affiliate or Third Party manufacturer).

(i)                                     As part of such transition of manufacturing to SANOFI-AVENTIS, MERRIMACK shall:

(A)                              subject to SANOFI-AVENTIS’ prior approval of a budget as contemplated by Section 3.4(a)(ii) and cooperation in accordance with Section 3.4(a)(iii), use Commercially Reasonable Efforts to transfer to SANOFI-AVENTIS, as promptly as practicable, but in any case within [**] days from the Effective Date, copies of all regulatory filings and other Licensed Technology that are necessary or useful for SANOFI-AVENTIS (or the Affiliate or Third Party manufacturer identified by SANOFI-AVENTIS) to manufacture MM-121, including manufacturing processes, analytical methods, specifications, protocols, assays, batch records, quality control data, transportation and storage requirements, and other manufacturing documentation or files (collectively, “Manufacturing Technology”).  For clarity, if, as of the Effective Date, MERRIMACK Controls any Manufacturing Technology related to the manufacture of other Collaboration Compounds or of Therapeutic Product(s) or of Diagnostic Product(s), Section 3.4(a)(i)(A) and Section 3.4(a)(i)(B) shall apply to such Manufacturing Technology; and [**](B)          provide all reasonably necessary technical assistance to SANOFI-AVENTIS with respect to the use and implementation of such Manufacturing Technology as may be mutually agreed by the Parties.

(ii)                                  SANOFI-AVENTIS shall pay MERRIMACK, within [**] days following MERRIMACK’s invoice, for (A) all internal costs of MERRIMACK personnel at the FTE Rate, plus (B) all out-of-pocket costs and expenses incurred by MERRIMACK, with respect to Section 3.4(a)(i) to the extent incurred in performing the transition activities contemplated hereunder, and provided that all aforesaid costs and expenses do not exceed the amounts set forth in the corresponding budget previously approved by the JSC, it being understood that such approved budget may include an allowance of [**] percent ([**]%) for cost overruns, provided such overruns, upon their occurrence, are appropriately documented and justified (as provided in Section 3.1(c)), and that MERRIMACK’s obligations to perform activities pursuant to Section 3.4(a)(i) shall be subject to prior approval by the JSC of a budget therefor (as provided in Section 3.1(c)).

(iii)                               SANOFI-AVENTIS shall cooperate with MERRIMACK in undertaking all such transition activities, including with respect to the scheduling and planning of associated meetings.

(b)                                 Without limiting the generality of each Party’s rights and obligations under clause (a) above, MERRIMACK shall manufacture and supply (or have manufactured or supplied) to SANOFI-AVENTIS, at MERRIMACK’s Manufacturing Cost and on a delivery schedule and other customary supply terms and conditions as are mutually agreed by the Parties, MM-121 conforming to the applicable specifications, in quantities required for human clinical trials as set forth in the Global Development Plan, until such time as manufacturing responsibility is transferred to SANOFI-AVENTIS hereunder; provided, however, that,

(i)                                     without the prior written agreement of MERRIMACK, MERRIMACK shall not be obligated to supply more than [**] kilograms of clinical supply of MM-121; and

(ii)                                  MERRIMACK may continue to provide additional quantities of clinical supply of MM-121, at [**] percent ([**]%) of MERRIMACK’s Manufacturing Costs, if requested by SANOFI-AVENTIS and subject to MERRIMACK’s agreement on quantity and timing, taking into account MERRIMACK’s available resources, capacity and planning constraints, solely to the extent necessary to continue to support the Global Development Plan until such time as manufacturing responsibility is transferred to SANOFI-AVENTIS hereunder.

(iii)                               Each delivery of MM-121 shall be accompanied with a certificate of analysis showing the conformity of the supplied MM-121 to the applicable specifications. SANOFI-AVENTIS shall have the right to analyze the conformity of the supplied MM-121 to such applicable specifications (using the methods of control provided by MERRIMACK) and if there is any non-conformity of the supplied MM-121 to the specifications, no Manufacturing Costs related to the non-conforming quantities shall be borne by SANOFI-AVENTIS.  SANOFI-AVENTIS shall notify MERRIMACK of any non-conformity within [**] days of receipt of the applicable delivery.  In the absence of such notification by SANOFI-AVENTIS within the aforesaid time period, the quantities of MM-121 delivered to SANOFI-AVENTIS shall be deemed to be conforming to the applicable specifications.  If MERRIMACK disagrees on such non-conformity, it shall notify SANOFI-AVENTIS thereof within [**] days from SANOFI-AVENTIS’ notification.  Any dispute between the Parties with respect to the conformity of MM-121 with the applicable specifications will be resolved by an independent analytical laboratory jointly selected by SANOFI-AVENTIS and MERRIMACK.  The costs of such laboratory shall be borne by SANOFI-AVENTIS if the applicable quantities of MM-121 are declared by the laboratory to be conforming to the applicable specifications and shall be borne by MERRIMACK if such quantities are declared by the laboratory to be non-conforming.

(c)                                  SANOFI-AVENTIS shall pay MERRIMACK for all Manufacturing Costs incurred by MERRIMACK, even if incurred prior to the Effective Date, for providing clinical supply of MM-121 to SANOFI-AVENTIS hereunder within [**] days following delivery of such supply and MERRIMACK’s invoice therefor.  It is understood that such costs (if previously paid by SANOFI-AVENTIS) shall be reimbursed by MERRIMACK in case of non-conformity of MM-121 to the applicable specifications, pursuant to Section 3.4(b)(iii) above.

(d)                                 SANOFI-AVENTIS (or its designated Affiliate or Third Party manufacturer) shall assume manufacturing responsibility for clinical and commercial supply, including all costs of such supply and the costs of building and maintaining inventory, of Collaboration Compounds and Licensed Products throughout the Territory as soon as practicable after the Effective Date, but in no event later than the start of Phase III Clinical Studies for the first Collaboration Compound, Therapeutic Product and/or Diagnostic Product, as relevant.  If requested by MERRIMACK, SANOFI-AVENTIS shall purchase from MERRIMACK, at MERRIMACK’s Manufacturing Cost, any useable remaining inventory of MM-121 which MERRIMACK has manufactured in accordance with the Global Development Plan prior to SANOFI-AVENTIS’s assumption of manufacturing responsibility hereunder, to the extent that SANOFI-AVENTIS has not previously purchased such inventory of MM-121 from MERRIMACK.

Section 3.5                                      Development Reports.  SANOFI-AVENTIS shall provide written reports to MERRIMACK within [**] days after the end of each [**] month period during each calendar year during the Term, setting forth in reasonable detail SANOFI-AVENTIS’s and its Affiliates’ and sublicensees’ (a) activities and progress during such preceding [**] month period related to the pre-commercial research, development and manufacture of Collaboration Compounds and Licensed Products, including information concerning clinical studies, achievement of development and regulatory event milestones, filing of applications for and securing of Regulatory Approvals, sublicensing efforts, and the territories (by each Major Territory, if relevant, and the rest of the world) in which the foregoing activities are conducted, such information to be provided separately for each Therapeutic Product and Diagnostic Product, and (b) any such planned research, development and manufacturing activities in the next [**] month period, including expected timelines. MERRIMACK shall provide similar semi-annual reports for any development activities that MERRIMACK may conduct hereunder with respect to Collaboration Compounds or Licensed Products.

Article IV
Regulatory Matters

Section 4.1                                      Overview; Regulatory Filings.

(a)                                  Promptly following the Effective Date, MERRIMACK shall:

(i)                                     transfer to SANOFI-AVENTIS all Regulatory Approvals and regulatory filings submitted to any Regulatory Authority for Collaboration Compounds and Licensed Products that are in MERRIMACK’s name and Controlled by MERRIMACK; or

(ii)                                  to the extent that such transfer is not permitted under applicable Laws, provide to SANOFI-AVENTIS a right of reference or use to such Regulatory Approvals and regulatory filings.

(b)                                 Subject to Section 4.1(a) above, following the Effective Date, SANOFI-AVENTIS shall own and be responsible for preparing, filing and maintaining all regulatory filings and Regulatory Approvals that are required for the research, development, manufacture, use, marketing or sale of Collaboration Compounds and Licensed Products in the Territory, provided, that:

(i)                                     MERRIMACK shall provide SANOFI-AVENTIS with assistance as may be reasonably requested by SANOFI-AVENTIS with respect to regulatory filings in accordance with the Global Development Plan;

(ii)                                  MERRIMACK shall have a right of reference or use to such regulatory filings and Regulatory Approvals to the extent necessary for the conduct of MERRIMACK’s activities under this Agreement;

(iii)                               SANOFI-AVENTIS shall provide MERRIMACK with copies of all regulatory submissions to, and material communications with, Regulatory Authorities in the Major Territories and MERRIMACK shall have the right to review and comment on such submissions and communications as to the USA, in each case as set forth in Section 4.2(a) below; and

(iv)                              SANOFI-AVENTIS shall take such actions and otherwise cooperate with MERRIMACK as may be reasonably requested by MERRIMACK to enable MERRIMACK to conduct the clinical trials and perform other development, regulatory and manufacturing activities assigned to MERRIMACK under the Global Development Plan (for clarity, all filings and all interactions with Regulatory Authorities shall be conducted and implemented by and shall be in the name of SANOFI-AVENTIS).

(c)                                  SANOFI-AVENTIS shall pay MERRIMACK, within [**] days following MERRIMACK’s monthly invoice, for (i) all internal costs of MERRIMACK personnel at the FTE Rate, plus (ii) all out-of-pocket costs and expenses incurred by MERRIMACK, with respect to each of clause (i) and (ii) to the extent incurred in transferring to SANOFI-AVENTIS Regulatory Approvals and regulatory filings (or providing SANOFI-AVENTIS with a right of reference thereto), providing regulatory assistance to SANOFI-AVENTIS, and performing other regulatory activities assigned to MERRIMACK under the Global Development Plan, provided that (i) all the foregoing is in accordance with the costs and expenses forecasted in the applicable budget as approved by the JSC or is additionally requested by SANOFI-AVENTIS, it being understood that such approved budget shall include an allowance of [**] percent ([**]%) for cost overruns (except for any budget, or portion thereof, covering the costs of MERRIMACK transferring to SANOFI-AVENTIS Regulatory Approvals or regulatory filings hereunder (or providing SANOFI-AVENTIS with a right of reference thereto), which budget, or portion thereof, shall not include such an allowance for overruns), provided such overruns, upon their occurrence, are appropriately documented and justified (as provided in Section 3.1(c)), and that MERRIMACK’s obligations to perform activities pursuant to Sections 4.1(a) and 4.1(b)(i) shall be subject to prior approval by the JSC of a budget therefor (as provided in Section 3.1(c)), and (ii) SANOFI-AVENTIS shall not be required to pay MERRIMACK any costs incurred by MERRIMACK in conducting activities with respect to regulatory matters which have been undertaken at MERRIMACK’s sole election and not requested by SANOFI-AVENTIS or assigned to MERRIMACK under the Global Development Plan.

Section 4.2                                      Communications with Regulatory Authorities.

(a)                                  Following the Effective Date, SANOFI-AVENTIS shall be responsible for all submissions to, and communications and interactions with, Regulatory Authorities in the Territory with respect to Collaboration Compounds and Licensed Products, provided, that:

(i)                                     SANOFI-AVENTIS shall keep MERRIMACK promptly informed regarding SANOFI-AVENTIS’s (or its Affiliate’s or sublicensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities in the Major Territories with respect to all Collaboration Compounds and Licensed Products, including any changes to such strategy, submissions or communications;

(ii)                                  SANOFI-AVENTIS shall provide MERRIMACK with copies, for information, of regulatory submissions to, and material communications with, any Regulatory Authorities in the Major Territories relating to Collaboration Compounds and Licensed Products and MERRIMACK shall have an opportunity to review and comment on all planned regulatory submissions to, and material communications with, Regulatory Authorities relating to clinical trials referenced in clause (iii) below; and

(iii)                               As to any human clinical trial for a particular Collaboration Compound or Licensed Product for a given indication conducted or to be conducted by MERRIMACK under the Global Development Plan, SANOFI-AVENTIS shall give due consideration in good faith to incorporating any and all comments provided by MERRIMACK on any planned regulatory submissions to, or material communications with, any Regulatory Authorities in the Major Territories with respect to such clinical trial (or the results thereof) or the Collaboration Compound or Licensed Product used in such clinical trial, unless such comments are unreasonable.

(b)                                 In addition to each Party’s rights and obligations under clause (a):

(i)                                     SANOFI-AVENTIS shall provide MERRIMACK, if feasible, with reasonable advance notice of any material meeting or substantive telephone conference with the FDA, MHLW or EMEA relating to Collaboration Compounds or Licensed Products; and

(ii)                                  As to any human clinical trial for a particular Collaboration Compound or Licensed Product for a given indication conducted or to be conducted by MERRIMACK under the Global Development Plan, MERRIMACK shall have the right to attend and participate in any such material meeting or material conference call with such Regulatory Authorities relating to such clinical trial (or the results thereof) or the Collaboration Compound or Licensed Product used in such clinical trial.

(c)                                  Without limiting the generality of any of the foregoing in this Section 4.2, SANOFI-AVENTIS shall also promptly provide MERRIMACK with a copy of all material correspondence that SANOFI-AVENTIS (or its Affiliate or sublicensee) receives from, or submits to, any Regulatory Authorities in the Major Territories, including contact reports concerning conversations or substantive meetings, contact reports of all Regulatory Authority interactions concerning conversations or substantive meetings, all IND annual reports (including any equivalent filings outside the US), and cover letters of all agency submissions (it being understood that MERRIMACK may request, and shall then receive, copies of all attachments to any such cover letters) relating to any Collaboration Compound or Licensed Product.  SANOFI-AVENTIS shall also provide MERRIMACK with any meeting minutes that SANOFI-AVENTIS prepares that reflect material communications with any Regulatory Authorities in the Major Territories regarding any Collaboration Compound or Licensed Product.

Section 4.3                                      Product Withdrawals and Recalls.  If any Regulatory Authority (a) threatens, initiates or advises any action to remove any Licensed Product from the market in the Territory, or (b) requires or advises either Party or such Party’s Affiliates or sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Licensed Product in the Territory, then MERRIMACK or SANOFI-AVENTIS, as applicable, shall notify the other Party of such event within [**] Business Days (or sooner if required by applicable Law) after such Party becomes aware of the action, threat, advice or requirement (as applicable).  The JSC will discuss and attempt to agree upon whether to recall or withdraw a Licensed Product in the Territory; provided, however, that if the Parties fail to agree within an appropriate time period or if the matter involves a safety issue that, in order to protect patient safety, does not allow for sufficient time for a discussion at the JSC level (in which event SANOFI-AVENTIS as the holder of the NDA for the Licensed Product at issue shall nonetheless provide advance notice and consultation with MERRIMACK to the maximum practical extent prior to making a decision), SANOFI-AVENTIS shall decide whether to recall or withdraw such Licensed Product in the Territory and shall undertake any such recall or withdrawal at its own cost and expense. If requested by SANOFI-AVENTIS, MERRIMACK shall reasonably cooperate with SANOFI-AVENTIS in such efforts to recall or withdraw such Licensed Product in the Territory.

Section 4.4                                      Pharmacovigilance; Safety Data Reporting.  The collaboration between the Parties may involve exchanging safety information and adverse events for the Licensed Product(s).  Therefore, the Parties agree to enter into negotiations to set up, if required, a detailed safety data exchange agreement (the “SDEA”) in due time (i.e., prior to the start of clinical development by SANOFI-AVENTIS) to arrange the pharmacovigilance database transfer to SANOFI-AVENTIS (if applicable) and any future pharmacovigilance exchange between the Parties when relevant (e.g., in the case where Merrimack is sponsoring clinical studies or co-developing Licensed Product(s)).  Each Party shall ensure, through its JDC representatives or designated personnel, that the competent pharmacovigilance groups or personnel from such Party begin to negotiate and establish the appropriate SDEA no later than [**] months before SANOFI-AVENTIS commences clinical development hereunder.  The SDEA shall be negotiated in good faith between the pharmacovigilance departments of each Party.  The SDEA shall define the roles and responsibilities of both Parties in terms of pharmacovigilance and define the detailed safety exchange required to permit compliance by both Parties with safety reporting requirements to Regulatory Authorities and other entities in the respective Territories and ensure worldwide safety surveillance.

Section 4.5                                      Regulatory Compliance.  Each Party agrees that in performing its obligations under this Agreement, (a) it shall comply in all material respects with all applicable FDA and other current international regulatory requirements and standards, including FDA’s current Good Manufacturing Practices and Good Clinical Practices, and comparable foreign regulatory standards, and other applicable rules, regulations and requirements, and (b) it will not employ or use the services of any person that has been debarred under Section 306(a) or 306(b) of the Federal Food, Drug, and Cosmetic Act.

Article V
Commercialization; Co-Promotion

Section 5.1                                      Overview.  Subject to MERRIMACK’s Co-Promotion of Co-Promoted Products and the other terms and conditions of this Agreement, SANOFI-AVENTIS will have sole responsibility for the commercialization of Licensed Products in the Field in the Territory, including all costs and expenses relating thereto, and for booking sales of Licensed Products throughout the Territory.

Section 5.2                                      Commercialization Reports.  With respect to each Licensed Product developed pursuant to this Agreement, commencing with the calendar year in which an application for Marketing Authorization is first filed with respect to such Licensed Product in any Major Territory, and for each subsequent calendar year thereafter, SANOFI-AVENTIS shall provide to MERRIMACK (through the JCC, if the JCC is in place) for MERRIMACK’s review and comment, within [**] days following the end of each [**] month period during each calendar year during the Term, a written report setting forth in reasonable detail SANOFI-AVENTIS’ and its Affiliates’ and sublicensees’ (a) activities and progress during such preceding [**] month period related to the commercialization of Collaboration Compounds and Licensed Products, including information concerning First Commercial Sale, achievement of sales level event milestones, and the territories (by each Major Territory and the rest of the world) in which the foregoing activities are conducted, such information to be provided separately for each Therapeutic Product and Diagnostic Product, and (b) any planned commercialization activities in the next [**] month period, including expected timelines.  For purposes of clarity, this Section 5.2 shall remain in effect regardless of any opt-out, waiver or termination of Co-Promotion rights with respect to Co-Promoted Product(s) by MERRIMACK hereunder.

Section 5.3                                      Co-Promotion Right; MERRIMACK Election to Opt-Out.

(a)                                  MERRIMACK shall have the right to participate in the Co-Promotion of any Therapeutic Product in the USA until such Therapeutic Product is permanently discontinued or no longer sold in the USA, which Co-Promotion right shall automatically include the right to Co-Promote any companion Diagnostic Product for such Therapeutic Product (such Therapeutic Product, together with any companion Diagnostic Product, the “Co-Promoted Product”); provided, that MERRIMACK may elect to opt out of Co-Promoting a particular Co-Promoted Product by providing written notice to SANOFI-AVENTIS at least [**] months prior to the planned US Filing Date for such Co-Promoted Product established by the JSC (the “Co-

Promotion Opt-Out Period”), based on the most recent planned US Filing Date made available to MERRIMACK for such Co-Promoted Product.

(b)                                 If MERRIMACK elects to opt out of Co-Promoting any Co-Promoted Product within the Co-Promotion Opt-Out Period, then MERRIMACK shall have no further right to participate in the Co-Promotion of any Co-Promoted Product in the USA (for clarity, and notwithstanding anything herein to the contrary, MERRIMACK shall no longer have the right to Co-Promote any and all subsequent Co-Promoted Products in the USA, and any existing Co-Promoted Products, even those with respect to which MERRIMACK has not exercised its opt-out right or terminated Co-Promotion hereunder).

(c)                                  If MERRIMACK does not exercise its right to opt out of Co-Promoting any Co-Promoted Product in the USA within the Co-Promotion Opt-Out Period, then:

(i)                                     MERRIMACK shall be deemed to have waived its right to opt out of Co-Promoting such Co-Promoted Product in the USA (but without limiting MERRIMACK’s right to terminate Co-Promotion of such Co-Promoted Product pursuant to Section 5.6); and

(ii)                                  MERRIMACK shall use Commercially Reasonable Efforts to perform the Co-Promotion of such Co-Promoted Product(s), subject to and in accordance with the terms and conditions of this Agreement and the Commercialization Plan, including MERRIMACK’s right to terminate Co-Promotion of such Co-Promoted Product pursuant to Section 5.6.

(d)                                 From and after (i) any termination of MERRIMACK’s right to Co-Promote Licensed Products hereunder, (ii) the expiration of the Co-Promote Term, or (iii) MERRIMACK’s opt-out of Co-Promotion under this Section 5.3, MERRIMACK shall have no further obligation to pay any Marketing Costs (except for those Marketing Costs incurred before the date of such termination, expiration or opt-out) or to perform any Co-Promotion activities.

Section 5.4                                      Commercialization Plan; Performance of Co-Promotion Responsibilities.

(a)                                  With respect to each Co-Promoted Product, unless and until MERRIMACK opts out of Co-Promotion of any Co-Promoted Product pursuant to Section 5.3 (in which case MERRIMACK shall no longer have the right to Co-Promote any Co-Promoted Product), or terminates Co-Promotion of such Co-Promoted Product pursuant to Section 5.6 (in which case MERRIMACK shall be deemed to have terminated Co-Promotion with respect to all Co-Promoted Products):

(i)                                     The JCC shall prepare a Commercialization Plan to provide for the Co-Promotion of such Co Promoted Product(s) in the USA based on the best commercial interests of such Co-Promoted Product(s).

(ii)                                  The Commercialization Plan shall address and provide for the following matters, among others, with respect to such Co-Promoted Product(s), based on the principles set forth on Exhibit D (such principles, subject to amendment from time to time by mutual agreement of the Parties, the “Co-Promotion Guidelines”):

(A)                              the annual budgeted total detailing effort for the USA;

(B)                                the methods of allocation of the total detailing effort between the Parties (for clarity the total detailing effort being borne for [**] percent ([**]%) by MERRIMACK and for [**] percent ([**]%) by SANOFI-AVENTIS); and

(C)                                the number and position of details and categories of professionals or institutions to be targeted, and the allocation of such professionals or institutions between the Parties.

(iii)                               The sales management teams from each Party shall cooperate in good faith to coordinate detailing activities in order to maximize product sales by, for example, maximizing geographic coverage in the USA, eliminating unnecessary duplication, and enhancing market penetration.  Each Party shall use Commercially Reasonable Efforts to perform those tasks and responsibilities assigned to it in the Commercialization Plan with respect to each Co-Promoted Product, and in accordance with applicable Laws.

(iv)                              Each Party shall be responsible for staffing, supervising and compensating (including incentives) its own sales personnel, and for all costs associated with such activities, including internal costs and out-of-pocket expenses related to training (collectively, “Sales Force Costs”).

(v)                                 In an effort to provide consistency in the promotion of the Co-Promoted Product(s), (A) the respective sales personnel of both Parties shall undergo a common training, under the leadership and supervision of SANOFI-AVENTIS (for clarity the direct costs thereof being borne [**]% by MERRIMACK and [**]% by SANOFI-AVENTIS) and (B) the Parties will, to the extent permitted by applicable Laws, seek to harmonize the compensation (including incentives) granted to their respective sales personnel engaged in Co-Promotion of Co-Promoted Products.

(vi)                              SANOFI-AVENTIS shall be responsible for development of product-specific training materials, with input from MERRIMACK, and each Party shall use the same training materials for its respective sales personnel.

(vii)                           During the Co-Promote Term, SANOFI-AVENTIS shall be responsible for [**] percent ([**]%) and, subject to Section 8.4(e)(ii)(B), MERRIMACK shall be responsible for [**] percent ([**]%) of the total direct and identifiable medical affairs, marketing and promotion costs for each Co-Promoted Product in the USA, including (A) costs of developing product-specific training materials for the USA, and (B) costs incurred in the USA for phase IV clinical trials, but excluding all internal overhead and administrative costs and expenses (such marketing and promotion costs, collectively, “Marketing Costs”).  For clarity, as to any Co-Promoted Product, phase IV clinical trial means a clinical trial of such Co-Promoted Product initiated after receipt of Marketing Authorization from the FDA for the Co-Promoted Product, but excluding any clinical trial conducted as a condition to the granting of Marketing Authorization by the FDA or any other Regulatory Authority.

(b)                                 Neither Party shall, directly or indirectly, hire or attempt to hire any individual who is a member of the other Party’s sales force and engaged in Co-Promotion activities pursuant to this Agreement while the Parties are Co-Promoting any Co-Promoted Product; provided, however, that nothing in this Section 5.4(b) shall prevent a Party from engaging in soliciting activities of a general nature (not directed at any particular individual), such as advertisements in a newspaper or posting of job opportunities.

(c)                                  The Parties acknowledge that MERRIMACK’s right to Co-Promote Licensed Products in the USA is of a personal nature, and consequently the Parties agree that (i) except as permitted in Section 16.2 (but subject to clause (iii) of this Section 5.4(c)), MERRIMACK may not assign to any Third Party its right to Co-Promote any Licensed Product hereunder, (ii) MERRIMACK shall not subcontract any of its Co-Promotion obligations (and in particular shall not utilize the services of a contract marketing organization or otherwise utilize sales force personnel provided by a Third Party), without SANOFI-AVENTIS’s prior written consent and (iii) in case of a change of control of MERRIMACK in which MERRIMACK becomes an Affiliate of a competitor (as defined below) of SANOFI-AVENTIS or an assignment of this Agreement by MERRIMACK (as permitted in accordance with Section 16.2) to a competitor (as defined below) of SANOFI-AVENTIS, MERRIMACK’s right to Co-Promote Licensed Product(s) hereunder shall immediately terminate (i.e., if at the date of such change of control or permitted assignment MERRIMACK is not yet conducting any Co-Promotion of Licensed Product(s), MERRIMACK shall have no right to do so thereafter and if at the time of such change of control or permitted assignment MERRIMACK is conducting Co-Promotion of Licensed Product(s), then upon SANOFI-AVENTIS’ request, MERRIMACK shall cease to conduct such Co-Promotion).  For the purpose of this clause, “competitor” means any person or entity that, as of the time of the change of control of MERRIMACK (or of the permitted assignment), either (y) is one of the [**] largest worldwide oncology companies as of December 31 of the most recently completed calendar year as measured by oncology product sales (or is controlling, controlled by or under common control with a person or entity that meets the criteria described in this clause (y)), or (z) is engaged in clinical development or commercial sale of a Competing Product (or is controlling, controlled by or under common control with a person or entity that meets the criteria described in this clause (z)).

(d)                                 For purposes of clarity, from and after MERRIMACK’s exercise of its right to opt out of Co-Promotion of any Co-Promoted Product pursuant to Section 5.3, or MERRIMACK’s termination of Co-Promotion of any Co-Promoted Product pursuant to Section 5.6, (i) MERRIMACK shall have no further obligations with respect to the Co-Promotion of any and all Licensed Products, and (ii) SANOFI-AVENTIS shall be solely responsible for all sales, marketing and other commercialization activities with respect to any and all Licensed Products throughout the Territory, and all costs and expenses associated therewith.

Section 5.5                                      Complaints.

(a)                                  With respect to each Co-Promoted Product, unless and until MERRIMACK exercises its right to opt out of Co-Promotion of any Co-Promoted Product pursuant to Section 5.3, or terminates Co-Promotion of any Co-Promoted Product pursuant to Section 5.6, the JCC will develop and implement, and the Parties shall abide by:

(i)                                     a customary policy for handling complaints that may be made, alleged or threatened by a Third Party with respect to the use of any promotional, advertising, patient information, communication and educational materials by a Party relating to such Co-Promoted Product in the USA; and

(ii)                                  a customary policy for handling and investigating complaints made, alleged or threatened by a Third Party with respect to the manufacturing, handling or storage of such Co-Promoted Product.

(b)                                 SANOFI-AVENTIS shall be responsible for handling all complaints with respect to all Co-Promoted Products, and all costs and expenses associated therewith.

Section 5.6                                      Termination of Co-Promotion Rights.  Unless and until MERRIMACK opts out of Co-Promoting any Co-Promoted Product pursuant to Section 5.3, MERRIMACK shall be obligated to perform its Co-Promotion obligations with respect to all Licensed Products until at least the [**] anniversary of the First Commercial Sale of the first Co-Promoted Product in the USA; provided, however, that (in the case where MERRIMACK has not elected to opt out of Co-Promoting any Co-Promoted Product) MERRIMACK shall have the right to terminate its Co-Promotion obligations with respect to all Co-Promoted Products effective any time on or after the [**] anniversary of the First Commercial Sale of the first Co-Promoted Product in the USA by providing to SANOFI-AVENTIS at least [**] days prior written notice to SANOFI-AVENTIS (for clarity, such termination shall apply to all Licensed Products marketed in the USA).

Section 5.7                                      Product Labeling.  To the extent permitted under applicable Laws:

(a)                                  all Licensed Products shall carry the SANOFI-AVENTIS name and logo on the product label and shall state that the Licensed Product is licensed from MERRIMACK; and

(b)                                 all written promotional materials associated with each Licensed Product shall indicate that the Licensed Product was licensed from MERRIMACK.

Article VI
Diligence; Exclusivity; [**]

Section 6.1                                      Diligence Obligations.  SANOFI-AVENTIS shall use Commercially Reasonable Efforts to research, develop and obtain all necessary Regulatory Approvals for, and, upon receipt of such Regulatory Approvals, to commercialize at least one (1) Therapeutic Product and at least one (1) companion Diagnostic Product for such Therapeutic Product in each of the Major Territories.  SANOFI-AVENTIS shall be deemed to have used Commercially Reasonable Efforts hereunder with respect to its development and commercialization activities with respect to a Licensed Product in the EU if SANOFI-AVENTIS uses Commercially Reasonable Efforts to develop and commercialize such Licensed Product in any [**] or more of the Major EU Countries.

Section 6.2                                      Exclusivity.

(a)                                  During the Exclusivity Period, neither Party nor any of its Affiliates shall, by itself or through, with or on behalf of any Third Party, undertake the clinical development, manufacture of commercial quantities, or commercialization anywhere in the Territory of any monoclonal antibody or standalone single antibody fragment, the primary molecular target of which is ErbB3, for use in the Field (a “Competing Product”), other than pursuant to this Agreement; provided, however, that this Section 6.2(a) shall not in any way limit an Affiliate of a Party that controls such Party (a “Parent”) from conducting any of the foregoing activities (either directly or through Affiliates other than the Party) as to a Competing Product that was the subject of a research, development or commercialization program initiated by the Parent prior to the date that the Parent became an Affiliate of such Party, provided that, if requested by SANOFI-AVENTIS, the Parent will provide SANOFI-AVENTIS, subject to confidentiality and non-use obligations of SANOFI-AVENTIS, with reasonable evidence substantiating the pre-existing nature of such program.

(b)                                 In the event that either Party, or any of its Affiliates, commits a breach of the exclusivity provision set forth in clause (a) above at any time during the Exclusivity Period, without limiting any other rights or remedies that the other Party may have, in contract, law or in equity, the breaching Party and its Affiliates shall be prohibited from pursuing the clinical development, commercial manufacture or commercialization of any Competing Product which was the subject of the activity(ies) constituting such breach, after the end of the Exclusivity Period for the remainder of the Term.

(c)                                  [**]. MERRIMACK hereby [**] to SANOFI-AVENTIS [**] on the terms and conditions set forth in this Section 6.3.

(a)   If MERRIMACK [**] with a [**] (other than [**] and other [**] to which MERRIMACK does not [**] to such [**] to [**] and [**] in [**] and [**] (the [**], MERRIMACK shall [**] of [**] to SANOFI-AVENTIS and SANOFI-AVENTIS shall [**] MERRIMACK [**] within [**] days [**] as to whether SANOFI-AVENTIS [**] in [**].  Such [**] from MERRIMACK shall include a [**] of the [**] in MERRIMACK’s possession with respect to the [**], to allow SANOFI-AVENTIS to [**]

(b)   If, before the [**] of the [**], SANOFI-AVENTIS indicates that it is [**] the [**], the Parties shall [**] to [**] whether [**] as to the [**] on [**]

(c)   If:

(i)                                     SANOFI-AVENTIS does not [**] of the [**] that it is [**] in [**];

(ii)                                  SANOFI-AVENTIS [**] before the [**] of the [**] that it has [**] in the [**]; or

(iii)                               SANOFI-AVENTIS [**] such [**] before the [**] of the [**] but the Parties are [**] with respect to the [**] within [**] days following [**] from SANOFI-AVENTIS in accordance with Section 6.3(a) that it is [**] in [**];

then, except as otherwise set forth in clause (d) below, SANOFI-AVENTIS’s [**] to [**] of, or [**] with respect to, the [**] with MERRIMACK under this Section 6.3 [**] and have [**], and MERRIMACK shall be [**] and [**] relating to the [**] with any [**].

(d)                                 In the event that the Parties are [**] with respect to the [**] within the [**] after [**] during the [**] pursuant to clause (c)(iii) above, and MERRIMACK, within the

[**] month period [**] with respect to the [**] that are [**], to [**] than the [**] last [**] during the [**] with respect to the [**], then MERRIMACK shall [**] to SANOFI-AVENTIS and SANOFI-AVENTIS shall [**] with MERRIMACK with respect to the [**].  If SANOFI-AVENTIS [**] with MERRIMACK with respect to the [**] on [**] to MERRIMACK within [**] days following MERRIMACK’s [**] to SANOFI-AVENTIS of [**], SANOFI-AVENTIS’s [**] of, or [**] with respect to, the [**] with MERRIMACK under this Section 6.3 shall [**] and [**], and MERRIMACK shall be [**] and [**] with any [**].

(e)                                  If the [**] consists of [**] that include [**], then SANOFI-AVENTIS’s [**] to [**] to [**] under this Section 6.3 shall apply only with respect to the [**], and [**] by MERRIMACK to a [**] to [**].  However if the [**] does [**] in [**], then SANOFI-AVENTIS’ [**] to [**] to [**] under this Section 6.3 shall [**] MERRIMACK [**] in [**] in [**] as to which MERRIMACK has [**] SANOFI-AVENTIS of a [**].

For clarity, if the [**] consists of an [**] that [**] in a [**], then SANOFI-AVENTIS’ [**] to [**] under this Section 6.3 shall apply thereafter [**] MERRIMACK [**] including [**] in [**] that [**] in other [**] as to which MERRIMACK [**] SANOFI-AVENTIS of a [**].

Article VII
Grant of Licenses

Section 7.1                                      MERRIMACK License Grants.

(a)                                  Grant.  Subject to the terms and conditions of this Agreement, MERRIMACK hereby grants to SANOFI-AVENTIS an exclusive, royalty-bearing right and license, with the right to grant sublicenses subject to Section 7.1(b), under Licensed Technology and Licensed Patent Rights, including MERRIMACK’s rights to Joint Technology and Joint Patent Rights, to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Compounds and Licensed Products in the Field in the Territory.

(b)                                 Sublicense Rights.

(i)                                     Except as otherwise set forth in clause (ii) below and subject to the remainder of this Section 7.1(b), SANOFI-AVENTIS shall have the right to enter into sublicenses relating to the license granted in Section 7.1(a) to Third Parties or Affiliates with which SANOFI-AVENTIS has agreed to research, develop, manufacture or commercialize Collaboration Compounds and Licensed Products in the Territory, either jointly, in collaboration with or on behalf of SANOFI-AVENTIS.

(ii)                                  Notwithstanding the foregoing, unless and until MERRIMACK opts out of Co-Promotion pursuant to Section 5.3, or terminates Co-Promotion pursuant to Section 5.6, with respect to any Co-Promoted Product in the USA, SANOFI-AVENTIS shall not have the right to enter into any sublicenses relating to any Co-Promoted Product in the USA without the prior written consent of MERRIMACK, not to be unreasonably withheld.  In addition, during the Co-Promote Term for any Co-Promoted Product, SANOFI-AVENTIS shall not grant any rights to any Third Party or Affiliate in a manner that would undermine, conflict with or restrict MERRIMACK’s Co-Promotion rights with respect to such Co-Promoted Product in the USA, without the prior written consent of MERRIMACK.

(iii)                               Each sublicense granted by SANOFI-AVENTIS under this Section 7.1(b) shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such sublicensee shall not further sublicense except on terms consistent with this Section 7.1(b).  SANOFI-AVENTIS shall provide MERRIMACK with a copy of any sublicense granted pursuant to this Section 7.1(b) within thirty (30) days after the execution thereof.  Such copy may be redacted to exclude confidential scientific information and other commercially-sensitive information required by a sublicensee to be kept confidential.

(iv)                              SANOFI-AVENTIS shall be responsible for the performance of its sublicensees, and shall ensure that any such sublicensees comply with all applicable provisions of this Agreement.  In the event of a material default by any sublicensee under a sublicense agreement, SANOFI-AVENTIS will inform MERRIMACK and take such action, after consultation with MERRIMACK, which in SANOFI-AVENTIS’s reasonable business judgment will address such default.

Section 7.2                                      SANOFI-AVENTIS License Grants.  Subject to the terms and conditions of this Agreement, SANOFI-AVENTIS hereby grants to MERRIMACK and its Affiliates a non-exclusive, non-royalty bearing license in the Territory, without the right to grant sublicenses except as contemplated by the Global Development Plan or as otherwise authorized in writing by SANOFI-AVENTIS, under the SANOFI-AVENTIS Technology and SANOFI-AVENTIS Patent Rights, including SANOFI-AVENTIS’s rights to Joint Technology and Joint Patent Rights, for the sole purpose of performing MERRIMACK’s obligations under this Agreement, including conducting the activities assigned to MERRIMACK under the Global Development Plan and, unless and until MERRIMACK opts out of Co-Promotion pursuant to Section 5.3, or terminates Co-Promotion pursuant to Section 5.6, with respect to any Co-Promoted Product, for purposes of Co-Promoting such Co-Promoted Product(s) hereunder.

Section 7.3                                      Disclosure of MERRIMACK Technology.  Commencing on the Effective Date and continuing during the Development Term, MERRIMACK (consistent with its applicable confidential disclosure obligations to Third Parties, if any) shall use reasonable best efforts to disclose to SANOFI-AVENTIS (a) all Licensed Technology specified in the Global Development Plan, and (b) any Licensed Technology not specified in the Global Development Plan that MERRIMACK reasonably believes to be necessary or useful for the research, development, manufacture or commercialization of Collaboration Compounds or Licensed Products hereunder.  In particular, MERRIMACK shall use reasonable best efforts during such period to disclose or make available to SANOFI-AVENTIS all material data and information in its possession or otherwise under its Control, regarding Licensed Products, Licensed Patent Rights and Licensed Technology, all the foregoing as may be necessary or useful for the research, development, manufacture or commercialization of Collaboration Compounds or Licensed Products hereunder.

Section 7.4                                      Compliance with Third Party Agreements.

(a)                                  The grants by MERRIMACK under Licensed Intellectual Property set forth in Section 7.1 include the sublicense of certain Licensed Intellectual Property that is not owned by MERRIMACK.  SANOFI-AVENTIS’ rights and licenses under, or with respect to, Licensed Intellectual Property, including any prosecution or enforcement undertaken by the Parties pursuant to Article IX, are limited to the rights granted by Third Party licensors to MERRIMACK under the Existing Third Party Licenses and are subject to all applicable restrictions, limitations and obligations imposed on MERRIMACK or its sublicensees in such Existing Third Party Licenses.  SANOFI-AVENTIS shall comply, and cause its Affiliates and sublicensees to comply, with all such restrictions, limitations and obligations (including Paragraphs 4.2, 4.3, 5.1, 5.2, 8.1, 9.1-9.5, 10.1-10.5, 12.5, 13.7-13.9 and 14.10 of the PHS Agreement, a copy of which provisions is attached hereto as Exhibit E).

(b)                                 During the Term, MERRIMACK shall use Commercially Reasonable Efforts to maintain the Existing Third Party Licenses in effect (and in particular shall use Commercially Reasonable Efforts not to commit any breach that would entitle the Third Party licensor to terminate an Existing Third Party License) and shall not terminate any Existing Third Party License without SANOFI-AVENTIS’ prior written consent.  In addition, during the Term, MERRIMACK shall promptly notify SANOFI-AVENTIS of any written notice of breach or termination received by MERRIMACK with respect to any Existing Third Party License and SANOFI-AVENTIS shall have the right to cure any such breach on MERRIMACK’s behalf.

(c)                                  Any sublicensee obligations required by any Existing Third Party License to be included in a sublicense thereunder, including without limitation any required provision making the applicable Third Party licensor a third party beneficiary of any sublicense thereunder, shall be deemed to be included in this Agreement, provided a copy of the relevant agreement has been provided to SANOFI-AVENTIS prior to the Execution Date.

(d)                                 The license granted by MERRIMACK in Section 7.1 with respect to the Patent Rights licensed under the PHS Agreement are subject to rights reserved by the United States government as set forth in the PHS Agreement.

Section 7.5                                      Grant back of Licensed Intellectual Property.  SANOFI-AVENTIS hereby grants to MERRIMACK a non-exclusive license, under Licensed Technology and Licensed Patent Rights, to the rights granted to SANOFI-AVENTIS under Section 7.1.(a), solely to the extent necessary for MERRIMACK to perform (i) the development obligations that may be assigned to it under the Global Development Plan and (ii) until and unless MERRIMACK opts out or terminates Co-Promotion with respect to any Co-Promotion Product, Co-Promotion activities pursuant to this Agreement.

Section 7.6                                      Trademark License.  So long as MERRIMACK conducts Co-Promotion of Licensed Product(s), SANOFI-AVENTIS grants MERRIMACK a non-exclusive license to the trademark(s) utilized in marketing the Licensed Product(s) in the USA, to the extent necessary for MERRIMACK to conduct such Co-Promotion activities, such license to become effective on the date when MERRIMACK starts conducting Co-Promotion of Licensed Products and terminates automatically upon the date when MERRIMACK ceases, for whatever reason, to conduct Co-Promotion activities with respect to Licensed Products in the USA.

Section 7.7                                      No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

Section 7.8                                      Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Article VIII
Financial Provisions

Section 8.1                                      Upfront Payment.  SANOFI-AVENTIS shall pay MERRIMACK a one-time, non-refundable, non-creditable fee of Sixty Million Dollars (US$60,000,000) within seven (7) Business Days after the Effective Date, [**] Dollars (US$[**]) of which constitutes reimbursement for research and development costs previously incurred by MERRIMACK with respect to Collaboration Compounds and Licensed Products.

Section 8.2                                      Development and Regulatory Milestones.

(a)                                  For each of the first and second distinct [**] indications, SANOFI-AVENTIS shall pay MERRIMACK up to a total of [**] Dollars (US$[**]) for achievement by Collaboration Compounds or Therapeutic Products of the following event milestones, resulting in a maximum potential payment of [**] Dollars (US$[**]) under this Section 8.2(a) if all of the following event milestones are achieved for the first two distinct [**] indications:

Development and Regulatory Milestone Event for each of the First and Second Distinct [**] Indications		Dollars [**]

(i)	[**]	$	[**]

(ii)	[**]	$	[**]

(iii)	[**]	$	[**]

(iv)	[**]	$	[**]

(v)	[**]	$	[**]

(vi)	[**]	$	[**]

	For clarity: [**]	$	[**]
	For clarity: [**]	$	[**]

(b)                                 For each of the third and fourth distinct [**] indications, SANOFI-AVENTIS shall pay MERRIMACK up to a total of [**] Dollars (US$[**]) for achievement by

Collaboration Compounds or Therapeutic Products of the following event milestones, resulting in a maximum potential payment of [**] Dollars (US$[**]) under this Section 8.2(b) if all of the following event milestones are achieved for both of the third and fourth distinct [**] indications:

Development and Regulatory Milestone Event for each of the Third and Fourth Distinct [**] Indications		Dollars [**]

(i)	[**]	$	[**]

(ii)	[**]	$	[**]

(iii)	[**]	$	[**]

(iv)	[**]	$	[**]

(v)	[**]	$	[**]

(vi)	[**]	$	[**]

	For clarity: [**]	$	[**]
	For clarity: [**]	$	[**]

For clarity, “[**]” shall mean [**]. For example, [**] will be [**] of the [**] will be [**] of the [**] will be [**] within the [**], and so on. For clarity, (i) if a [**] in a [**] indication then [**] for such [**] indication [**] a new [**] indication for such [**] and (ii) a [**] in the same [**] indication (e.g. without limitation, [**] indication.

(c)                                  As to each of the first, second, third and fourth [**] indications of Collaboration Compounds or Therapeutic Products, SANOFI-AVENTIS shall pay MERRIMACK [**] Dollars (US$[**]) upon the Successful Use (as defined below) of a Diagnostic Product in connection therewith, resulting in a maximum potential payment of [**] Dollars (US$[**]) under this Section 8.2(c) if Successful Use of a Diagnostic Product is achieved in all four indications.  “Successful Use” of a Diagnostic Product means the use of a Diagnostic Product in a human clinical study in which the primary endpoint is achieved in a patient population that is stratified by the use of the Diagnostic Product, as determined in the protocol of the relevant study set forth in the Global Development Plan.

(d)                                 Each milestone payment set forth in this Section 8.2 shall be payable by SANOFI-AVENTIS upon the achievement of the related milestone event by SANOFI-AVENTIS or any of its Affiliates or sublicensees, and SANOFI-AVENTIS shall provide notice to MERRIMACK promptly upon achievement of such milestone event and no later than within [**] days from such achievement.  If any of the milestone events set forth in this Section 8.2 with respect to a PoC Phase II Study or Phase III Clinical Study is achieved by MERRIMACK or any of its Affiliates pursuant to the terms of this Agreement, the corresponding milestone payment(s) set forth in this Section 8.2 shall be payable by SANOFI-AVENTIS upon achievement of such milestone event by MERRIMACK or its Affiliates, and MERRIMACK shall provide notice to SANOFI-AVENTIS promptly upon achievement of such milestone event. Upon receipt of

SANOFI-AVENTIS’ notice that a milestone event has been achieved, MERRIMACK shall prepare and provide SANOFI-AVENTIS with the corresponding invoice and SANOFI-AVENTIS shall pay MERRIMACK each such milestone payment within [**] days after receipt of such invoice.

(e)                                  If any development event set forth in clause (i) or (ii) of either of the tables set forth in Section 8.2(a) or 8.2(b) above is not achieved due to SANOFI-AVENTIS or any of its Affiliates or sublicensees taking a development path that does not require the achievement of such development event (e.g., a PoC Phase II Study is not required for a given [**] indication), any milestone payment associated with such development event shall become payable when development has progressed beyond the point in development represented by such development event, it being understood that such progress shall be deemed to have been completed and the milestone set forth in clause (i) or (ii), as applicable, shall be deemed to have been achieved at the latest when development has reached the milestone set forth in clause (ii) or (iii), as applicable.

(f)                                    If any event milestone payment set forth in either of the tables set forth in Section 8.2(a) or 8.2(b) above is paid by SANOFI-AVENTIS for a Therapeutic Product for a given [**] indication, and such Therapeutic Product is subsequently withdrawn from development for any reason, then such event milestone payment shall be creditable against the analogous event milestone payment that would be due upon the subsequent achievement of the same milestone event for the same [**] indication with another Therapeutic Product.  For example, if (i) a PoC Phase II Study is initiated for a given Therapeutic Product for the first [**] indication, (ii) the $[**] event milestone payment is paid for such first [**] indication, (iii) the given Therapeutic Product for such [**] indication is withdrawn from development (“Failed Product”), and (iv) a PoC Phase II Study is subsequently initiated for another Therapeutic Product for the same [**] indication as the Failed Product, then no event milestone payment shall be due upon dosing of the first patient in such subsequent PoC Phase II Study for such other Therapeutic Product for the same [**] indication as the Failed Product. For clarity, if a payment set forth in Section 8.2(c) has been made by SANOFI-AVENTIS with respect to the Successful Use of a Diagnostic Product in connection with a particular [**] indication for a particular Collaboration Compound or Therapeutic Product and such Collaboration Compound or Therapeutic Product becomes a Failed Product, no payment will be due under Section 8.2(c) upon the Successful Use of the Diagnostic Product with another Collaboration Compound or Therapeutic Product for the same [**] indication.

(g)                                 With respect to the regulatory events set forth in clauses (iv) and (vi) of the tables set forth in Sections 8.2(a) and 8.2(b) above, the Parties acknowledge that they anticipate that SANOFI-AVENTIS will be required to file an application for Marketing Authorization for Therapeutic Product(s) centrally with the EMEA.  Notwithstanding the foregoing, in the event that SANOFI-AVENTIS files an application for Marketing Authorization for Therapeutic Product(s) with Regulatory Authorities of individual countries in the EU, or applicable Laws require such individual EU country filings, each of the regulatory events set forth in clauses (iv) and (vi) of the tables set forth in Sections 8.2(a) and 8.2(b) above shall be deemed to have been achieved upon the first filing for, or receipt of, Marketing Authorization, as applicable, in the first Major EU Country.

(h)                                 For the avoidance of doubt, no event milestone payment shall be due with respect to any [**] indication beyond the fourth [**] indication to achieve any of the milestone events set forth in Sections 8.2(a), 8.2(b) and 8.2(c) above.

Section 8.3                                      Sales Milestones.

(a)                                  As to each Therapeutic Product, SANOFI-AVENTIS shall pay MERRIMACK up to a total of Sixty Million Dollars (US$60,000,000) upon the first achievement of the following Net Sales milestones, on a Therapeutic Product-by-Therapeutic Product basis:

Sales Milestone Event for Therapeutic Product		Dollars [**]

(i)	Total Worldwide Net Sales for such Therapeutic Product exceed $[**] in any four (4) consecutive calendar quarters	$	[**]

(ii)	Total Worldwide Net Sales for such Therapeutic Product exceed $[**] in any four (4) consecutive calendar quarters	$	[**]

(iii)	Total Worldwide Net Sales for Therapeutic Product exceed $[**] in any four (4) consecutive calendar quarters	$	[**]

	For clarity: TOTAL		$60.0M

(b)                                 Each milestone payment set forth in Section 8.4(a) shall be payable by SANOFI-AVENTIS upon the achievement of the related milestone event by SANOFI-AVENTIS and its Affiliates or sublicensees, and SANOFI-AVENTIS shall provide notice to MERRIMACK promptly upon achievement of such milestone event.  SANOFI-AVENTIS shall pay MERRIMACK each such milestone payment within [**] days of such achievement of the related milestone event.

(c)                                  For purposes of clarity, more than one of the Net Sales milestones set forth above may be earned in the same four (4) consecutive calendar quarter period with respect to a Therapeutic Product.  For example, if total worldwide Net Sales with respect to a given Therapeutic Product have not achieved any of the lower sales milestone thresholds set forth in clause (i) or (ii) of Section 8.3(a) above in any previous four (4) consecutive calendar quarter period, but total worldwide Net Sales with respect to such Therapeutic Product exceed $[**] in a subsequent four (4) consecutive calendar quarter period, then all three milestone payments, totaling $60 Million, payable upon achievement of the sales milestone thresholds set forth in clause (i), (ii) and (iii) of Section 8.3(a) above shall become payable to MERRIMACK hereunder.

Section 8.4                                      Royalties.

(a)                                  Royalty Rate for ROW Territory.  As to each Therapeutic Product sold in the ROW Territory, subject to adjustment under Section 8.4(d) and to the remainder of this Section 8.4, SANOFI-AVENTIS shall pay MERRIMACK royalties on aggregate annual (calendar year) Net Sales of such Therapeutic Product in the ROW Territory, at the incremental royalty rates set forth below, on a Therapeutic Product-by-Therapeutic Product basis:

Aggregate Annual Net Sales (in US Dollars) for such Therapeutic Product in the ROW Territory	Incremental Royalty Rates as a Percentage (%) of Net Sales

Portion of Calendar Year Net Sales up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**], up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**], up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**]	[**]	%

For example, if aggregate annual Net Sales of a given Therapeutic Product in the ROW Territory for a given calendar year are US$[**], then the royalty payable to MERRIMACK on such Net Sales of such Therapeutic Product in the ROW Territory under this Section 8.4(a) for that year would be US$[**], which is calculated as follows: [**].

(b)                                 Royalty Rate for USA unless MERRIMACK Opts Out or Terminates Co-Promotion.  As to each Therapeutic Product that is a Co-Promoted Product sold in the USA, subject to adjustment under Section 8.4(d) and to the remainder of this Section 8.4, SANOFI-AVENTIS shall pay MERRIMACK royalties on aggregate annual (calendar year) Net Sales of such Co-Promoted Product in the USA, at the incremental royalty rates set forth below, on a Therapeutic Product-by-Therapeutic Product basis, unless and until MERRIMACK opts out of Co-Promotion pursuant to Section 5.3, or terminates Co-Promotion pursuant to Section 5.6, with respect to any Co-Promoted Product in the USA (in which event Section 8.4(c) and the royalty rates set forth therein shall apply):

Aggregate Annual Net Sales (in US Dollars) for Co-Promoted Product(s) in the USA if MERRIMACK has not Opted Out or Terminated Co-Promotion	Incremental Royalty Rate as a Percentage (%) of Net Sales

Portion of Calendar Year Net Sales up to and including $[**]	[**]	%

Aggregate Annual Net Sales (in US Dollars) for Co-Promoted Product(s) in the USA if MERRIMACK has not Opted Out or Terminated Co-Promotion	Incremental Royalty Rate as a Percentage (%) of Net Sales

Portion of Calendar Year Net Sales that exceeds $[**], up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**], up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**]	[**]	%

(c)                                  Royalty Rate for USA if MERRIMACK Opts Out or Terminates Co-Promotion.  As to each Therapeutic Product sold in the USA, subject to adjustment under Section 8.4(d) and to the remainder of this Section 8.4, SANOFI-AVENTIS shall pay MERRIMACK royalties on aggregate annual (calendar year) Net Sales of a Therapeutic Product in the USA, at the incremental royalty rates set forth below, on a Therapeutic Product-by-Therapeutic Product basis, from and after MERRIMACK’s opt-out of Co-Promotion with respect to any Therapeutic Product pursuant to Section 5.3, or MERRIMACK’s termination of Co-Promotion with respect to any Therapeutic Product pursuant to Section 5.6:

Aggregate Annual Net Sales (in US Dollars) for each Therapeutic Product in the USA if MERRIMACK Opts Out or Terminates Co-Promotion	Incremental Royalty Rate as a Percentage (%) of Net Sales

Portion of Calendar Year Net Sales up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**], up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**], up to and including $[**]	[**]	%

Portion of Calendar Year Net Sales that exceeds $[**]	[**]	%

(d)                                 Adjustment of Royalty Rate for Diagnostic Products.

(i)                                     If, at any time during the Royalty Term for a Therapeutic Product, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, a Diagnostic Product is actually utilized in connection with the treatment of solid tumor indications with a particular Therapeutic Product (for clarity “actually utilized” means, for this purpose, that the number of uses of the Diagnostic Product in such country during the applicable royalty period is greater than or equal to [**] percent ([**]%) of the number of patients first prescribed that particular Therapeutic Product during such royalty period), the applicable royalty rates for such Therapeutic Product set forth under Section 8.4(a), 8.4(b) or 8.4(c) above will be increased by [**]% of Net Sales of such Therapeutic Product during the applicable royalty period (i.e. if during any royalty period the Diagnostic Product is not actually utilized, the [**]% increase of the royalty rate shall not apply to Net Sales of the Therapeutic Product during that period).

(ii)                                  SANOFI-AVENTIS shall be responsible for collecting and providing to MERRIMACK, with each quarterly royalty report, such information and data as are reasonably necessary to determine whether actual utilization (as described in Section 8.4(d)(i) above) has occurred, and for including in any licenses of rights to, and distribution agreements for, Diagnostic Products such requirements as are necessary to ensure that such information and data can be collected by SANOFI-AVENTIS from sublicensees and distributors.

(iii)                               For example, if aggregate annual Net Sales of a Therapeutic Product that is a Co-Promoted Product in the USA is $[**] for calendar year 2014, and a Diagnostic Product is actually utilized (as described in Section 8.4(d)(i)) with respect to such Therapeutic Product during a calendar quarter in such calendar year, then the royalty rate applicable to Net Sales of the Co-Promoted Product achieved during such calendar quarter shall be [**].

(iv)                              If both the adjustment under this Section 8.4(d) and any reduction pursuant to the remainder of Section 8.4 apply, then the adjustment set forth in this Section 8.4(d) shall be applied before any reduction set forth in the remainder of Section 8.4 is applied.

(e)                                  Royalty Term; Co-Promote Term.

(i)                                     The applicable royalties payable to MERRIMACK under Sections 8.4(a), 8.4(b) and 8.4(c) (as the royalty rates applicable under each of the foregoing may be adjusted by Section 8.4(d) and/or reduced by Sections 8.4(f) and 8.4(g)) above shall be paid by SANOFI-AVENTIS on each Therapeutic Product, on a Therapeutic Product-by-Therapeutic Product and a country-by-country basis, until the latest of (A) the time at which no Valid Claim exists as to such Therapeutic Product in such country, (B) the expiration of all data and regulatory exclusivity applicable to such Therapeutic Product pursuant to statute or regulation in such country, or (C) ten (10) years after the First Commercial Sale of such Therapeutic Product in such country (the “Royalty Term”).

(ii)                                  Notwithstanding the preceding Section 8.4(e)(i), if, upon expiration of the Royalty Term for a Co-Promoted Product in the USA, (x) MERRIMACK is Co-Promoting Co-Promoted Product(s), and (y) [**]% Market Erosion (as defined in Section 8.4(g)(i)) attributable to Generic Products in the USA has not occurred, then:

(A)                              The applicable royalties payable to MERRIMACK under Section 8.4(b) (as the royalty rates applicable thereunder may be adjusted by Section 8.4(d) and as reduced by Section 8.4(f) (for clarity, it being acknowledged by the Parties that the [**]%

reduction provided for in Section 8.4(f) will apply)) above shall continue to be paid by SANOFI-AVENTIS on such Co-Promoted Product in the USA thereafter from such expiration of the Royalty Term for such Co-Promoted Product, on a Co-Promoted Product-by-Co-Promoted Product basis, until such time as (x) such Co-Promoted Product is permanently discontinued or no longer sold in the USA, (y) MERRIMACK terminates Co-Promotion pursuant to Section 5.6, or (z) [**]% Market Erosion attributable to Generic Products in the USA has occurred with respect to such Co-Promoted Product (collectively with the Royalty Term, as to Therapeutic Products in the USA, the “Co-Promote Royalty Term”) (for clarity, it being acknowledged by the Parties that upon the expiration of the Co-Promote Royalty Term for such Co-Promoted Product no further royalties shall be payable in respect of Net Sales of such Co-Promoted Product in the USA, although clause (B) below shall be applicable in the circumstances specified therein); and

(B)                                If the Co-Promote Royalty Term expires with respect to a Co-Promoted Product as a result of the occurrence of a [**]% Market Erosion attributable to Generic Product(s) in the USA, but (x) MERRIMACK is Co-Promoting Co-Promoted Product(s) at such time and (y) MERRIMACK has not terminated Co-Promotion pursuant to Section 5.6, then [**] percent ([**]%) of MERRIMACK’s [**]% share of Marketing Costs and [**] percent ([**]%) of MERRIMACK’s Sales Force Costs (all the foregoing costs to the extent they are solely incurred with respect to the Co-Promoted Product as to which [**]% Market Erosion occurs, it being understood that if at such time MERRIMACK is Co-Promoting other Co-Promoted Products which do not experience [**]% Market Erosion, this Section 8.4(e)(ii)(B) shall not apply to such other Co-Promoted Products) shall be reimbursed by SANOFI-AVENTIS after such expiration of the Co-Promote Royalty Term until such Co-Promoted Product is permanently discontinued or no longer sold in the USA or MERRIMACK terminates Co-Promoting pursuant to Section 5.6 (collectively with the Co-Promote Royalty Term, the “Co-Promote Term”); provided that, such costs are incurred in accordance with the applicable Commercialization Plan for the USA that has been approved by the JCC (including the budget included therein).  For clarity, Section 8.6(b) shall apply to such costs.

(iii)                               If MERRIMACK terminates Co-Promotion of any Therapeutic Product pursuant to Section 5.6 resulting in the termination of Co-Promotion in the USA, but the Royalty Term (as set forth in Section 8.4(e)(i)) for such Therapeutic Product remains in effect at the time of such termination, then applicable royalties shall be payable to MERRIMACK under Section 8.4(c) (as the royalty rates applicable thereunder may be adjusted by Section 8.4(d) and/or reduced by Sections 8.4(f) and 8.4(g)) for such Therapeutic Product, on a Therapeutic Product-by-Therapeutic Product basis, for the remainder of such Royalty Term.

(f)                                    Reduction for Lack of Patent Coverage and Regulatory Exclusivity.  Notwithstanding anything in Section 8.4(a), 8.4(b) or 8.4(c) to the contrary, if no Valid Claim exists as to a Therapeutic Product in a country and no data or regulatory exclusivity is applicable to such Therapeutic Product pursuant to statute or regulation in such country, the royalty rate for such Therapeutic Product in such country shall be reduced to [**] percent ([**]%) of the applicable royalty rate set forth in Section 8.4(a), 8.4(b) or 8.4(c).

(g)                                 Reduction for Generic Competition.

(i)                                     If one or more Generic Products exist with respect to a Therapeutic Product and such Generic Product(s) is(are) marketed and sold in a given country by one or more Third Parties during any calendar quarter during the Royalty Term or the Co-Promote Royalty Term, as applicable, and Net Sales of such Therapeutic Product during such calendar quarter have decreased by [**] percent ([**]%) or more, but less than [**] percent ([**]%) (“[**]% Market Erosion”), relative to Net Sales of such Therapeutic Product in such country during the calendar quarter immediately prior to the calendar quarter during which such Generic Product(s) is(are) first marketed and sold in such country (as such, the “Baseline Net Sales”), then the royalty rate for such Therapeutic Product in such country, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, shall be reduced to [**] percent ([**]%) of the applicable royalty rate set forth in Section 8.4(a), 8.4(b) 8.4(c) or 8.4(f).

(ii)                                  If one or more Generic Products exists with respect to a Therapeutic Product and such Generic Product(s) is(are) marketed and sold in a given country by one or more Third Parties during any calendar quarter during the Royalty Term or Co-Promote Royalty Term, as applicable, and Net Sales of such Therapeutic Product during such calendar quarter have decreased by fifty percent ([**]%) or more (“[**]% Market Erosion”) relative to the Baseline Net Sales of such Therapeutic Product, then the royalty rate for such Therapeutic Product in such country, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, shall be reduced to [**] percent ([**]%).

(iii)                               For purposes of clarity, if Generic Product(s) with respect to a Therapeutic Product are no longer marketed and sold in a given country, or Net Sales of the Therapeutic Product in a given country for any calendar quarter reaches a level that is greater than [**] percent ([**]%) of the Baseline Net Sales, then any reduction in royalty rate under this Section 8.4(g) shall no longer apply as long as Net Sales of that Therapeutic Product reach a level greater than [**] percent ([**]%) of the Baseline Net Sales.

(h)                                 Third Party Licenses.

(i)                                     Subject to Sections 8.4(h)(ii) and 8.4(h)(iii), (x) SANOFI-AVENTIS shall reimburse MERRIMACK for the [**], that become payable after the Effective Date, of all Existing Third Party Licenses and (y) SANOFI-AVENTIS shall be responsible for the [**], of all Third Party licenses (for clarity excluding licenses for Listed Third Party Patents) entered into by SANOFI-AVENTIS with Third Parties after the Effective Date that are necessary so as not to infringe any Third Party Patent Rights in the manufacture, use, offer for sale, sale or importation of Collaboration Compounds or Licensed Products hereunder (each such arrangement, other than with respect to any Listed Third Party Patent, a “Third Party License”, and the [**], of all such Third Party Licenses as set forth in clauses (x) and (y), excluding costs related to licenses for Listed Third Party Patents, “Third Party License Costs”).  The Parties agree that SANOFI-AVENTIS shall take the lead in negotiating and entering into any Third Party Licenses after the Effective Date, provided that [**] percent ([**]%) of the Third Party License Costs directly paid by SANOFI-AVENTIS to the applicable licensors shall be subject to deduction by SANOFI-AVENTIS pursuant to Section 8.4(h)(iii).

(ii)                                  Notwithstanding the foregoing, as between the Parties, MERRIMACK shall take the lead in negotiating and entering into appropriate licensing arrangements for the Listed Third Party Patents, and shall be solely responsible for [**].  MERRIMACK shall keep SANOFI-AVENTIS reasonably informed of the status of such negotiations.  If MERRIMACK determines that, despite MERRIMACK’s good faith efforts, MERRIMACK is or will likely be unable to successfully negotiate and enter into appropriate licensing arrangements for any Listed Third Party Patent(s), or MERRIMACK otherwise determines to terminate efforts to negotiate licensing arrangements for any Listed Third Party Patent(s), MERRIMACK shall notify SANOFI-AVENTIS thereof and SANOFI-AVENTIS shall have the right to assume responsibility for negotiating and entering into appropriate licensing arrangements for such Listed Third Party Patent(s), in which event SANOFI-AVENTIS shall use comparable Commercially Reasonable Efforts to negotiate and enter into such licensing arrangements on the most favorable financial terms possible [**] resulting from such licensing arrangements, provided however that [**] (so that all such costs are ultimately borne by [**] as if [**] has entered itself into such licensing arrangements for such Listed Third Party Patent(s)).

(iii)                               SANOFI-AVENTIS may deduct from any royalties that are subsequently due to MERRIMACK under this Agreement, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, up to [**] percent ([**]%) of any Third Party License Costs actually paid by SANOFI-AVENTIS pursuant to Section 8.4(h)(i) above, either as a reimbursement to MERRIMACK with respect to Existing Third Party Licenses or directly to SANOFI-AVENTIS’s Third Party licensor(s), as the case may be.

(i)                                     Limitation on Aggregate Deduction.

(i)                                     Notwithstanding anything in this Agreement to the contrary, except as otherwise set forth in clause (ii) below, and subject to clause (iii) below, in no event shall the amount of any royalties payable to MERRIMACK pursuant to Section 8.4(a), 8.4(b), 8.4(c) or 8.4(f) (as the royalty rates applicable under each of the foregoing sections may be adjusted by Section 8.4(d)), as applicable, with respect to any Therapeutic Product in any country, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, for a given calendar quarter, be reduced to less than [**] percent ([**]%) of the amounts specified in Section 8.4(a), 8.4(b) , 8.4(c) or 8.4(f) (as the royalty rates applicable under each of the foregoing sections may be adjusted by Section 8.4(d)), as applicable, for the applicable calendar quarter, as a result of all reductions made under this Section 8.4 (it being understood that, as set forth in Section 8.4(i)(iii) below, no such limitation on aggregate reductions shall apply with respect to costs related to licensing arrangements for Listed Third Party Patents, which will be [**] directly to the applicable licensor if [**] has entered into a license with respect to the applicable Listed Third Party Patents (and definitively borne by [**]), or entirely invoiced by [**] to [**] has entered into a license with respect to the applicable Listed Third Party Patents ).

(ii)                                  If the reduction set forth in Section 8.4(g)(ii) as a result of a [**]% Market Erosion is one of the reductions that applies under this Section 8.4, the royalties with respect to any Therapeutic Product in any country, on a Therapeutic Product-by-Therapeutic Product and country-by-country basis, for a given calendar quarter, may be reduced to [**] percent ([**]%).

(iii)                               For clarity, costs related to licensing arrangements with respect to Listed Third Party Patents shall not be taken into consideration in calculating the limitation on aggregate deduction set forth in Section 8.4(i) and shall be borne as set forth in Section 8.4(h)(ii).

(j)                                     Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to the same unit of a Licensed Product.

(k)                                  Royalty Reports and Payments.  SANOFI-AVENTIS shall deliver to MERRIMACK, within [**] days after the end of each calendar quarter, reasonably detailed written accountings of sales of Diagnostic Products, Net Sales of Therapeutic Products, information and data with respect to actual utilization of Diagnostic Products which SANOFI-AVENTIS is obligated to provide MERRIMACK under Section 8.4(d)(ii), and royalties and sales milestone payments, if any, due to MERRIMACK, for such calendar quarter.  Such quarterly reports shall indicate gross sales on a country-by-country and product-by-product basis, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties and sales milestone payments.  When SANOFI-AVENTIS delivers such accountings to MERRIMACK, SANOFI-AVENTIS shall also deliver all royalty payments due hereunder to MERRIMACK for the calendar quarter.

Section 8.5                                      Reconciliation of Marketing Costs.  So long as MERRIMACK is Co-Promoting any Co-Promoted Product hereunder, within [**] days after the end of each calendar quarter during the applicable Co-Promote Term, each Party shall submit to the other Party a report setting forth the Marketing Costs (and in addition, as to MERRIMACK, MERRIMACK’s Sales Force Costs if applicable pursuant to Section 8.4(e)(ii)(B)) it incurred in such calendar quarter with respect to Co-Promoted Product(s).  Each report shall specify in reasonable detail all internal personnel costs at the FTE Rate, out-of-pocket costs and expenses, and other components relevant to the calculation of Marketing Costs.  Within [**] days after receipt of such reports, the Parties shall confer and agree on whether a reconciliation payment is due from one Party to the other, and if so, the amount of such reconciliation payment, so that the Parties share Marketing Costs in accordance with Section 5.4(a)(vii).  The Party required to pay such reconciliation payment shall submit such payment to the other Party within [**] days after the end of such [**] day period.

Section 8.6                                      Recordkeeping; Audit Rights.

(a)                                  Audits by MERRIMACK.  SANOFI-AVENTIS shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [**] years of sales of Diagnostic Products, information and data with respect to actual utilization of Diagnostic Products which SANOFI-AVENTIS is obligated to provide MERRIMACK under Section 8.4(d)(ii), Net Sales of Therapeutic Products to which royalties or sales milestones attach hereunder, and, unless and until MERRIMACK opts out of or terminates Co-Promotion with respect to any Co-Promoted Product hereunder, its Marketing Costs for Co-Promoted Product(s).  For the sole purpose of verifying amounts payable to or by MERRIMACK hereunder, MERRIMACK shall have the right [**] at MERRIMACK’s expense to retain an independent certified public accountant selected by MERRIMACK and reasonably acceptable to SANOFI-AVENTIS, to review such records in the location(s) where such records are maintained by SANOFI-AVENTIS, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence.  Results of such review shall be made available to both MERRIMACK and SANOFI-AVENTIS.  If the review reflects an underpayment of any amounts payable to MERRIMACK, such underpayment shall be remitted to MERRIMACK, within [**] days after the notification of the results by MERRIMACK to SANOFI-AVENTIS, together with interest calculated in the manner provided in Section 8.9.  If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, SANOFI-AVENTIS shall pay all of the reasonable out of pocket expenses of such review.  If the review reflects an overpayment of any amounts to MERRIMACK, the amount of such overpayment shall be refunded to SANOFI-AVENTIS within [**] days of such review.

(b)                                 Audits by SANOFI-AVENTIS.  MERRIMACK shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [**] years of any Manufacturing Costs incurred in the conduct of manufacturing activities hereunder, internal costs of MERRIMACK personnel at the FTE Rate and out-of-pocket costs and expenses incurred by MERRIMACK in the conduct of research, development and regulatory activities under the Global Development Plan, and, unless and until MERRIMACK opts out of or terminates Co-Promotion with respect to any Co-Promoted Product hereunder, its Marketing Costs for Co-Promoted Product(s).  For the sole purpose of verifying amounts payable to or by SANOFI-AVENTIS hereunder, SANOFI-AVENTIS shall have the right [**] at SANOFI-AVENTIS’s expense to retain an independent certified public accountant selected by SANOFI-AVENTIS and reasonably acceptable to MERRIMACK, to review such records in the location(s) where such records are maintained by MERRIMACK, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence.  Results of such review shall be made available to both MERRIMACK and SANOFI-AVENTIS.  If the review reflects an underpayment of any amounts payable to SANOFI-AVENTIS, such underpayment shall be remitted to SANOFI-AVENTIS, within [**] days after notification of the results by SANOFI-AVENTIS to MERRIMACK, together with interest calculated in the manner provided in Section 8.9.  If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, MERRIMACK shall pay all of the reasonable out of pocket expenses of such review.  If the review reflects an overpayment of any amounts to SANOFI-AVENTIS, the amount of such overpayment shall be refunded to MERRIMACK within [**] days after such review.

Section 8.7                                      Method of Payment.  All amounts payable by a Party hereunder shall be paid by or on behalf of such paying Party in U.S. Dollars.  With respect to sales of Therapeutic Products invoiced in United States Dollars, the royalties payable to MERRIMACK shall be expressed in United States Dollars.  With respect to sales of Therapeutic Products invoiced in a currency other than United States Dollars, the royalties payable shall be expressed in their United States Dollar equivalent, calculated using the applicable conversion rates for buying United States dollars published by The Wall Street Journal (Eastern Edition) on the last Business Day of the calendar quarter to which the royalty report relates.  All payments due to a Party hereunder shall be made by wire transfer directly to an account designated by such Party.

Section 8.8                                      Invoices.  Unless otherwise expressly stated in this Agreement, MERRIMACK shall invoice SANOFI-AVENTIS, on a [**] basis with respect to clinical development costs and expenses and on a [**] basis with respect to other costs and expenses, for costs or expenses that become due and payable to MERRIMACK hereunder, including Manufacturing Costs, internal costs of MERRIMACK personnel at the FTE Rate and out-of-pocket costs and expenses incurred by MERRIMACK in the conduct of MERRIMACK’s activities under this Agreement, Third Party License Costs and patent prosecution costs, and SANOFI-AVENTIS shall pay MERRIMACK such invoiced amount within [**] days following receipt thereof. The foregoing shall apply reciprocally with respect to any costs invoiced by SANOFI-AVENTIS to MERRIMACK.

Section 8.9                                      Late Payments.  Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest at the lesser of (a) [**] percentage points above the prime rate of interest of Citibank, N.A. as announced on the date such payment is due, or (b) the highest rate permitted by applicable Laws, calculated on the number of days such payments are overdue and compounded monthly.  In addition, the Party responsible for paying shall reimburse the payee Party for all costs and expenses, including without limitation attorneys’ fees and legal expenses, incurred in the collection of late payments, provided, that the foregoing shall not apply with respect to payments disputed in good faith by the paying Party unless the payee Party is successful in such dispute or the paying Party ceases to dispute such payments.

Section 8.10                                Tax Withholding.

(a)                                  All payments required under this Agreement shall be without any deduction or withholding for, or on account of, any tax or similar governmental charge imposed by any jurisdiction, unless such deduction or withholding is required by applicable laws or regulations.  If the Party making a payment (for purposes of this Section 8.10, the “Paying Party”) is so required to deduct or withhold, such Party will (i) promptly notify the other Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld and (iii) promptly forward to the other Party an official report (or certified copy thereof) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

(b)                                 The Parties shall reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

(c)                                  Prior to any payment by one Party to the other in a calendar year, the Party receiving the payment (for purposes of this Section 8.10, the “Receiving Party”) shall provide the Paying Party with any relevant form required by the relevant tax authorities in order for the Receiving Party to attest its fiscal residence and accordingly obtain the application of the reduced withholding tax rate or the exemption from withholding tax, according to the relevant bilateral convention for the prevention of double taxation.  At the request of the Receiving Party, the Paying Party will forward to the Receiving Party the applicable forms for completion.  In the event the Receiving Party fails to return to the Paying Party such forms duly completed and signed before a payment date, the Paying Party will declare and pay withholding tax at the local common law rate applicable to the payments, and such tax will be deducted from the corresponding payment by the Paying Party to the Receiving Party.  The Paying Party will remit the withholding tax to the proper tax authority and proof of payment of such tax shall be secured and sent to the Receiving Party as evidence of such payment.

Section 8.11                                Blocked Payments.  In the event that, by reason of applicable Laws in any country, it becomes impossible or illegal for SANOFI-AVENTIS or its Affiliates or sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to MERRIMACK, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of MERRIMACK in a recognized banking institution designated by MERRIMACK or, if none is designated by MERRIMACK within a period of thirty (30) days, in a recognized banking institution selected by SANOFI-AVENTIS or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to MERRIMACK. The foregoing shall apply reciprocally to any payment that would be due by MERRIMACK to SANOFI-AVENTIS hereunder.

Article IX
Intellectual Property Ownership, Protection and Related Matters

Section 9.1                                      Ownership of Inventions.

(a)                                  Solely-Owned Inventions.  Each Party shall exclusively own all right, title and interest in and to all inventions made or conceived solely by the employees, agents, consultants or contractors of such Party or its Affiliates in the course of performing its activities under this Agreement and without relying on any Confidential Information received from the other Party.

(b)                                 Joint Inventions.  All inventions made or conceived jointly by employees, agents and consultants of MERRIMACK or its Affiliates, and employees, agents, consultants or contractors of SANOFI-AVENTIS or its Affiliates, shall be owned jointly on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).  Each Party covenants that it will not subject any such Joint Technology or Joint Patent Rights to any lien, encumbrance, security interest and/or other imposition that would affect the other Party’s title or right to use the Joint Technology or Joint Patent Rights or to sell or otherwise assign its rights thereunder without consent of the other Party, except as otherwise provided by the terms of this Agreement.  Subject to the licenses granted herein and each Party’s payment obligations hereunder, each Party shall have the right to exploit such Joint Inventions without any duty to account to the other Party, provided that during the Term of this Agreement (i) MERRIMACK shall not be entitled to use (except as provided under this Agreement) or grant any rights to any Third Party for Joint Inventions in the Field in relation to Collaboration Compounds and Licensed Products for as long as they are subject, on a country-by-country basis, to the license granted by MERRIMACK to SANOFI-AVENTIS in Section 7.1 hereof,  and (ii) neither Party shall use or grant rights to any Third Party for Joint Inventions in the Field in relation to any Competing Product.

(c)                                  Inventorship.  For purposes of determining the Parties’ rights under this Agreement, the determination of inventorship shall be made in accordance with United States patent laws.  In the event of any dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent U.S. patent counsel not regularly employed by either Party (or, if the Parties are unable to mutually agree on such patent counsel, the Washington, D.C. office of the AAA shall appoint such patent counsel) to resolve such dispute.  The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

Section 9.2                                      Prosecution and Maintenance of Patent Rights.

(a)                                  Licensed Patent Rights Solely Controlled by Merrimack.  Subject to any rights of and obligations to MERRIMACK’s Third Party licensors with respect to Licensed Patent Rights not owned by MERRIMACK, (i) MERRIMACK shall use Commercially Reasonable Efforts to prepare, file and prosecute any patent applications and to maintain any patents within the Licensed Patent Rights (other than any Joint Patent Right), in MERRIMACK’s name, and to control any interference, opposition and similar proceedings relating thereto, in the patent jurisdictions listed in Exhibit G, at MERRIMACK’s expense (in particular MERRIMACK shall use best efforts not to miss any official nonextendable deadlines with respect to prosecution, and shall pay all applicable fees on or before the due date for payment to avoid that Licensed Patent Rights (other than Joint Patent Rights) lapse for absence of or delay in payment) and (ii) if requested by SANOFI-AVENTIS, MERRIMACK shall use Commercially Reasonable Efforts to prepare, file and prosecute any patent applications and to maintain any patents within the Licensed Patent Rights (other than Joint Patent Rights), in MERRIMACK’s name, and to control any interference, opposition and similar proceedings relating thereto, in additional patent jurisdictions requested by SANOFI-AVENTIS that are not listed in Exhibit G, at SANOFI-AVENTIS’ expense (it being agreed that MERRIMACK shall use best efforts not to miss any official nonextendable deadlines with respect to prosecution, and shall pay all applicable fees on or before the due date for payment to avoid that Licensed Patent Rights (other than Joint Patent Rights) lapse for absence of or delay in payment). Subject to any rights of and obligations to MERRIMACK’s Third Party licensors with respect to Licensed Patent Rights not owned by MERRIMACK, MERRIMACK shall (x) inform and consult with SANOFI-AVENTIS regarding the preparation, filing, prosecution, defense and maintenance of all such patents, and shall give due consideration to any SANOFI-AVENTIS suggestions or recommendations and (y) to the extent permitted by applicable Laws, apply for any patent term extension or supplementary protection certificate for a Therapeutic Product or Diagnostic Product requested by SANOFI-AVENTIS.

(b)                                 SANOFI-AVENTIS Patent Rights Solely Controlled by SANOFI-AVENTIS.  SANOFI-AVENTIS shall have the exclusive right and option (but not the obligation), at its sole cost and expense, to prepare, file and prosecute any patent applications and to maintain any patents within SANOFI-AVENTIS Patent Rights (other than Joint Patent Rights) in SANOFI-AVENTIS’s name, and to control any interference, opposition and similar proceedings relating thereto.

(c)                                  Joint Patent Rights.  SANOFI-AVENTIS, shall have the first right and option (but not the obligation) to file and prosecute any patent applications and to maintain any patents within the Joint Patent Rights in both Parties’ names, and to control any interference, opposition and similar proceedings relating thereto.  In the event that SANOFI-AVENTIS elects not to file, prosecute, or maintain, or elects to abandon any Joint Patent Right, or declines to control any related interference, opposition or similar proceedings, SANOFI-AVENTIS shall give MERRIMACK reasonable written notice to this effect, sufficiently in advance to permit MERRIMACK, in its sole discretion and expense, to undertake such filing, prosecution and maintenance, or to control such interference, opposition or similar proceedings, without a loss of rights, and thereafter MERRIMACK may, upon written notice to SANOFI-AVENTIS and jointly in both Parties’ names, file, prosecute and maintain such Joint Patent Rights and control such interference, opposition or similar proceedings.  If required under applicable Law in order for the prosecuting Party to control any interference, opposition and similar proceedings relating to the Patent Prosecution of any Joint Patent Rights, the other Party shall join as a party to such interference, opposition or similar proceeding.

(d)                                 Costs and Expenses.  As from the Effective Date (and except for costs that SANOFI-AVENTIS has expressly and specifically agreed, in a separate document, to bear or reimburse), the Parties shall bear the costs of preparing, filing, prosecuting, and maintaining Patent Rights other than Joint Patent Rights in accordance with Sections 9.2(a) and 9.2(b) and each Party shall bear its own costs and expenses in preparing, filing, prosecuting, and maintaining Joint Patent Rights in accordance with Section 9.2(c).

(e)                                  Cooperation.  Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Section 9.2 (“Patent Prosecution”), subject to any rights of, and obligations to, MERRIMACK’s Third Party licensors:

(i)                                     the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any Patent Prosecution that such Party has elected not to pursue, as provided for in Section 9.2(c);

(ii)                                  making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Patent Prosecution;

(iii)                               to provide (itself or through patent counsel) the other Party a copy of each proposed material correspondence pertaining to substantive Patent Prosecution on the merits with the United States Patent and Trademark Office (“USPTO”), the World Intellectual Property Office (“WIPO”) or the European Patent Office (“EPO”), as well as providing draft copies of patent applications to be submitted to the USPTO or to the WIPO under the Patent Cooperation Treaty, or submitted to any patent office in the Territory in a form substantially different from that previously submitted to the USPTO or to the WIPO, reasonably in advance of any applicable filing or response deadline to allow the other Party to review and comment on the content of such proposed correspondence and advise the prosecuting Party as to the conduct of such Patent Prosecution, which comments and advice the prosecuting Party will not unreasonably decline to follow, provided that doing so is consistent with the goal of obtaining optimal patent coverage for Licensed Products;

(iv)                              to provide (itself or through patent counsel) the other Party with copies of all material correspondence pertaining to substantive Patent Prosecution on the merits with the USPTO, the WIPO or the EPO after its submission or receipt, as the case may be; and

(v)                                 to seek patent term extensions, adjustments, and the like wherever available for the Licensed Patent Rights.

Section 9.3                                      Third Party Infringement.

(a)                                  Notice.  Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of any issued claims within the Licensed Patent Rights, or (ii) misappropriation of any of the Licensed Technology of which such Party becomes aware.  In the event such known or suspected infringement or misappropriation involves the manufacture, use or commercialization of a product or product candidate that is or may be competitive with a Collaboration Compound or Licensed Product being developed or commercialized by SANOFI-AVENTIS hereunder (“Competitive Infringement”), the reporting Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, misappropriation or suspected misappropriation.  Promptly after receipt of a notice of a Competitive Infringement, the Parties shall discuss in good faith the infringement and appropriate actions that could be taken to cause such infringement of Licensed Patent Rights or use of misappropriated Licensed Technology to cease.

(b)                                 Enforcement.  Subject to any rights of and obligations to MERRIMACK’s Third Party licensors, SANOFI-AVENTIS shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce, in the best commercial interests of Licensed Products) the Licensed Intellectual Property (including Joint Patent Rights and Joint Technology) against any Competitive Infringement, at SANOFI-AVENTIS’ sole control and expense.  If SANOFI-AVENTIS fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take to protect the Licensed Intellectual Property against any Competitive Infringement within [**] days (or such shorter period specified below in this Section 9.3(b) or in Section 9.6, if applicable) after becoming aware of the basis for such suit or action, then MERRIMACK may, in its discretion, initiate a suit or take other appropriate action that it believes is reasonably required to protect the Licensed Intellectual Property at issue.  The [**] day period in the immediately preceding sentence shall be shortened as reasonably necessary to enable MERRIMACK to initiate a suit or take other appropriate action if, in the absence of such shortening, a loss of rights with respect to such suit or other action would occur (e.g., if a generic pharmaceutical maker files an abbreviated new drug application or analogous application for which the reference listed drug is a Licensed Product and, in order to obtain an automatic stay from the FDA with respect to the approval of such application, a patent infringement suit must be brought within a shorter period of time).  The Party filing any such suit or taking any such action shall be responsible for all costs in connection therewith and, therefore, shall control all decision-making related to any such suit or action, subject to Section 9.3(c) below.

(c)                                  Conduct of Actions.  The Party initiating suit or action shall have the sole and exclusive right to select counsel for any suit initiated by it referred to in Section 9.3(b) above.  If required under applicable Law in order for the initiating Party to initiate or maintain such suit or action, the other Party shall join as a party to the suit or action.  Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.  The Party filing any such suit or taking any such action shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, the Party filing any such suit or taking any such action shall, to the extent permitted by applicable Law, keep the other Party promptly informed, and shall from time to time consult with such other Party regarding the status of any such suit or action and shall provide such other Party with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  The Party not initiating such suit or action shall cooperate with the Party initiating such suit or action to the extent reasonably requested, and shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  Neither Party shall conduct any such suit or action in a manner that materially places at risk the scope or validity of any Licensed Patent Right without the prior written approval of the other Party, and neither Party shall settle or compromise any claim or proceeding relating to Licensed Intellectual Property without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld.

(d)                                 Recoveries.  With respect to any suit or action to protect Licensed Intellectual Property referred to in Section 9.3(b) above, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i)                                     first, the Party initiating the suit or action with respect to Licensed Intellectual Property shall be reimbursed for all costs and expenses in connection with such proceeding paid by such Party and not otherwise recovered; and

(ii)                                  second, any remainder shall be paid [**] percent ([**]%) to the Party initiating such suit or action and [**] percent ([**]%) to the other Party.

Section 9.4                                      Claimed Infringement.  In the event that a Party becomes aware of any claim or threat of claim that the research, development, manufacture or commercialization of any Collaboration Compound or Licensed Product by MERRIMACK or SANOFI-AVENTIS hereunder infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement of Third Party Patent Rights or any alleged misappropriation of Third Party Know-How.  Such notices shall be provided promptly, but in no event after more than [**] days following receipt thereof.  In any such instance, the Parties shall cooperate in undertaking an appropriate course of action.

Section 9.5                                      Patent Invalidity Claim.

(a)                                  If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid or otherwise unenforceable (“Invalidity Claim”), whether as a defense in an infringement action brought by SANOFI-AVENTIS or MERRIMACK pursuant to Section 9.3 or in an action brought against SANOFI-AVENTIS or MERRIMACK under Section 9.4, including any declaratory judgment action, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim.  Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

(b)                                 If any Invalidity Claim is brought against SANOFI-AVENTIS or MERRIMACK in any new action (and not as a defense in any action brought by SANOFI-AVENTIS or MERRIMACK) asserting that any Therapeutic Patent Right is invalid or otherwise unenforceable, the Parties shall bear the costs of defending such Invalidity Claim in the same manner as they bear costs of Patent Prosecution pursuant to Section 9.2(d).

Section 9.6                                      Certification Under Drug Price Competition and Patent Restoration Act.  If a Party becomes aware of any certification filed pursuant to (a) 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), or any notice under any current or future provisions of United States Law relating to regulation or approval of biologics, or (b) any comparable Law under any other jurisdiction, including any amendment or successor statute to any of the foregoing clause (a) or (b), and such certification claims that any Licensed Patent Right or Joint Patent Right, in each case Covering a Collaboration Compound or Licensed Product in the Field, is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale or offer of sale of a product by a Third Party (a “Paragraph IV Certification”), such Party shall promptly notify the other Party in writing within [**] Business Days after its receipt thereof.

Section 9.7                                      Patent Marking.  SANOFI-AVENTIS agrees to comply with the patent marking statutes in each country in which Licensed Products are sold by SANOFI-AVENTIS, its Affiliates or sublicensees.

Article X
Confidentiality

Section 10.1                                Confidential Information.  All Confidential Information disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates during the Term shall not be used by the receiving Party or any of its Affiliates except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and its Affiliates (except to the extent disclosure is reasonably necessary for research, development, manufacture or commercialization of a Collaboration Compound or Licensed Product as contemplated hereunder, for the filing, prosecution and/or maintenance of Patent Rights for which such receiving Party is responsible, or to enforce the provisions of this Agreement), and shall not otherwise be disclosed by the receiving Party or its Affiliates to any Person that is not a Party or one of its Affiliates (except as set forth in the remainder of this Article X), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a)                                  was known or used by the receiving Party or any of its Affiliates prior to its date of disclosure to the receiving Party; or

(b)                                 either before or after the date of the disclosure to the receiving Party hereunder is lawfully disclosed to the receiving Party or any of its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c)                                  either before or after the date of the disclosure to the receiving Party hereunder becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or

(d)                                 is independently developed by or for the receiving Party or any of its Affiliates without reference to or reliance upon the Confidential Information; or

(e)                                  is required to be disclosed by the receiving Party to comply with applicable Laws, including the rules of the SEC or any stock exchange, or to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party (to the extent feasible) and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

Section 10.2                                Employee, Director, Consultant and Advisor Obligations.  SANOFI-AVENTIS and MERRIMACK each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, directors, consultants, agents and advisors, and to the employees, directors, consultants, agents and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement.  Each Party shall remain responsible for any failure by any of such Party’s Affiliates, employees, directors, consultants, agents and advisors to treat such Confidential Information as required under Section 10.1.

Section 10.3                                Publicity.

(a)                                  Upon execution of this Agreement, the Parties shall each separately issue a press release announcing the execution of this Agreement, substantially in the form of Exhibit F-1 or Exhibit F-2 attached hereto, as applicable.  Thereafter, SANOFI-AVENTIS may issue press releases consistent with its own internal policies, provided that, unless not feasible under the circumstances because of the need to comply with applicable Laws or stock exchange rules, SANOFI-AVENTIS shall provide MERRIMACK with a copy of any draft press release related to the activities contemplated by this Agreement at least [**] Business Days prior to its intended publication for MERRIMACK’s review.  MERRIMACK may provide SANOFI-AVENTIS with suggested modifications to the draft press release.  SANOFI-AVENTIS shall consider in good faith MERRIMACK’s suggestions in issuing such press release.

(b)                                 MERRIMACK shall only issue press releases or make other public disclosures related to this Agreement or the Parties’ activities contemplated by this Agreement (each such press release or public disclosure, a “Subject Disclosure”):

(i)                                     that have been approved by SANOFI-AVENTIS (such approval not to be unreasonably withheld, conditioned or delayed);

(ii)                                  if advised by counsel to issue such Subject Disclosure in order to comply with applicable Laws, including the disclosure rules of the U.S. Securities and Exchange Commission (“SEC”) or a similar regulatory agency in a country other than the United States or of any stock exchange of other securities trading institution (for clarity such issuance is also subject to Section 10.3(c));

(iii)                               if the contents of such Subject Disclosure have previously been made public other than through a breach of this Agreement by MERRIMACK; or

(iv)                              to the extent that such Subject Disclosure describes one or more of the following (and subject to SANOFI-AVENTIS’ prior written authorization, which shall not be unreasonably withheld, delayed or conditioned):

(A)                              the commencement, completion or “top-line” results of clinical studies of any Collaboration Compound or Licensed Product;

(B)                                the completion of patient enrollments for clinical studies;

(C)                                the achievement of any clinical, regulatory, development or sales level event milestone hereunder;

(D)                               the filing for or receipt of Marketing Authorization with respect to any Collaboration Compound or Licensed Product;

(E)                                 the presence and participation at scientific or financial forums; and

(F)                                 MERRIMACK’s own development and commercialization activities with respect to Collaboration Compounds or Licensed Products hereunder, including the development of sales, marketing and medical infrastructure and management changes to support such development and commercialization activities.

(c)                                  Unless not feasible under the circumstances because of the need to comply with applicable Laws or stock exchange rules, MERRIMACK shall provide SANOFI-AVENTIS with a draft Subject Disclosure at least [**] Business Days prior to its intended publication for SANOFI-AVENTIS’s review.  SANOFI-AVENTIS may provide MERRIMACK with suggested modifications to the draft Subject Disclosure.  MERRIMACK shall consider in good faith SANOFI-AVENTIS’s suggestions in issuing such Subject Disclosure.

Section 10.4                                Other Disclosures.                                             Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose Confidential Information and/or the terms of this Agreement (as applicable):

(i)                                     to investors, potential investors, lenders, potential lenders, acquirers, potential acquirers, investment bankers and other Third Parties in connection with financing, partnering and acquisition activities, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X;

(ii)                                  to sublicensees, potential sublicensees, collaborators, potential collaborators, and Third Party contractors for purposes of engaging in the research, development, manufacture or commercialization of Collaboration Compounds or Licensed Products as contemplated hereunder, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article X;

(iii)                               as required by applicable Laws, including rules of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution.  In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the SEC or similar regulatory agency in a country other than the United States or any stock exchange or other securities trading institution, such Party shall use, or shall cause such Party’s Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

Section 10.5                                Publications.

(a)                                  A Party seeking to publish or present scientific or technical data, results or other information with respect to any Collaboration Compound or Licensed Product (the “Publishing Party”) shall provide the other Party and (if the JDC remains in place) the JDC with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral presentations) prior to submission for publication by the Publishing Party or its Affiliates so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement or to not jeopardize the patentability of any results or data.

(b)                                 If the non-Publishing Party notifies the Publishing Party that such publication or presentation, in the non-Publishing Party’s reasonable judgment, (i) contains an invention for which such Party desires to obtain patent protection, or (ii) contains any Confidential Information of such Party, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by such Party to the Publishing Party, the Publishing Party shall delete such Confidential Information from the proposed publication or presentation and shall further delay such publication or presentation for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on any invention disclosed in such publication or presentation (but no less than [**] days from the date of the non-Publishing Party’s notice thereof).

(c)                                  For as long as the JDC remains in place, the JDC shall be responsible for overseeing and facilitating the Parties’ communications and activities with respect to publications and presentations under this Section 10.5, and for serving as the initial forum for resolving any disputes (in accordance with Section 2.2(c)) between the Parties arising under this Section 10.5, with any unresolved disputes being escalated to the JSC and, if unresolved by the JSC, to the Executive Officers for resolution pursuant to Section 13.1.  If the JDC is dissolved, the JSC shall be responsible for overseeing and facilitating such communications and activities between the Parties, and for serving as the initial forum for resolving any disputes that may arise between the Parties under this Section 10.5.

Section 10.6                                Clinical Trial Registry.  Each of SANOFI-AVENTIS and MERRIMACK shall have the obligation to the extent required by applicable Laws or regulations to publish summaries of data and results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The content of such publication shall be submitted to the JDC for prior approval.

Section 10.7                                Term.  All obligations of confidentiality imposed under this Article X shall expire five (5) years following termination or expiration of this Agreement.

Article XI
Representations and Warranties

Section 11.1                                Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Execution Date, that:

(a)                                  such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)                                  this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)                                 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or binding understanding, oral or written, to which it is a party or by which it is bound, nor to the best of its knowledge violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e)                                  no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain HSR Clearance, to conduct clinical trials or to seek or obtain Marketing Authorizations.

Section 11.2                                Representations and Warranties of MERRIMACK.  MERRIMACK hereby represents and warrants to SANOFI-AVENTIS, as of the Execution Date, that, except as MERRIMACK has disclosed to SANOFI-AVENTIS as of the Execution Date:

(a)                                  MERRIMACK is the owner of, or has Control of, the Licensed Patent Rights listed on Exhibit A-1 and Exhibit A-2;

(b)                                 Exhibit A-1 and Exhibit A-2 is a complete and correct list of all Licensed Patent Rights that claim or are directed to MM-121 and are Controlled by MERRIMACK as of the Execution Date;

(c)                                  MERRIMACK has the right to grant all rights and licenses it purports to grant to SANOFI-AVENTIS with respect to the Licensed Intellectual Property under this Agreement;

(d)                                 MERRIMACK has not granted, as of the Execution Date, any right or license, to any Third Party relating to any of the Licensed Intellectual Property, that would conflict with, or limit the scope of, any of the rights or licenses granted to SANOFI-AVENTIS hereunder;

(e)                                  MERRIMACK has not granted any liens or security interests on the Licensed Intellectual Property;

(f)                                    To MERRIMACK’s knowledge, after reasonable inquiry with respect to employees of MERRIMACK, it has not (i) employed or used any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA) or, (ii) employed any individual or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in each of clauses (i) and (ii) in the conduct of research and development activities directed to any Collaboration Compound or Licensed Product;

(g)                                 As of the Execution Date, (i) MERRIMACK has not received any written allegation from a Third Party that any of the Licensed Patent Rights is invalid or unenforceable and (ii) MERRIMACK has not received any written notice that any Patent Right within the Licensed Patent Rights is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings;

(h)                                 To the knowledge of MERRIMACK, after reasonable inquiry, and excluding those patents and patent applications listed in Exhibit B, (i) the research, development, manufacture, use and/or sale as of the Execution Date of MM-121 as a therapeutic for [**] indications can be carried out in the manner contemplated by this Agreement without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Execution Date) or issued patents Controlled by a Third Party, and (ii) the research, development, manufacture, and use prior to the Execution Date of

MM-121 by or on behalf of MERRIMACK has been carried out without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Execution Date) or issued patents Controlled by a Third Party;

(i)                                     MERRIMACK has not received, with respect to the Licensed Patent Rights or the Licensed Technology, any written notice of infringement or misappropriation or any other written communication relating to a possible infringement or misappropriation of any patent rights or any know-how Controlled by a Third Party;

(j)                                     The Patent Rights listed in Exhibit A-1 and Exhibit A-2 represent all Patent Rights within MERRIMACK’s Control necessary or useful for the development, manufacture and commercialization of a Therapeutic Product or Diagnostic Product, and the Licensed Technology generally summarized in Exhibit A-3 represents all material Know-How within MERRIMACK’s Control necessary or useful for the development, manufacture and commercialization of MM-121;

(k)                                  The Patent Rights listed on Exhibit A-1 and Exhibit A-2 (solely as to the knowledge of MERRIMACK as to Patent Rights not owned by MERRIMACK) have been filed in good faith, have been prosecuted in accordance with any applicable duty of candor, and have been maintained in a manner consistent with MERRIMACK’s or its licensor’s standard practice, in each applicable jurisdiction in which such Patent Rights have been filed, no official final deadlines with respect to prosecution thereof have been missed and all applicable fees have been paid on or before the due date for payment;

(l)                                     All inventors of inventions claimed in the Patent Rights listed on Exhibit A-1 and Exhibit A-2 (solely as to the knowledge of MERRIMACK as to Patent Rights not owned by MERRIMACK) have assigned their entire right, title and interest in and to such inventions to MERRIMACK and the inventors listed are correct and there are no claims or assertions in writing received by MERRIMACK regarding the inventorship of such Patent Rights alleging that additional or alternative inventors ought to be listed;

(m)                               MERRIMACK has taken reasonable measures to protect the confidentiality of the Licensed Technology, and, to MERRIMACK’s best knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of the Licensed Technology by MERRIMACK or its personnel of any material part of the licensed Technology or which otherwise resulted in any material part of the Licensed Technology entering the public domain;

(n)                                 MERRIMACK has provided SANOFI-AVENTIS with a complete and correct copy of each of the Existing Third Party Licenses;

(o)                                 MERRIMACK is not in breach of any of the Existing Third Party Licenses and each of the Existing Third Party Licenses is in full force and effect; and

(p)                                 To MERRIMACK’s knowledge, after due and diligent inquiry, MERRIMACK has disclosed or made available to SANOFI-AVENTIS, on or before the

Execution Date, all material information and data in its possession regarding the Licensed Patent Rights, the Licensed Technology, and in particular material preclinical and clinical data and study reports and information on the manufacturing process with respect to MM-121.

(q)                                 MERRIMACK hereby confirms that the full amino acid sequence of MM-121, as described in Exhibit C of this Agreement, is correct in every respect, and the VH and VL variable region amino acid sequences of MM-121, and their respective CDRs, are accurately described in the patent application [**].

Section 11.3                                Mutual Covenants.  Each Party hereby covenants to the other Party that:

(a)                                  All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries arising in the performance of such work, whether or not patentable, to such Party as the sole owner thereof;

(b)                                 To its knowledge, such Party will not (i) employ or use any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA) or, (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in each of clauses (i) and (ii) in the conduct of its activities under this Agreement;

(c)                                  Such Party shall perform its activities pursuant to this Agreement in compliance in all material respects with applicable Laws; and

(d)                                 Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with, or limit the scope of, any of the rights or licenses granted or to be granted to the other Party hereunder.

Section 11.4                                Additional Covenants of MERRIMACK.  For the avoidance of doubt, as set forth in Section 7.3 and Section 7.4(b), MERRIMACK covenants to SANOFI-AVENTIS that:

(a)                                  MERRIMACK shall use reasonable best efforts during the Development Term to disclose or make available to SANOFI-AVENTIS all material data and information in its possession or otherwise under its Control, regarding Licensed Products, Licensed Patent Rights and Licensed Technology, all the foregoing as may be necessary or useful for the research, development, manufacture or commercialization of Collaboration Compounds or Licensed Products hereunder; and

(b)                                 During the Term, MERRIMACK shall use Commercially Reasonable Efforts to maintain the Existing Third Party Licenses in effect (and in particular shall use Commercially Reasonable Efforts not to commit any breach that would entitle the Third Party licensor to terminate an Existing Third Party License) and shall not terminate any Existing Third Party License without SANOFI-AVENTIS’ prior written consent.  In addition, during the Term, MERRIMACK shall promptly notify SANOFI-AVENTIS of any written notice of breach or termination received by MERRIMACK with respect to any Existing Third Party License and SANOFI-AVENTIS shall have the right to cure any such breach on MERRIMACK’s behalf.

Section 11.5                                DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH REGARDS TO:  (A) THE SUCCESS OF ANY STUDY OR TEST COMMENCED UNDER THIS AGREEMENT, (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TECHNOLOGY OR MATERIALS, INCLUDING ANY COMPOUNDS, IT PROVIDES OR DISCOVERS UNDER THIS AGREEMENT; OR (C) THE VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

Article XII
Term and Termination

Section 12.1                                Term.  This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article XII, and otherwise remains in effect until the expiration of all payment obligations of SANOFI-AVENTIS under this Agreement (the “Term”).

Section 12.2                                Survival of Licenses.  Notwithstanding anything herein, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration (but not the earlier termination) of all royalty payment obligations for a Licensed Product in a country, the licenses granted to SANOFI-AVENTIS in Section 7.1 shall be deemed to be perpetual and fully paid-up with respect to such Licensed Product in such country.

Section 12.3                                No Effectiveness Upon HSR Denial.  The Agreement shall not become effective (and accordingly shall immediately terminate) in the event that (a) the FTC or the DOJ shall seek a preliminary injunction under the HSR Act against MERRIMACK and SANOFI-AVENTIS to enjoin the transaction contemplated by this Agreement; or (b) the HSR Clearance Date shall not have occurred on or prior to the date sixty (60) days after the HSR Filings have been made pursuant to Section 15.1.

Section 12.4                                Termination For Material Breach.  Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may terminate this Agreement by providing [**] days’ prior written notice ([**] days’ prior written notice with respect to any payment breach) to the Breaching Party, specifying the material breach.  The termination shall become effective at the end of the [**] day (or, with respect to any payment breach, [**] day) period unless (a) the Breaching Party cures such breach during such [**] day (or, with respect to any payment breach, [**] day) period (unless the Party owing payment believes in good faith that such payment is not due and has notified the other Party thereof (including the basis of its good faith belief in reasonable detail) and paid any undisputed amount to the other Party, in which case the dispute shall be settled in accordance with Article XIII, and the Agreement shall not be terminated as long as the dispute is pending), or (b) solely with respect to a breach that is not a payment breach, if such breach is not susceptible to cure within [**] days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately) and effects such cure within an additional [**] days after the end of such [**] day period.

Section 12.5                                Termination by SANOFI-AVENTIS for Convenience.  SANOFI-AVENTIS shall have the right to terminate this Agreement, with respect to one or more Licensed Products and/or with respect to (a) one or more Major Territories (but not solely for one or more country or countries within a major Territory) or (b) any country or countries which is(are) not part of a Major Territory, or in its entirety, at any time for any reason upon one-hundred eighty (180) days prior written notice, provided, that after receiving such notice MERRIMACK shall have the right to elect, in MERRIMACK’s sole option and discretion and by written notice to SANOFI-AVENTIS, to accelerate such termination period to a date specified by MERRIMACK.  For clarity, other than SANOFI-AVENTIS’ obligations explicitly set forth in Sections 12.7 (or 12.8 as applicable) and 12.10, no compensation whatsoever shall be due by SANOFI-AVENTIS by reason of termination under this Section 12.5.  Notwithstanding the foregoing, if SANOFI-AVENTIS terminates this Agreement pursuant to this Section 12.5 in all three of the Major Territories, this Agreement shall be deemed terminated in its entirety.

Section 12.6                                Termination by MERRIMACK for SANOFI-AVENTIS Patent Challenge.  If SANOFI-AVENTIS or any of its Affiliates or sublicensees challenges the validity, enforceability, patentability or scope of any claim(s) included in any Licensed Patent Rights, or supports, directly or indirectly, any such challenge (any of the foregoing, a “Patent Challenge”), MERRIMACK shall have the right to terminate this Agreement upon thirty (30) days’ written notice to SANOFI-AVENTIS with respect to the Licensed Patent Right(s) so challenged by SANOFI-AVENTIS or any of its Affiliates or sublicensees.

Section 12.7                                Effects of Termination by MERRIMACK for SANOFI-AVENTIS Uncured Breach or SANOFI-AVENTIS Patent Challenge, or Termination by SANOFI-AVENTIS of Entire Agreement for Convenience.  Upon termination of this Agreement in its entirety by MERRIMACK pursuant to Section 12.4 (Termination for Material Breach) or pursuant to Section 12.6 (Termination for SANOFI-AVENTIS Patent Challenge), or termination of this Agreement in its entirety by SANOFI-AVENTIS pursuant to Section 12.5 (Termination by SANOFI-AVENTIS for Convenience):

(a)                                  All rights and licenses granted by MERRIMACK to SANOFI-AVENTIS shall terminate and revert to MERRIMACK;

(b)                                 SANOFI-AVENTIS shall transfer to MERRIMACK ownership of all Regulatory Approvals and regulatory filings, data and dossier in SANOFI-AVENTIS’s or its Affiliates’ possession or control relating to all Collaboration Compounds and Licensed Products; (for clarity the foregoing obligation shall not apply in case of termination by SANOFI-AVENTIS for MERRIMACK uncured material breach);

(c)                                  SANOFI-AVENTIS shall assign to MERRIMACK its entire right, title, and interest in and to all preclinical and clinical data, safety data and all other supporting data, including pharmacology and biology data, in SANOFI-AVENTIS’s or its Affiliates’ possession or control relating to, and to the extent necessary for MERRIMACK to continue the research, development or commercialization of, Collaboration Compounds and Licensed Products;

(d)                                 At MERRIMACK’s option and upon MERRIMACK’s request as to any or all of the following, SANOFI-AVENTIS (or its relevant Affiliate) shall:

(i)                                     transfer to MERRIMACK (or its designee) the manufacturing process, documents, materials and other Know-How, to the extent the foregoing is Controlled by SANOFI-AVENTIS, it being understood that in the case of any manufacturing process or other Know-How, SANOFI-AVENTIS shall only be committed to transfer to MERRIMACK what it is legally or contractually, as applicable, permitted to transfer, and shall use Commercially Reasonable Efforts to have transferred to MERRIMACK any process or other Know-How which is not under the Control of SANOFI-AVENTIS (in all cases provided that SANOFI-AVENTIS shall not be committed to incur any costs pursuant to the use of such process or other Know-How by or on behalf of MERRIMACK) which are used (at the time of the termination) by or on behalf of SANOFI-AVENTIS, its Affiliates or sublicensees in the manufacture of such Collaboration Compounds and Licensed Products, and provide reasonable technical assistance relating to the manufacture, testing and supply of such Collaboration Compounds and Licensed Product as necessary for MERRIMACK to be qualified or to qualify a Third Party for the manufacturing of such Collaboration Compounds or Licensed Products, such assistance being limited to assistance that a manufacturer familiar with, and having experience with equipment for, manufacturing of antibodies and products containing antibodies, would require, and in any case not to exceed a total of [**] hours of working time by SANOFI-AVENTIS’ personnel over a period not to exceed [**] months;

(ii)                                  sell to MERRIMACK (or its designee) SANOFI-AVENTIS’s then-existing inventory of such Collaboration Compounds and Licensed Products, at SANOFI-AVENTIS’s Manufacturing Cost plus [**] percent ([**]%);

(iii)                               to the extent SANOFI-AVENTIS (or an Affiliate of SANOFI-AVENTIS) is manufacturing (on its own or through any Third Party contract manufacturer) any Collaboration Compound or Licensed Product, continue to manufacture and supply such Collaboration Compounds and Licensed Product to MERRIMACK, for a period up to [**] years, until manufacturing has been transitioned to MERRIMACK hereunder.  SANOFI-AVENTIS shall be obligated to supply quantities of such Collaboration Compounds and Licensed Products sufficient to satisfy MERRIMACK’s requirements under a manufacturing transfer and transition plan to be negotiated by the Parties in good faith so that MERRIMACK can assume all development and commercialization activities with regard to such Collaboration Compounds and Licensed Products.  SANOFI-AVENTIS will supply such quantities of Collaboration Compounds and Licensed Product at SANOFI-AVENTIS’s Manufacturing Cost plus [**] percent ([**]%);

(iv)                              assign or cause the assignment to MERRIMACK of any and all applicable Third Party manufacturing and supply agreements for such Collaboration Compounds or Licensed Products, to the extent assignable, and, at MERRIMACK’s direction, facilitate discussions with the applicable Third Party manufacture with respect to such agreements;

(v)                                 Promptly transfer to MERRIMACK or its designee on-going clinical trials being conducted by or under authority of SANOFI-AVENTIS as of the date of the termination notice, continue to conduct such clinical trials up to such transfer or, if requested by MERRIMACK, terminate such clinical trials in a manner conforming to applicable Laws and regulations.  It is understood that SANOFI-AVENTIS shall in no case be obligated to incur costs beyond those budgeted for the termination period in the Global Development Plan applying to such period, costs related to any change of any kind decided by MERRIMACK to the Global Development Plan, costs related to any translation or reformatting of documents or databases (it being understood that any data or data bases shall be transferred on an as is basis) or costs related to converting or adapting any database or software; and

(vi)                              Transfer to MERRIMACK any Marketing Authorization obtained on or before the date of termination and, if commercial launch of Licensed Product(s) has occurred on or before the date of termination, SANOFI-AVENTIS shall, at the request of MERRIMACK, continue to market, promote, distribute and commercialize the Licensed Product(s), and continue to pay amounts due to MERRIMACK pursuant to Article VIII, until the date when, on a country-by-country basis, the Marketing Authorization has been transferred to MERRIMACK or MERRIMACK’s designee;

(e)                                  SANOFI-AVENTIS shall grant to MERRIMACK, effective upon termination of the Agreement by MERRIMACK under Section 12.4 (Termination for Material Breach) or 12.6 (Termination for SANOFI-AVENTIS Patent Challenge) or by SANOFI-AVENTIS under Section 12.5 (Termination for Convenience), a non-exclusive, worldwide, royalty-free, irrevocable, perpetual license, with the right to grant sublicenses to any Third Party, under the SANOFI-AVENTIS Patent Rights and SANOFI-AVENTIS Technology, including SANOFI-AVENTIS’s interest in any Joint Patent Rights or Joint Technology, in each case to the extent used by SANOFI-AVENTIS, its Affiliates or sublicensees in the research, development, manufacture or commercialization of Collaboration Compounds or Licensed Products in the Field and for the sole purpose of conducting research, development, manufacturing and/or commercialization of Collaboration Compounds or Licensed Products in the Field (for clarity SANOFI-AVENTIS shall retain the right to all other uses and practice of the SANOFI-AVENTIS Patent Rights and SANOFI-AVENTIS Technology, including SANOFI-AVENTIS’ interest in any Joint Patent Rights or Joint Technology); and

(f)                                    SANOFI-AVENTIS shall assign to MERRIMACK SANOFI-AVENTIS’s and its Affiliates’ entire right, title and interest in, to and under any trademark used by SANOFI-AVENTIS, its Affiliates or sublicensees exclusively in connection with the marketing and sale of a Licensed Product, it being understood that such assignment shall not include the SANOFI-AVENTIS name or trademark for the SANOFI-AVENTIS company itself.

Section 12.8                                Effects of Termination with Respect to One or More, but Not All, Licensed Products, Major Territories or Countries by SANOFI-AVENTIS for Convenience.  If this Agreement is terminated pursuant to Section 12.5 with respect to one or more Licensed

Products (“Terminated Products”) or with respect to one or more Major Territories or to countries outside a Major Territory (collectively, the “Terminated Territories”), then:

(a)                                  the effects of termination set forth in Sections 12.7(a), 12.7(d)(v), 12.7(d)(vi), 12.7(e) and 12.7(f) above shall apply solely as to such Terminated Territories (in case the Agreement is terminated with respect to one or more Terminated Territories) and the effects of termination set forth in Sections 12.7(a), 12.7(d), 12.7(e) and 12.7(f) above shall apply solely as to such Terminated Products (in case the Agreement is terminated with respect to one or more Terminated Products);

(b)                                 in lieu of the effects of termination set forth in Section 12.7(b) with respect to regulatory filings and Regulatory Approvals, SANOFI-AVENTIS shall:

(i)                                     transfer to MERRIMACK ownership of all such regulatory filings filed in, and Regulatory Approvals received with respect to, any Terminated Products and/or Terminated Territory (or any country therein), which filings or Regulatory Approvals are in SANOFI-AVENTIS’s or its Affiliates’ possession or control and relate to Collaboration Compounds and Licensed Products; and

(ii)                                  to the extent necessary for MERRIMACK to resume development or manufacturing or commercialization of a Collaboration Compound or a Licensed Product in any Terminated Territory,

(A)                              grant MERRIMACK or its designee a right of reference or use to any and all such regulatory filings filed in, and Regulatory Approvals received with respect to, any country or territory other than a Terminated Territory (or any country therein), which filings or Regulatory Approvals are in SANOFI-AVENTIS’s or its Affiliates’ possession or control and relate to Collaboration Compounds and Licensed Products, (for clarity SANOFI-AVENTIS shall transfer to MERRIMACK ownership of all such regulatory filings and Regulatory Approvals in the event of a termination of this Agreement in its entirety (except for a termination by SANOFI-AVENTIS for MERRIMACK uncured material breach)); and

(B)                                sign, and cause its Affiliates to sign, any instruments reasonably requested by MERRIMACK in order to effect the grants contemplated above in this Section 12.8(b);

(c)                                  SANOFI-AVENTIS shall transfer to MERRIMACK, and grant MERRIMACK a right to use (consistent with the license granted to MERRIMACK under Section 12.7(e)), all preclinical and clinical data, safety data and all other supporting data, including pharmacology and biology data, in SANOFI-AVENTIS’s or its Affiliates’ possession or control relating to, and to the extent necessary for MERRIMACK to continue, the research, development or commercialization of Terminated Products, or of Collaboration Compounds or Licensed Products in any Terminated Territory(ies), as applicable; and

(d)                                 in lieu of the effects of termination set forth in Sections 12.7(d)(i), 12.7(d)(ii), 12.7(d)(iii) and 12.7(d)(iv), if the Agreement is only terminated with respect to one or more Major Territories or any country(ies) outside a Major Territory (but not if the Agreement is terminated with respect to a Licensed Product for the entire Territory), SANOFI-AVENTIS shall elect, at its option and upon written notice to MERRIMACK (such notice to be provided by SANOFI-AVENTIS at the time it delivers the notice of termination to MERRIMACK under Section 12.5), to either (i) continue to supply MERRIMACK with Collaboration Compounds or Licensed Products, at SANOFI-AVENTIS’ Manufacturing Costs plus [**] percent ([**]%) or (ii) comply with the provisions of Sections 12.7(d)(i), 12.7(d)(iii) and 12.7(d)(iv).

Section 12.9                                Licensing/Sublicensing Revenues.  If, subsequent to a partial or an entire termination of the Agreement by SANOFI-AVENTIS under Section 12.5 or a termination by MERRIMACK under Section 12.4 or 12.6 that occurs after a Licensed Product has received Marketing Authorization in either the USA or the EU, MERRIMACK enters into one or more licensing or other arrangements in which a Third Party is granted commercialization rights with respect to any Collaboration Compound(s) or Licensed Product(s) whereby (a) any data or license rights assigned or licensed by SANOFI-AVENTIS to MERRIMACK pursuant to Section 12.7 are granted to such Third Party and (b) MERRIMACK receives any revenues or any other consideration for the grant of such licenses or other arrangements (including but not limited to upfront payments, license fees, regulatory or sales milestone payments, royalties and/or profit sharing revenues), but excluding (i) funding for research and development and other activities to be undertaken by MERRIMACK and (ii) the purchase price of any MERRIMACK debt or equity securities issued to the licensee in such transactions (any of the foregoing, excluding the items in the foregoing clauses (i) and (ii), “Licensing Revenues”), then MERRIMACK shall promptly inform SANOFI-AVENTIS thereof and MERRIMACK shall pay to SANOFI-AVENTIS a non-refundable royalty of [**] percent ([**]%) of the excess (if any) of (x) such Licensing Revenues over (y) any amounts payable by MERRIMACK to Third Party licensors and amounts incurred by MERRIMACK as unreimbursed development and/or commercialization costs in order to be entitled to the Licensing Revenues.  Payment of the aforesaid amounts shall be due and payable by MERRIMACK to SANOFI-AVENTIS quarterly within thirty (30) days after the end of each calendar quarter in which such Licensing Revenues are received by MERRIMACK.

Section 12.10                          Survival.

(a)                                  Upon expiration or termination of this Agreement for any reason, all rights and obligations of each Party shall terminate hereunder, except as expressly set forth in Section 12.2, 12.7, 12.8, 12.9 or this Section 12.10; provided, however, that nothing in this Agreement shall be construed to release either Party from any obligations or liabilities that matured prior to the effective date of expiration or termination, or which are attributable to a period prior to such expiration or termination.  In addition, and notwithstanding the terms of Section 12.7(d)(v) and Section 12.8(a), SANOFI-AVENTIS shall remain responsible for payment to MERRIMACK of all such costs that are committed by MERRIMACK in connection with any human clinical trials conducted by MERRIMACK hereunder for a period of three months beyond the effective date of termination by SANOFI-AVENTIS under Section 12.5, to the extent that the clinical trials giving rise to such costs were non-terminable as of the date of termination of this Agreement, for ethical or regulatory reasons.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms:  Article VIII (in each case, to the extent any amounts are due but unpaid as of the effective date of expiration or termination); Section 8.6; Section 9.1; Article X; Sections 12.2, 12.7-12.10; Article XIII; Article XIV; and Article XVI.

Article XIII
Dispute Resolution

Section 13.1                                Disputes; Executive Officers.

(a)                                  In the event any dispute arises out of or in relation to or in connection with this Agreement, including failure to perform under or breach of, the Agreement or any issue relating to the interpretation or application of the Agreement, the Parties shall use good faith efforts to resolve such dispute within thirty (30) days, through the JDC, JCC or JSC, as applicable, if the dispute is within the responsibilities of such a committee.  If the Parties are unable to resolve such dispute, at the JDC, JCC or JSC level or otherwise, within such thirty (30) day period, or a dispute is within the responsibilities of the JSC but the JSC no longer remains in place at the time of such dispute and the Parties are unable to resolve such dispute within thirty (30) days (as set forth in Section 2.1(f)), the Parties shall refer such dispute to their respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute within thirty (30) days, except for (i) any dispute concerning inventorship arising under Section 9.1(c), which shall not be subject to resolution by the Executive Officers under this Section 13.1 or by binding arbitration under Section 13.2, but shall instead be resolved by independent patent counsel as set forth therein, or (ii) any dispute between the Parties with respect to the conformity of MM-121 with the applicable specifications, which shall not be subject to resolution by the Executive Officers under this Section 13.1 or by binding arbitration under Section 13.2, but shall instead be resolved by an independent analytical laboratory jointly selected by SANOFI-AVENTIS and MERRIMACK as set forth in Section 3.4(b)(iii).

(b)                                 In addition, any dispute with respect to which a Party has final decision-making authority pursuant to Section 2.1(f) (each, a “Non-Arbitrable Dispute”), if unresolved at the JSC level or by the Executive Officers after escalation to the Executive Officers, shall not be subject to resolution by binding arbitration under Section 13.2, but shall instead be resolved by the Party having such final decision-making authority over such Non-Arbitrable Dispute (subject to any limitations on such authority set forth in Section 2.1(f)).

(c)                                  For purposes of clarity, all other disputes arising under or relating to this Agreement, or the interpretation thereof (i.e., disputes other than Non-Arbitrable Disputes or disputes concerning inventorship, and disputes that (y) are not within the jurisdiction of a committee or (z) are within the jurisdiction of a committee but that committee is no longer in place at the time of the dispute), shall be referred to the Executive Officers for resolution within the thirty (30) day period set forth in this Section 13.1 above and, if the Executive Officers are unable to resolve such dispute within such thirty (30) day period, to binding arbitration for resolution pursuant to Section 13.2.

Section 13.2                                Arbitration.  If the Executive Officers are unable to resolve a given dispute referred to such Executive Officers pursuant to Section 13.1 within thirty (30) days following such referral of such dispute to such Executive Officers, except for any Non-Arbitrable Disputes, either Party may have the given dispute settled by binding arbitration in the manner described below:

(a)                                  Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(b)                                 Additional Issues.  Within ten (10) days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c)                                  Arbitration Location; Rules.  Except as expressly provided herein, the sole mechanism for resolution of any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be arbitration by the American Arbitration Association (“AAA”) in Washington, D.C., or in such other venue as the Parties agree, under the International Arbitration Rules then in effect for the AAA except as provided herein.

(d)                                 English Language.  All proceedings shall be held in English and a transcribed record prepared in English.  Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with a reasonably complete and accurate English translation.

(e)                                  Selection of Arbitrators.  The Parties shall each choose, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate and the said two arbitrators shall select by mutual agreement a third arbitrator within thirty (30) days after they have been selected as arbitrators.  If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed on, the AAA shall make such appointment (i.e. shall appoint three arbitrators) within thirty (30) days of such failure.

(f)                                    Costs; Exclusion from Award.  The award rendered by the arbitrators shall not include costs of arbitration, attorneys’ fees or costs for expert and other witnesses, which shall be the responsibility of each Party (i.e. each Party shall bear its own costs and expenses), except that the Parties shall share equally the fees of the arbitrators.

(g)                                 Time Schedule.  Within thirty (30) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures directed at assuring that the arbitration will be concluded and the award rendered within no more than six (6) months from selection of the three arbitrators.  Failing such agreement, the AAA will design and the Parties will follow procedures directed at meeting such a time schedule.

(h)                                 Powers of Arbitrators.  The arbitrators:

(i)                                     shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement but shall specify rules sufficient to allow reasonable discovery by the Parties;

(ii)                                  shall establish and enforce appropriate rules to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the Parties be kept confidential and be used for no purpose other than the arbitration;

(iii)                               shall have the power to enforce specifically this Agreement and the terms and conditions hereof in addition to any other remedies at law or in equity; and

(iv)                              shall issue all decisions in writing.

(i)                                     Injunctive Relief.  Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy such as temporary restraining order, preliminary injunction or other interim equitable relief) from the arbitrators or from any court having jurisdiction over the Parties (and prior to or during any arbitration if necessary to protect the interests of such Party in avoiding irreparable harm or to preserve the status quo pending the arbitration proceeding) and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary right or otherwise to avoid irreparable harm.

(j)                                     Experience.  If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the pharmaceutical and biotechnology fields.

(k)                                  Judgment.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(l)                                     Survivability.  Any duty to arbitrate under the Agreement shall remain in effect and be enforceable after termination of the Agreement.

Article XIV
Indemnification

Section 14.1                                Indemnification by SANOFI-AVENTIS.  SANOFI-AVENTIS shall indemnify, defend and hold harmless MERRIMACK and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)                                  the negligence, recklessness or wrongful intentional acts or omissions of SANOFI-AVENTIS or its Affiliates and its or their respective directors, officers, employees and agents, in connection with SANOFI-AVENTIS’s performance of its obligations or exercise of its rights under this Agreement;

(b)                                 any breach of any representation, warranty or covenant made by SANOFI-AVENTIS under this Agreement;

(c)                                  any act or omission by SANOFI-AVENTIS that results in a breach of any of MERRIMACK’s agreements with MERRIMACK Third Party licensors; or

(d)                                 the research or development activities that are actually conducted by or on behalf of SANOFI-AVENTIS, the handling and storage by or on behalf of SANOFI-AVENTIS of any chemical agents or other compounds for the purpose of conducting research and development by or on behalf of SANOFI-AVENTIS, and the manufacture or commercialization (including marketing and sale) by SANOFI-AVENTIS, its Affiliates or sublicensees of any Collaboration Compound or Licensed Product, including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any patent or other intellectual property right of any Third Party (subject to the rights of SANOFI-AVENTIS under Section 8.4(h) and excluding any such infringement Losses arising from a breach by MERRIMACK of its representations and warranties set forth in Section 11.2), in each case resulting from any of the foregoing activities described in this Section 14.1.

Section 14.2                                Indemnification by MERRIMACK.  MERRIMACK shall indemnify, defend and hold harmless SANOFI-AVENTIS and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a)                                  the negligence, recklessness or wrongful intentional acts or omissions of MERRIMACK or its Affiliates or its or their respective directors, officers, employees and agents, in connection with MERRIMACK’s performance of its obligations or exercise of its rights under this Agreement;

(b)                                 any breach of any representation, warranty or covenant made by MERRIMACK under this Agreement;

(c)                                  the research or development activities that are actually conducted by or on behalf of MERRIMACK, the handling and storage by or on behalf of MERRIMACK of any chemical agents or other compounds for the purpose of conducting research or development by or on behalf of MERRIMACK, the manufacture by or on behalf of MERRIMACK of any Collaboration Compound (or Licensed Product, as applicable) and the Co-Promotion by or on behalf of MERRIMACK of any Co-Promoted Product, including any product liability, personal injury, property damage or other damage, in each case resulting from any of the foregoing activities described in this Section 14.2; or

(d)                                 infringement of any patent or other intellectual property right of any Third Party arising from a breach by MERRIMACK of its representations and warranties set forth in Section 11.2.

Section 14.3                                Procedure.

(a)                                  A Person entitled to indemnification under this Article XIV (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 14.3 shall not relieve the Indemnifying Party of its indemnification obligation under this

Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

(b)                                 Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.

(c)                                  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party.

(d)                                 The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection with its participation in the defense action.

(e)                                  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(f)                                    The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

Section 14.4                                Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations and liabilities hereunder and which are consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during which Collaboration Compounds and Licensed Products are clinically tested or commercially distributed or sold by or on behalf of such Party or its Affiliates. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. Each Party shall provide the other, upon request, with evidence of such insurance.

Section 14.5                                Limitation of Liability.  EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE XIV

WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES OR SUBLICENSEES SHALL BE LIABLE FOR ANY (AND HEREBY DISCLAIM ALL) SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY.

Article XV

HSR Matters

Section 15.1           HSR Filings.  Each of MERRIMACK and SANOFI-AVENTIS shall as promptly as possible, and not later than October 9, 2009, file with the FTC and the Antitrust Division of the DOJ, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated by this Agreement.  The Parties shall cooperate with one another to the extent necessary in the preparation of any HSR Filing required to be filed under the HSR Act.  Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing.

Section 15.2           HSR Cooperation; Further Assurances.  MERRIMACK and SANOFI-AVENTIS agree, and shall cause each of their respective Affiliates, to cooperate and to use their respective reasonable efforts to obtain any HSR Clearance required for the consummation of the transactions contemplated under this Agreement, to request early termination of the applicable waiting period under the HSR Act (if HSR Clearance is required) and to respond to any government requests for information under the HSR Act.  The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to the HSR Act.

Section 15.3           HSR-Related Defined Terms.

(a)           “DOJ” means the United States Department of Justice.

(b)           “FTC” means the United States Federal Trade Commission.

(c)           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

(d)           “HSR Clearance” means either (i) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or (ii) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.

(e)           “HSR Clearance Date” means the earlier of (i) the date on which the FTC or DOJ shall notify MERRIMACK and SANOFI-AVENTIS of early termination of the applicable waiting period under the HSR Act or (ii) the day after the date on which the applicable waiting period under the HSR Act expires.

(f)            “HSR Filings” means the filings by SANOFI-AVENTIS and MERRIMACK with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

Article XVI
Miscellaneous Provisions

Section 16.1           Governing Law.  Except for matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question, this Agreement, and any disputes between the Parties relating to the subject matter of this Agreement, shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the Commonwealth of Massachusetts, excluding (a) its conflicts of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

Section 16.2           Assignment.  Neither MERRIMACK nor SANOFI-AVENTIS may assign this Agreement in whole or in part without the prior written consent of the other, except to an Affiliate or in connection with the merger, sale or transfer of all or substantially all of the stock, assets or business of MERRIMACK, on the one hand, or SANOFI-AVENTIS, on the other, to which the subject matter of this Agreement pertains.  Notwithstanding the foregoing, either Party may assign its rights and/or its obligations pursuant to this Agreement in whole or in part to an Affiliate of such Party.  The assigning Party shall remain primarily liable for the performance of this Agreement notwithstanding any such assignment of this Agreement.  For clarity, if MERRIMACK’s right to Co-Promote Licensed Product(s) is terminated pursuant to Section 5.4(c), nothing in this Section 16.2 shall be construed as preventing or limiting such termination in any way.

Section 16.3           Standstill.

(a)           SANOFI-AVENTIS hereby agrees that, during the Standstill Period unless specifically invited in writing by MERRIMACK to do so, neither SANOFI-AVENTIS nor any of its Affiliates will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly:

(i)            effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of MERRIMACK; any tender or exchange offer, merger, consolidation or other business combination involving MERRIMACK; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to MERRIMACK; or any

“solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of MERRIMACK;

(ii)           form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to any securities of MERRIMACK;

(iii)          otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of MERRIMACK (except as contemplated by this Agreement in relation to the Parties’ co-development or commercialization of Collaboration Compounds and Licensed Product(s));

(iv)          take any action which could reasonably be expected to force MERRIMACK to make a public announcement regarding any of the types of matters set forth in this Section 16.3; or

(v)           enter into any agreements, discussions or arrangements with any Third Party with respect to any of the foregoing.

(b)           Nothing in this Section 16.3 shall prohibit SANOFI-AVENTIS or its Affiliates from owning or making open market purchases of any voting securities of MERRIMACK, or any securities convertible into or exercisable for any such voting securities, in each case for purposes of any 401(k) or similar benefit plan maintained by SANOFI-AVENTIS or its Affiliates for its or their employees, provided that such voting securities shall not, in the aggregate, exceed 5% of the voting power of MERRIMACK’s outstanding securities, and provided that SANOFI-AVENTIS and its Affiliates will not in any way request or direct that the trustee or other administrator of any plan acquire any voting securities of MERRIMACK.

(c)           For the purposes of this Section 16.3, the term “Standstill Period” shall mean the period commencing on the Effective Date and ending on the later to occur of (i) the [**] anniversary of the Effective Date or (ii) the [**] anniversary of the closing of the initial public offering of MERRIMACK’s common stock.

(d)           Notwithstanding anything to the contrary in this Section 16.3, if (i) MERRIMACK publicly engages in a process to solicit offers relating to transactions which, if consummated, would result in a merger, consolidation, sale or other business combination transaction pursuant to which the stockholders of MERRIMACK immediately prior to consummation of such merger, consolidation or other business combination would own less than [**]% of the outstanding common stock of MERRIMACK or other surviving entity immediately following consummation (but only so long as such process continues), or (ii) MERRIMACK executes a definitive agreement with a Third Party providing for an acquisition (by way of merger, tender offer, exchange offer or otherwise) of [**]% or more of MERRIMACK’s outstanding capital stock or all or substantially all of MERRIMACK’s assets (but only so long as such agreement is not terminated and does not expire), or (iii) a person or 13D Group ( i.e. a group within the meaning of Section 13(d)(3) of the Exchange Act) not including SANOFI-AVENTIS or its Affiliates commences, or publicly announces its intent to commence and actually commences within five (5) Business Days after such public announcement, a tender or exchange offer for voting securities representing [**]% or more of the then outstanding voting power of the voting securities of MERRIMACK (but only so long as such offer is not terminated or withdrawn or does not expire without being consummated), then the provisions of this Section 16.3 shall immediately cease to be of any effect and SANOFI-AVENTIS and its Affiliates shall immediately be released from any obligations under this Section 16.3.

Section 16.4           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 16.5           Notices.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be sufficient if (a) delivered personally or (b) sent by registered or certified mail, return receipt requested, or reputable overnight business courier, in each case properly addressed to a Party as set forth below.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Notices to MERRIMACK shall be addressed to:

Merrimack Pharmaceuticals, Inc.
One Kendall Square
Suite B7201
Cambridge, MA 02139-1670
U.S.A.

Attention: Chief Executive Officer

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
U.S.A.

Attention:	David E. Redlick, Esq. and
Steven D. Barrett, Esq.

Notices to SANOFI-AVENTIS shall be addressed to:

SANOFI-AVENTIS
174 avenue de France
75013 Paris
France

Attention: Legal Operations

with a copy to:

SANOFI-AVENTIS
174 avenue de France
75013 Paris
France

Attention: License Administration

Any Party may change its notification address by giving notice to the other Party in the manner herein provided.  For clarity, the additional copy will be addressed for convenience only and the notification shall be deemed to have been validly delivered when addressed to the main addressee.

Section 16.6           Exports.  The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party.  SANOFI-AVENTIS and MERRIMACK agree not to export or reexport, directly or indirectly, any Collaboration Compound or Licensed Product (or any associated products, information, items, articles, computer software, media, technical data, the direct product of such data, samples or equipment received or generated under this Agreement) in violation of any US export laws or other Laws or regulations that may be applicable.  SANOFI-AVENTIS and MERRIMACK agree to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Section.

Section 16.7           Force Majeure.  Either Party shall be excused from the performance of its obligations under the Agreement, and no failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, (including the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; labor disputes, epidemic, failure or default of public utilities or common carriers, fire; storm; flood; earthquake; accident; war; rebellion; terrorism; insurrection; riot; and invasion) and such excuse shall be continued so long as the condition constituting force majeure continues; provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the end of the occurrence of one or more of the above-mentioned causes.  The Party claiming such force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than five (5) Business Days after its occurrence, which notice shall reasonably identify the affected obligations under this Agreement and the extent to which performance thereof will be affected.  In such event, the Parties shall meet and/or discuss promptly to determine an equitable solution to minimize and if reasonably feasible, overcome, the effects of any such event.

Section 16.8           Performance by Affiliates and Sublicensees.  To the extent that this Agreement imposes obligations on Affiliates or sublicensees of a Party, such Party agrees to cause such Party’s Affiliates and sublicensees to perform such obligations.

Section 16.9           Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either MERRIMACK or SANOFI-AVENTIS to act for, bind or commit the other in any way.  The Alliance Managers shall remain employees of SANOFI-AVENTIS or MERRIMACK, as the case may be.

Section 16.10         Construction.  Each Party agrees that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

Section 16.11         Interpretation.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule, or Exhibit, of or to, as the case may be, this Agreement.  Except where the context clearly otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (c) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (d) the words “herein”, “hereof” and hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (f) the word “day” means a calendar day, the word “month” means a calendar month and the word “year” means a calendar year, (g) the word “quarterly” refers to calendar quarters (e.g. January 1 to march 31, April 1 to June 30, July 1 to September 30 or October 1 to December 31) and (h) each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable IFRS, to the extent consistent with its usage and the other definitions in the Agreement.

Section 16.12         Headings.  The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 16.13         English Language.  This Agreement was prepared and is established in the English language, any translation thereof shall be deemed for convenience only and shall never prevail against the original English version. All reports, notices and communications to be exchanged under this Agreement shall be in the English language, provided however that, notwithstanding anything herein to the contrary, neither Party shall be under any obligation to translate into English any document originally established and existing in another language, for the sole purpose of communicating such document to the other Party, it being agreed that such documents will be provided on an as is basis.

Section 16.14         No Implied Waivers; Rights Cumulative.  No failure on the part of MERRIMACK or SANOFI-AVENTIS to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 16.15         Severability.  If, under applicable Law, any provision of this Agreement is held to be invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the objectives contemplated by the Parties when entering into the Agreement and the general balance of the respective interests of the Parties as initially intended under the Agreement.

Section 16.16         Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this License and Collaboration Agreement as of the Execution Date.

SANOFI-AVENTIS

By:	/s/ Laurence Debroux		By:	/s/ Jean-Luc Renard
	Name:	Laurence Debroux		Name: Jean-Luc Renard
	Title:	Senior Vice-President,		Title: Vice President Corporate Accounting
Chief Strategic Officer

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Robert J. Mulroy
Name: Robert J. Mulroy
Title: President & CEO

Exhibit A-1

Diagnostic Patent Rights

(Controlled by MERRIMACK)

Merrimack Ref. No.	Country	Title of Invention	Application No.	Filing Date	Status
Diagnostic
[**]	[**]	[**]	[**]	[**]	[**]

Diagnostic Patent Rights also include the Licensed Patent Rights (as defined in the PHS Agreement), the [**] Patent Rights and the Dyax Patent Rights (each as defined in the Dyax Collaboration Agreement), in each case to the extent licensed to Merrimack under the applicable Existing Third Party Licenses.

A-1-1

Exhibit A-2

Therapeutic Patent Rights

(Controlled by MERRIMACK)

Merrimack Ref. No.	Country	Title of Invention	Application No.	Filing Date	Status
Therapeutic
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

A-2-1

Merrimack Ref. No.	Country	Title of Invention	Application No.	Filing Date	Status
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]

Therapeutic Patent Rights also include the Selexis Patent Rights (as defined in the Selexis License Agreement), the Licensed Patent Rights (as defined in the PHS Agreement), the [**] Patent Rights and the Dyax Patent Rights (each as defined in the Dyax Collaboration Agreement), in each case to the extent licensed to Merrimack under the applicable Existing Third Party Licenses.

A-2-2

Exhibit A-3

Licensed Technology

(Controlled by MERRIMACK)

The following is a general summary of Licensed Technology existing as of the Execution Date:

[**]

A-3-1

Exhibit B

Listed Third Party Patents

[**]

Patent/ Publication No.	Date
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**]

Patent/ Publication No.	Date
[**]	[**]
[**]	[**]

B-1

Exhibit C

Description of MM-121

MM-121 is a fully human monoclonal IgG2 antibody targeting ErbB3.  MM-121 has the amino acid sequence given below:

Heavy Chain aa SEQ:

[**]

Light chain aa SEQ:

[**]

C-1

Exhibit D

Co-Promotion Guidelines

1.             The total detailing effort for each Co-Promoted Product will be allocated between the Parties as follows:  [**] percent ([**]%) to SANOFI-AVENTIS and [**] percent [**]%) to MERRIMACK.

2.             The number and position of details and categories of professionals or institutions to be targeted, and the allocation of such professionals or institutions between the Parties, with respect to each Co-Promoted Product, shall be determined in an equitable manner that seeks to ensure that each Party is allocated a distribution of details that is equally attractive in terms of geography, prescription volumes of target prescribers and/or other commercial factors.

3.             Policies and procedures relating to product sampling, once established by mutual agreement of the Parties, may not be amended other than by mutual agreement of the Parties.

D-1

Exhibit E

Certain Requirements under PHS Agreement

4.2                                 Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 8.1, 10.1, 10.2, 12.5, and 13.7-13.9 of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement.  Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3                                 Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the Sublicensees and PHS, at the option of the Sublicensee, upon termination of this Agreement under Article 13.  This conversion is subject to PHS approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

5.1                                 Prior to the First Commercial Sale, Licensee agrees to provide PHS, upon PHS request and subject to availability, with reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS in vitro research use.

5.2                                 Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

8.1                                 Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS.  These records shall be retained for at least [**] years following a given reporting period and shall be available during normal business hours for inspection, at the expense of PHS, by an independent accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and royalty payments hereunder.  The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and royalty payments made under this Agreement.  If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any [**] month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8.  All royalty payments required under this Paragraph shall be due within [**] days of the date PHS provides Licensee notice of the payment due.

9.1                                 Prior to signing this Agreement, Licensee has provided PHS with the Commercial Development Plan referred to in more detail in Appendix E, and under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application.  This Commercial Development Plan is hereby incorporated by reference in this Agreement.  Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2                                 Licensee shall provide written reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed

Fields of Use.  These written reports are due within [**] days after December 31 of each calendar year beginning on December 31, [**].  The first written report will detail the progress made from the Effective Date of this Agreement through December 31, [**].  These progress reports shall include, but not be limited to:  progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year.  PHS also encourages these reports to Patent Rights.  If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences.  In any annual report, Licensee may amend the Benchmarks at any time upon written approval by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application.

9.3                                 Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within [**] days of such occurrences.

9.4                                 Commencing with First Commercial Sale, Licensee shall submit to PHS, within [**] days after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due.  With each royalty report, Licensee shall submit payment of earned royalties due.  If no earned royalties are due to PHS for any reporting period, the written report shall so state.  The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.5                                 Licensee agrees to forward to PHS, on a semi-annually basis, a copy of reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

10.1                           Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application.  “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D as may be amended from time to time in accordance with the provisions of Paragraphs 9.2 and 14.4.  The efforts of the Sublicensee will be considered the efforts of the Licensee.

10.2                           Upon the First Commercial Sale, until the expiration or termination of this Agreement, Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

10.3                           Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available on a compassionate use basis to patients, either through the patient’s physician(s) or the medical center treating the patient.

10.4                           Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products.

10.5                           Licensee agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or Licensed Processes or their packaging for educational and display purposes only.

12.5                           Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)           the use by or on behalf of Licensee, its directors, employees, its Sublicensees, or third parties of any Licensed Patent Rights; or

(b)           the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee or its Sublicensees, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

13.7                           PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

13.8                           Within [**] days of receipt of written notice of PHS’ unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR §404.11, appeal the decision by written submission to the designated PHS official.  The decision of the designated PHS official shall be the final agency decision.  Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.9                           Within [**] days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee.  Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration.  If terminated under this Article 13, Sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.3.  Unless otherwise specifically provided for under this Agreement, Licensee shall return all Licensed Products or materials included within the Licensed Patent Rights to PHS or provide PHS with written certification of the destruction thereof.

14.10       Licensee agrees to mark the Licensed Products or their packaging sold [**] with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status.  All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve PHS patent rights in those countries.

Exhibit F-1

MERRIMACK Press Release

EMBARGOED

Sanofi-aventis and Merrimack Pharmaceuticals enter into a Worldwide

Collaboration and Licensing Agreement on MM-121, an anti-ErbB3 monoclonal antibody

Merrimack eligible to receive up to $530 million, comprised of $60 million upfront plus milestone payments, in addition to future royalties.   Merrimack will lead MM-121 development through proof of concept and retains the right to co-promote in the United States

CAMBRIDGE, Mass., September 30, 2009 — Merrimack Pharmaceuticals, Inc. and sanofi-aventis announced today the signing of an exclusive worldwide licensing agreement for the development and co-commercialization of MM-121, a first-in-class, fully human monoclonal antibody designed to block signaling of the ErbB3 receptor.  MM-121 is currently in Phase 1 clinical testing.

Under the terms of the agreement, sanofi-aventis will make an upfront payment of $60 million, and Merrimack is eligible for an additional $470 million in milestone payments as well as tiered double-digit royalties on sales of MM-121.  Merrimack will be responsible for development of MM-121 through Phase 2 proof of concept for each indication and sanofi-aventis will be responsible for development thereafter. Merrimack retains the right to co-promote the therapy in the United States.

“Merrimack’s expertise in the ErbB pathway along with their knowledge of biologics development has allowed them to successfully identify ErbB3 as a promising target and rapidly bring MM-121 into the clinic,” stated Chris Viehbacher, Chief Executive Officer of sanofi-aventis. “We are excited to collaborate with Merrimack on the development of MM-121 which we believe addresses a significant gap in treating cancer patients.”

The ErbB3 receptor is a novel target known to be a key mediator of signaling in the ErbB pathway (also known as the EGFR or HER pathway) — a signaling network that impacts a broad array of cancers.  By targeting ErbB3, MM-121 is believed to have a broad application across cancer as both a monotherapy and in combination with other therapeutics. Research data has also shown that ErbB3 may also play a central role in resistance to both targeted therapies and chemotherapy in a number of tumor types.

“We believe that MM-121 has the potential to serve as an important new treatment for multiple forms of cancer,” said Robert Mulroy, President and Chief Executive Officer of Merrimack. “We are pleased to partner with sanofi-aventis, a premier, global pharmaceutical company with broad oncology expertise. Together, we hope to work with the international research community to accelerate the development of MM-121 for the benefit of patients.”

Merrimack developed MM-121 after identifying the importance of ErbB3 through its Network Biology approach, a fully integrated drug discovery and development technique that combines biology, engineering, and computational modeling to better understand the underlying complexity of disease pathways. The information derived from Network Biology informs the strategic decisions guiding early pharmaceutical discovery as well as helping to advance candidates through pre-clinical, clinical development and towards commercialization.

The effectiveness of the license and collaboration is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary regulatory approvals.

F-1-1

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of novel treatments for cancer and autoimmune disease.  Its first two oncology pipeline candidates, MM-121 and MM-111 are currently in Phase 1 clinical development.  The Company’s proprietary Network Biology discovery platform, developed with the help of leading scientists from MIT and Harvard, enables the high-throughput profiling of protein networks as a basis for improved validation, lead identification and speed in the development of innovative, effective and well tolerated therapeutics. MM-121 and MM-111 are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.  Merrimack is a privately-held company based in Cambridge, Massachusetts.

Contact:     Kathleen Petrozzelli, Corporate Communications, 617-441-1043, kpetrozzelli@merrimackpharma.com, http://www.merrimackpharma.com

                    Betsy Stevenson, RaymondStevenson Healthcare, 860-984-1424, betsy@raymondstevenson.com

About sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements are statements that are not historical facts.  These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions.  Although sanofi-aventis’ management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMEA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such products candidates, the absence of guarantee that the products candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives as well as those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008.  Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

F-1-2

Exhibit F-2

SANOFI-AVENTIS Press Release

Sanofi-aventis and U.S. Biotechnology company Merrimack enter into an Exclusive Global Collaboration and Licensing Agreement for a monoclonal antibody in Oncology

Paris, France — September 30, 2009 — Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) and Merrimack Pharmaceuticals, Inc. announced today an exclusive global collaboration and licensing agreement on MM-121, a first-in-class, fully human monoclonal antibody designed to block signaling of the ErbB3 (also known as HER3) receptor, for the management of solid malignancies.  MM-121 is currently in Phase 1 clinical testing.

Under this agreement, sanofi-aventis will receive an exclusive worldwide license to develop, manufacture and commercialize MM-121.  Merrimack will retain potential co-promotion rights in the United States.

“This agreement illustrates sanofi-aventis’ continuous involvement to access innovative biological compounds through high-value partnerships” declared Marc Cluzel Senior Vice-President R&D, sanofi-aventis.  “MM-121 is a pioneering monoclonal antibody which has the potential to prolong the life of patients suffering from cancer and which constitutes a strong addition to our biopharmaceutical portfolio.  It further demonstrates sanofi-aventis’ strong commitment to innovation as it strengthens our position as a key player in biotechnologies”.

Under the terms of the agreement, sanofi-aventis agreed to pay Merrimack an upfront cash payment of $60M for the research, development, manufacturing and commercialization rights. Merrimack is eligible for development and regulatory milestone payments up to $410M on MM-121, royalties on the worldwide product sales and will receive additional performance milestones of up to $60M on worldwide sales. Merrimack will participate in the development of MM-121.

The license agreement is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

F-2-1

About MM-121

MM-121 is a monoclonal antibody designed to block signaling of the ErbB3 receptor, a member of the epidermal growth factor (EGF) receptor family (also known as ErbB family) which plays a crucial role in the development and evolution of cancer. MM-121 is the first selective ErbB3 antagonist to have entered human clinical development. Preclinical data demonstrating MM-121’s impact on multiple cancer models (including lung, ovarian, breast, prostate and renal) were presented at the annual meeting of the American Association for Cancer Research in April 2008. The Phase 1 trial is being conducted at 3 clinical centers in the United States.

About ErbB3

ErbB3 (also known as HER3) is a transmembrane receptor belonging to the epidermal growth factor (EGF) receptor family. While ErbB3 lacks innate tyrosine kinase function, it exerts its signalling activity through heterodimerization (pairing) with the other ErbB receptors. Notably due to its recently established link to the phosphoinositide-3 kinase (PI3K) pathway, ErbB3 is emerging as a key oncology target. ErbB3 and its ligands are expressed and often upregulated in different solid tumors (breast, ovarian…) and are associated with metastasis formation and decrease in survival. Importantly, ErbB3 is also involved in the mechanism of resistance to certain treatments such as gefinitib in lung cancer, cetuximab in colon and head & neck cancer, and trastuzumab in breast cancer.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of novel treatments for cancer and autoimmune disease.  Its first two oncology pipeline candidates, MM-121 and MM-111 are currently in Phase 1 clinical development.  The Company’s proprietary Network Biology discovery platform, developed with the help of leading scientists from MIT and Harvard, enables the high-throughput profiling of protein networks as a basis for improved validation, lead identification and speed in the development of innovative, effective and well tolerated therapeutics. MM-121 and MM-111 are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.  Merrimack is a privately-held company based in Cambridge, Massachusetts.

About sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements are statements that are not historical facts.  These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking

F-2-2

statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions.  Although sanofi-aventis’ management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMEA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such products candidates, the absence of guarantee that the products candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives as well as those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008.  Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

F-2-3

Exhibit G

Required MERRIMACK Patent Filing Countries

[**]

FIRST AMENDMENT TO LICENSE AGREEMENT BETWEEN LICENSE AND COLLABORATION AGREEMENT By and Between SANOFI-AVENTIS and MERRIMACK PHARMACEUTICALS, INC.

This First Amendment (“First Amendment”) to is made and effective this 18th day of February, 2011 (“Amendment Effective Date”) by and between SANOFI-AVENTIS, a French corporation with its principal offices at 174 avenue de France, 75013 Paris, France (“SANOFI-AVENTIS”), and MERRIMACK PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at One Kendall Square, Suite B7201, Cambridge, MA 02139-1670, U.S.A. (“MERRIMACK”).  Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

BACKGROUND

WHEREAS, SANOFI-AVENTIS and MERRIMACK entered into a License and Collaboration Agreement (“Agreement”) effective September 30, 2009 for the collaboration in the development and commercialization of products comprised of MM-121 and potentially other monoclonal antibodies targeting ErbB3 on the terms and conditions set forth in the Agreement;

WHEREAS, in order to maintain the pace of clinical development detailed in the Global Development Plan, Merrimack has been asked to produce significantly more than the [**] of drug product specified in Section 3.4(b)(i) of the Agreement;

WHEREAS, SANOFI-AVENTIS and MERRIMACK previously discussed revised payment terms for the manufacture of MM-121, including during the meeting of the Joint Project Team held on July 1, 2010 and the meeting of the Joint Steering Committee held on October 6, 2010; and

WHEREAS, SANOFI-AVENTIS and MERRIMACK wish to amend the Agreement as provided herein in order to formally document these payment terms related the manufacture of MM-121 by MERRIMACK for purposes outlined in the Global Development Plan and to enable the continuation of these terms beyond 2010.

NOW, THEREFORE, in view of the foregoing, the Parties hereby agree as follows:

1.             Section 3.4(c) of the Agreement is deleted in its entirety and replaced with the following:

(c)           SANOFI-AVENTIS shall pay MERRIMACK for all Manufacturing Costs incurred by MERRIMACK, even if incurred prior to the Effective Date, for providing clinical supply of MM-121 to SANOFI-AVENTIS hereunder. Such payment will take place either (A) for all such material delivered on or before October 1, 2010, within [**] days following delivery of such supply and MERRIMACK’s invoice therefor, or (B) for all such material delivered after October 1, 2010, in [**] installments, each due within [**] days following MERRIMACK’s invoice therefor, as follows: [**] of MERRIMACK’s estimate of [**] for the applicable [**] upon [**] of MERRIMACK’s estimate of all [**] for the applicable [**] upon MERRIMACK’s [**] of at least [**] percent ([**]%) of the [**] in such campaign (for clarity, the determination of [**]% of the [**] in such campaign will be based upon [**] the [**]

(calculated as the actual [**]) within [**] days of such supply.  It is understood that such costs (if previously paid by SANOFI-AVENTIS) shall be reimbursed by MERRIMACK in case of non-conformity of MM-121 to the applicable specifications, pursuant to Section 3.4(b)(iii) above.

2.             As amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this First Amendment by their respective and duly authorized officers, as evidenced by their signatures below.

SANOFI-AVENTIS

By:	/s/ Philippe Goupit
Name: Philippe Goupit
Title: VP Business Development and Licensing

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Robert J. Mulroy
Name: Robert J. Mulroy
Title: President & CEO